MARC J. WINTHROP - State Bar No. 63218
ROBERT E. OPERA - State Bar No. 101182
SEAN A. O'KEEFE - State Bar No. 122417
GARRICK A. HOLLANDER - State Bar No. 166316
WINTHROP COUCHOT
PROFESSIONAL CORPORATION
660 Newport Center Drive, Fourth Floor
Newport Beach, CA 92660
Telephone: (949) 720-4100
Facsimile: (949) 720-4111

General Insolvency Counsel for
Debtors and Debtors-in-Possession


                         UNITED STATES BANKRUPTCY COURT

                         CENTRAL DISTRICT OF CALIFORNIA

                               SANTA ANA DIVISION



In re                                                   Bk. No. SA 03-13593 JR;
                                                                SA 03-13594 JR

INTERDENT SERVICE CORPORATION, a Washington            In a Case Under Chapter
Corporation; INTERDENT, INC., a Delaware Corporation;  11 of the Bankruptcy Code
                                                       (11 U.S.C.ss.101 et seq.)
          Debtors and
          Debtors-in-Possession.
          DEBTORS' SECOND AMENDED DISCLOSURE STATEMENT DESCRIBING
       SECOND AMENDED CHAPTER 11 PLAN [As Modified on July 22, 2003]

                         Disclosure Statement Hearing

                               Date: July 22, 2003
                                 Time: 3:30 p.m.
                                                           Ctrm: 5A

                            Plan Confirmation Hearing

                                                           Date:
                                                           Time:
                                                           Ctrm:



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
                                TABLE OF CONTENTS
                                                                                                       PAGE
I.       INTRODUCTION      ...............................................................................1

II.      DEFINITIONS AND RULES OF INTERPRETATION..........................................................3
         2.1      Definitions.............................................................................3
         2.2      Rules of Construction...................................................................29
         2.3      Plan Documentary Supplement.............................................................30
         2.4      Exhibits ...............................................................................30

III.     PLAN CONFIRMATION DEADLINES......................................................................31
         3.1      Time and Place of the Confirmation Hearing..............................................31
         3.2      Deadline For Voting For or Against the Plan.............................................31
         3.3      Deadline For Objecting to the Confirmation of the Plan..................................31
         3.4      Identity of Person to Contact for More Information Regarding
                  the Plan ...............................................................................32
         3.5      Disclaimer..............................................................................32

IV.      BACKGROUND OF THE DEBTORS........................................................................33
         4.1      Corporate Structure.....................................................................33
         4.2      Summary of Business Services............................................................35
         4.3      Overview of Operating Data; Related Facts...............................................35
         4.4      Industry Overview.......................................................................37
         4.5      Strategy ...............................................................................37
         4.6      Summary of Selected Consolidated Financial Data.........................................39
         4.7      Summary of Overall Debt Structure.......................................................41
         4.8      Description of Primary Debt Positions...................................................41
         4.9      Seller Notes and Other Unsecured Debt...................................................44
         4.10     Equity Ownership........................................................................47
         4.11     Management of The Debtors...............................................................48
         4.12     Pre-Petition Legal Proceedings..........................................................51

V.       THE CHAPTER 11 CASES.............................................................................54
         5.1      Events Leading to Chapter 11 Filing.....................................................54
         5.2      Debtor-in Possession Status.............................................................55
         5.3      The Automatic Stay......................................................................56
         5.4      Entry of First Day Orders...............................................................56
         5.5      Actual and Projected Recovery of Preferential or Fraudulent Transfers...................57
         5.6      Projected Objections to Claims Filed Against the Estates................................61

VI.      SUMMARY OF THE PLAN OF REORGANIZATION............................................................62
         6.1      What Creditors and Interest Holders Will Receive Under The
                  Proposed Plan...........................................................................62
         6.2      Unclassified Claims.....................................................................62
         6.3      Classification of Claims And Interests..................................................65
         6.4      Summary Of Treatment Of Claims And Interests Under The Plan.............................67
VII.     MEANS OF IMPLEMENTATION..........................................................................76
         7.1      Introduction............................................................................76
         7.2      The Reorganized Debtors.................................................................76
         7.3      Issuance of New Plan Securities.........................................................76
         7.4      Amended and Restated Articles or Certificate of Incorporation
                  and Bylaws..............................................................................77
         7.5      Management/Board of Directors...........................................................78
         7.6      Election of Future Directors............................................................79
         7.7      Initial Senior Officers.................................................................79
         7.8      Revesting of Assets.....................................................................80
         7.9      Cancellation of Existing Securities and Agreements......................................80
         7.10     Issuance of New Class A Preferred Stock And The Issuance of
                  The New Class B Preferred Stock.........................................................81
         7.11     Issuance of New Common Stock/Transfer Restriction/Forced Sale...........................81
         7.12     Issuance of New Warrants and Class 6 Warrants...........................................82
         7.13     Management Stock Options................................................................82
         7.14     Section 1145 Exemption For New Common Stock And Warrants................................83
         7.15     Illiquidity of New Common Stock, New Warrants And
                  Class 6 Warrants........................................................................85
         7.16     Exit Facility...........................................................................85
         7.17     New Shareholder Agreement...............................................................87
         7.18     Committee...............................................................................87
         7.19     Risks...................................................................................88

VIII.    DISTRIBUTIONS     ...............................................................................91
         8.1      Distribution Agent......................................................................91
         8.2      Distributions...........................................................................91
         8.3      Treatment of Disputed Claims............................................................92

IX.      EXECUTORY CONTRACTS AND UNEXPIRED LEASES.........................................................94
         9.1      Executory Contracts Being Assumed.......................................................94
         9.2      Executory Contracts Being Rejected......................................................95
         9.3      Retention of Property Rights By Reorganized Debtors.....................................95
         9.4      Bar Date for Rejection Damages..........................................................96
         9.5      Cure Statements.........................................................................96
         9.6      Changes in Rates Subject to Regulatory Commission Approval..............................96

X.       TAX CONSEQUENCES OF PLAN.........................................................................97
         10.1     Introduction............................................................................97
         10.2     Federal Income Tax Consequences to the Debtors..........................................98
         10.3     Tax Consequences To Creditors...........................................................101
         10.4     Tax Consequences To Shareholders........................................................107

XI.      CONFIRMATION REQUIREMENTS AND PROCEDURES.........................................................107
         11.1     Introduction............................................................................107
         11.2     Who May Object to Confirmation of the Plan..............................................108
         11.3     Who May Vote to Accept/Reject the Plan..................................................108
         11.4     Who is Not Entitled to Vote.............................................................109
         11.5     Who Can Vote in More Than One Class.....................................................109
         11.6     Votes Necessary to Confirm the Plan.....................................................109
         11.7     Votes Necessary for a Class to Accept the Plan..........................................109
         11.8     Treatment of Nonaccepting Classes.......................................................109
         11.9     Request for Confirmation Despite Nonacceptance by Impaired Class(es)....................110
         11.10    Liquidation Analysis....................................................................110
         11.11    Feasibility.............................................................................116

XII.     EFFECT OF CONFIRMATION OF PLAN...................................................................116
         12.1     Discharge...............................................................................116
         12.2     Injunction..............................................................................117

XIII.    LIMITATION OF LIABILITY AND RELEASES.............................................................118
         13.1     No Liability for Solicitation or Participation..........................................118
         13.2     Limitation of Liability.................................................................118
         13.3     Release by Debtors and Related Parties..................................................119

XIV.     CONDITIONS TO CONFIRMATION AND EFFECTIVENESS.....................................................120
         14.1     Conditions Precedent to Plan Confirmation...............................................120
         14.2     Conditions Precedent to Plan Effectiveness..............................................120
         14.3     Waiver of Conditions....................................................................121

XV.      RETENTION OF JURISDICTION........................................................................121
         15.1     Retention of Jurisdiction...............................................................121

XVI.     MODIFICATION OR WITHDRAWAL OF PLAN...............................................................123
         16.1     Modification of Plan....................................................................123
         16.2     Termination Events......................................................................123
         16.3     Nonconsensual Confirmation..............................................................123

XVII.    MISCELLANEOUS     ...............................................................................124
         17.1     Payment of Statutory Fees...............................................................124
         17.2     Plan Sponsorship........................................................................124
         17.3     Payment Dates...........................................................................124
         17.4     Headings ...............................................................................124
         17.5     Other Documents and Actions.............................................................124
         17.6     Notices  ...............................................................................124
         17.7     Governing Law...........................................................................126
         17.8     Binding Effect..........................................................................127
         17.9     Successors and Assigns..................................................................127
         17.10    Severability of Plan Provisions.........................................................127
         17.11    No Waiver...............................................................................127
         17.12    Exemption from Securities Laws..........................................................127
         17.13    Inconsistencies.........................................................................127
         17.14    Exemption from Certain Transfer Taxes and Recording Fees................................128
         17.15    Post-Confirmation Status Report.........................................................128
         17.16    Post-Confirmation Conversion/Dismissal..................................................128
         17.17    Final Decree............................................................................129
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
                                        I
                                  INTRODUCTION
         NOTE TO SELLER DENTISTS AND OTHER HOLDERS OF UNSECURED CLAIMS, OTHER
THAN THE SENIOR SUBORDINATED NOTE HOLDERS, CONVERTIBLE SUBORDINATED NOTE HOLDERS
AND AMERIDENT DENTAL CORPORATION: THE TREATMENT OF YOUR UNSECURED CLAIMS
(DESCRIBED AS CLASS 4.1 CLAIMS) IS SET FORTH IN SECTION 6.4 OF THE DEBTORS'
SECOND AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION [AS MODIFIED ON JULY 22,
2003] ("Plan") AND IS SUMMARIZED IN SECTION 6.4.6 HEREOF. SECTION 4.9 OF THIS
DISCLOSURE STATEMENT AND EXHIBIT "5" HERETO IDENTIFY THE UNSECURED CLAIMS
CONTAINED IN CLASS 4 OF THE PLAN AND EXHIBIT "6" HERETO STATES THE TREATMENT OF
SELLER NOTES OF DENTISTS UNDER THE PLAN.

         NOTE TO HOLDERS OF ADMINISTRATIVE CLAIMS AND TO HOLDERS OF CLAIMS
ARISING FROM THE REJECTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES: THE PLAN
PROVIDES FOR BAR DATES FOR THE FILING OF REQUESTS FOR PAYMENT OF ADMINISTRATIVE
CLAIMS AND FOR THE FILING OF PROOFS OF CLAIM BY HOLDERS OF CLAIMS ARISING FROM
THE REJECTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES. THE BAR DATE FOR
FILING REQUESTS FOR PAYMENT OF ADMINISTRATIVE CLAIMS IS SET FORTH IN SECTION
4.1.2(B) OF THE PLAN, AND IS DESCRIBED IN SECTION 6.2.1 HEREOF. THE BAR DATE FOR
FILING PROOFS OF CLAIM ARISING FROM THE REJECTION OF EXECUTORY CONTRACTS AND
UNEXPIRED LEASES IS SET FORTH IN SECTION 11.4 OF THE PLAN, AND IS DESCRIBED IN
SECTION 9.4 HEREOF.

         InterDent, Inc., a Delaware corporation ("InterDent"), and InterDent
Service Corporation, Inc., a Washington Corporation ("ISC") (collectively the
"Debtors") filed voluntary petitions under Chapter 11 of the United States
Bankruptcy Code (the "Bankruptcy Code") on May 9, 2003. Since this date both corporations have continued to operate their businesses in the ordinary course as debtors-in-possession. On May 9, 2003, the United States Bankruptcy Court
(the "Bankruptcy Court") entered an order authorizing the joint administration of the Debtors' Chapter 11 cases.

         Chapter 11 allows a debtor, and under some circumstances, creditors and others parties in interest, to propose a plan of reorganization. The Debtors in the instant Chapter 11 proceedings are the parties proposing the Debtors' Plan sent to you in the same envelope as this document. The Plan being proposed by the Debtors is a reorganizing Plan. Through this Plan, the Debtors seek to continue operating their business and to satisfy and discharge the claims of their creditors, on the terms provided for in the Plan. Although the Plan is being proposed jointly by the Debtors, the Debtors' respective Chapter 11
Estates remain legally separate under the Plan. Each Debtor is assuming liability under the Plan only for the claims properly chargeable to such Debtor, and for no others. THE DOCUMENT YOU ARE READING IS THE DISCLOSURE STATEMENT FOR
THE ENCLOSED PLAN.

         DDJCM and the LL Entities (each as defined below) are co-sponsors of the Plan (the "Co-Sponsors"). This means that these creditors have participated in the development of the Plan, and they have agreed to perform certain obligations in connection with the Plan, if the Plan is confirmed by the Bankruptcy Court and certain other conditions are satisfied. The Co-Sponsors are not liable for any obligations being incurred under the Plan by the Debtors or for any other obligations of the Debtors or Reorganized Debtors.
         This Disclosure Statement summarizes what is in the Plan, and tells you certain information relating to the Plan and the process the Bankruptcy Court follows in determining whether or not to confirm the Plan.

         READ THIS DISCLOSURE STATEMENT CAREFULLY IF YOU WANT TO KNOW ABOUT:
         ------------------------------------------------------------------
         WHO CAN VOTE OR OBJECT TO THE PLAN

         HOW YOUR CLAIM IS TREATED

         HOW THIS TREATMENT COMPARES TO WHAT YOUR CLAIM WOULD RECEIVE IN
         LIQUIDATION

         THE HISTORY OF THE DEBTORS AND SIGNIFICANT EVENTS DURING THE BANKRUPTCY

         WHAT FACTORS THE BANKRUPTCY COURT WILL CONSIDER TO DECIDE WHETHER OR
         NOT TO CONFIRM THE PLAN

         WHAT IS THE EFFECT OF CONFIRMATION, AND

         WHETHER THE PLAN IS FEASIBLE.

         This Disclosure Statement cannot tell you everything about your rights.
You should consider consulting your own lawyer to obtain more specific advice on how this Plan will affect you and your best course of action.

         Be sure to read the Plan as well as the Disclosure Statement. If there are any inconsistencies between the Plan and the Disclosure Statement, the Plan provisions will govern.

         The Bankruptcy Code requires a Disclosure Statement to contain
"adequate information" concerning the Plan. On or about July 22, 2003, the Bankruptcy Court entered an order approving the Disclosure Statement, based upon a finding that this document contained "adequate information" to enable parties affected by the Plan to make an informed judgment regarding the Plan. Any party can now solicit votes for or against the Plan.

                                       II

                     DEFINITIONS AND RULES OF INTERPRETATION

         2.1 Definitions. The following defined terms are used in this document.
Any capitalized term that is not defined herein, but that is defined in the Bankruptcy Code or the Bankruptcy Rules shall the have the meaning ascribed to that term in the Bankruptcy Code or Bankruptcy Rules.

2.1.1 Administrative Claim. Any Claim for any cost or expense of administration of the Cases allowable under section 330, 331, 503(b), or 507(a)(1) of the Bankruptcy Code, including, without limitation, any actual and necessary post-petition expenses of preserving the Estates of the Debtors, any actual and necessary post-petition expenses of operating the business of the Debtors-in-Possession, all compensation or reimbursement of expenses to the extent allowed by the Bankruptcy Court under section 330, 331, or 503 of the Bankruptcy Code and any fees or charges assessed against the Estates of the Debtors under section 1930 of title 28 of the United States Code.

2.1.2 Administrative Claims Bar Date. The last date or dates fixed by the Plan or the Bankruptcy Court for filing proofs or requests for payment of certain
Administrative Claims pursuant to Section 4.1.2.B. of the Plan, Rule 3003(c)(3) of the Bankruptcy Rules, or any order of the Bankruptcy Court.

2.1.3 Affiliate. As to any Person, any other Person that directly or indirectly owns or controls, is owned or controlled by, or is under common ownership or control with, such Person. The term "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as applied to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by contract or otherwise.

2.1.4    Allowed Amount shall mean:

                         A. With respect to any Administrative Claim (i) if the Claim is based upon a Fee Application, the amount of such Fee
         Application that has been approved by a Final Order of the Bankruptcy
         Court; (ii) if the Claim is based upon any indebtedness or obligation incurred in the ordinary course of business of the Debtors and is not otherwise subject to an Administrative Claim Bar Date, the amount of such Claim that has been agreed to by the Debtors and such creditor, failing which, the amount thereof as fixed by a Final Order of the Bankruptcy Court; or (iii) if the Holder of such Claim was required to file and has filed proof thereof with the Bankruptcy Court prior to an Administrative Claim Bar Date, (1) the amount stated in such proof if no objection to such proof of claim is interposed within the applicable period of time fixed by the Bankruptcy Code, the Bankruptcy Rules or the Bankruptcy Court, or (2) the amount thereof as fixed by Final Order of the Bankruptcy Court if an objection to such proof was interposed within the applicable period of time fixed by the Bankruptcy Code, the Bankruptcy Rules or the Bankruptcy Court. The Allowed Amount of any
         Administrative Claim which is subject to an Administrative Claims Bar
         Date and not filed by the applicable Administrative Claims Bar Date shall be zero, and no distribution shall be made on account of any such Administrative Claim.

                         B. With respect to any Claim which is not an Administrative Claim or a Deficiency Claim (an "Other Claim"): (i) if the Holder of such Other Claim did not file proof thereof with the Bankruptcy Court on or before the Claims Bar Date, the amount of such Claim as listed in the Debtors' Schedules as neither disputed, contingent or unliquidated; or (ii) if the Holder of such Claim has filed proof thereof with the Bankruptcy Court on or before the Claims
         Bar Date, (a) the amount stated in such proof if no objection to such proof of claim was interposed within the applicable period of time fixed by the Bankruptcy Code, the Bankruptcy Rules, the Plan or the Bankruptcy Court, or (b) the amount thereof as fixed by Final Order of the Bankruptcy Court if an objection to such proof was interposed within the applicable period of time fixed by the Bankruptcy Code, the Bankruptcy Rules, the Plan or the Bankruptcy Court. The Allowed Amount of any Other Claim which is not Filed by the applicable Claims Bar
         Date, is not listed on the Debtors' Schedules, is listed as disputed, unliquidated, contingent or unknown or is not allowed under the terms of this Plan shall be zero, and no distribution shall be made on account of any such Claim.

                         C. With respect to any Deficiency Claim, the amount thereof as fixed by Final Order of the Bankruptcy Court. The Allowed
         Amount of any Deficiency Claim which is not filed by the Claims Bar
         Date shall be zero, and no distribution shall be made on account of any such Deficiency Claim.

                         D. With respect to any Interest, (i) the amount provided by or established in the records of the Debtors at the Confirmation Date, provided, however, that a timely filed proof of Interest shall supersede any listing of such Interest on the records of the Debtors; or (ii) the amount stated in a proof of Interest Filed prior to the Confirmation Date if no objection to such Interest was filed prior to the Confirmation Date or such later date as the Bankruptcy Court allows; or (iii) the amount of such Interest as fixed by a Final Order of the Bankruptcy Court.

2.1.5 Allowed Claim or Allowed Class Claim. A Claim of the type specified or in the Class specified that is also an Allowed Claim (i.e., an Allowed Secured Claim is a Secured Claim that is also an Allowed Claim, and an Allowed Class 6 Claim is a Claim classified in Class 6 that is an Allowed
Claim).

2.1.6 Allowed Claim. Except as otherwise provided in this Plan (including with respect to those Classes for which the amount of the Allowed Claims is specified by this Plan), a Claim to the extent (and only to the extent) of the Allowed
Amount of such Claim.

2.1.7 Allowed Interest. Any Interest to the extent, and only to the extent, of the Allowed Amount of such Interest.

2.1.8 Allowed Secured Capital Lease Claim. The Allowed Secured Claim of a claimant under a capital lease, which Allowed Secured Claim shall be equal to the fair market value of the property subject to the capital lease.

2.1.9 Allowed. When used to describe a Claim or Claims, such Claim or Claims, to the extent that it or they are an "Allowed Claim" or "Allowed Claims."

2.1.10 Amended and Restated Bylaws. With respect to each Reorganized Debtor, the amended and restated bylaws for such Reorganized Debtor, which shall be substantially in the forms attached to the Plan Documentary Supplement as an Exhibit.

2.1.11  Amended  and  Restated   Articles  or   Certificate  of   Incorporation.
Collectively,  the Amended and Restated  InterDent  Certificate of Incorporation
and the Amended and Restated ISC Articles of Incorporation.


2.1.12 Amended and Restated InterDent Certificate of Incorporation. The Amended and Restated Certificate of Incorporation of Reorganized InterDent, which shall be substantially in the form included in the Plan Documentary Supplement as an Exhibit.

2.1.13  Amended and  Restated  ISC  Articles of  Incorporation.  The Amended and
Restated   Articles  of   Incorporation  of  Reorganized  ISC,  which  shall  be
substantially  in the form  included in the Plan  Documentary  Supplement  as an
Exhibit.

2.1.14 Amerident. Amerident Dental Corporation and its successors and assigns.

2.1.15 Amerident Fraudulent Transfer Action. The action pending in California
Superior Court, Los Angeles County, bearing Case No. BC260811, and all claims stated therein by the plaintiff Amerident Dental Corporation.

2.1.16 Assumed Seller and Earn-Out Obligations. The obligations under those executory contracts between any of the Debtors and the sellers of dental practices which are described in the schedule which is included in the Plan
Documentary Supplement as an Exhibit.

2.1.17 Bank Lenders. JPMorgan Chase Bank, and U.S. Bank National Association (in each case, only so long as such entity is the Holder of a Senior Secured Claim and, thereafter, in the case of each, the entity which succeeds to the right, title and interest in and to the Senior Secured Claims of J.P.Morgan Chase Bank and U.S. Bank National Association, in each case to the extent applicable), and the DDJCM Entities, in their capacity as holders of the DDJCM Post-Petition
Senior Secured Claims.

2.1.18 Bankruptcy Code. The Bankruptcy
Reform Act of 1978, as amended, as set forth in Title 11 of the United States
Code, 11 U.S.C. ss.ss. 101 et seq., as applicable to the Cases.

2.1.19 Bankruptcy Court. The United States Bankruptcy Court for the Central
District of California, having jurisdiction over the Cases and, to the extent of any withdrawal of the reference made pursuant to section 157 of title 28 of the United States Code, the United States District Court for the Central District of
California; or, in the event such courts cease to exercise jurisdiction over the Cases, such court or unit thereof that exercises jurisdiction over the Cases in lieu thereof.

2.1.20 Bankruptcy Rules. Collectively, as now in effect or hereafter amended and as applicable to the Cases, (i) the Federal Rules of Bankruptcy Procedure, and (ii) the Local Bankruptcy Rules and General Orders applicable to cases pending before the Bankruptcy Court.

2.1.21 Base New Common Stock Amount. The sum of: (a) the number of shares of New
Common Stock issued as part of the Initial New Common Stock Issuance; plus (b) the number of shares of New Common Stock issuable upon the conversion of all of the New Preferred Stock.

2.1.22 Business Day. Any day, other than a Saturday, a Sunday or a "legal holiday," as defined in Bankruptcy Rule 9006(a).

2.1.23 Business Plan. As defined in the New Credit Agreement, substantially similar to the following: Those certain financial projections for the Debtors for the three (3) years following the Effective Date to be delivered to the Holders of Class 1 Claims by October 31, 2003, containing information upon which certain financial covenants applicable to the Restructured Senior Secured Claims under the New Credit Agreement will be based, as set forth in Section 6.1.1H.
and 6.1.1.J of the Plan.

2.1.24 Cases. The Chapter 11 cases commenced by the Debtors on the Petition Date and pending before the Bankruptcy Court.

2.1.25 Cash. Currency of the United States of America and cash equivalents, including, but not limited to, bank deposits, immediately available or cleared checks, drafts, wire transfers and other similar forms of payment.

2.1.26 Claim.  This term shall have the broadest  possible meaning under section
101(5) of the Bankruptcy Code, and shall include (a) any right to payment from any of the Debtors, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, or (b) any right to an equitable remedy for breach of performance if such breach gives rise to a right of payment from any of the Debtors, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured.

2.1.27 Claims Bar Date. For any Claim other than an  Administrative  Claim, July
28, 2003, or such other deadline for filing such Claim as has been established under any order of the Bankruptcy Court.

2.1.28 Claims Objection Deadline. The later of (i) the one hundred eightieth
(180th) day after the Effective Date; (ii) with respect to a specific Claim, the one-hundred eightieth (180th) day after proof of such Claim is filed, or (iii) such greater period of limitation as may be fixed or extended by the Bankruptcy
Court or by agreement between a Debtor or Reorganized Debtor and the Holder of the Claim.

2.1.29 Class. Each group of Claims or Interests classified in Article V of the Plan pursuant to sections 1122 and 1123 of the Bankruptcy Code.

2.1.30 Class 1.3  Anti-Dilution  Adjuster.  If and only if Class 4.1 rejects the
Plan and receives  more than three per cent (3%) of the Initial New Common Stock
Issuance under Section  6.4.1.B of the Plan,  sixty per cent (60%) of the amount
(if any) by which (x) the number of shares of New Class C Common Stock issued to Class 4.l under Section 6.4.1.B of the Plan exceeds (y) the number of shares of New Class C Common Stock that would have been issued to Class 4.1 under Section
6.4.1.B if Class 4.1 had received  three per cent (3%) of the Initial New Common
Stock  Issuance.  If Class 4.1  accepts  the Plan,  the Class 1.3  Anti-Dilution
Adjuster shall be zero.

2.1.31 Class 1.3 Warrant Agreement. The agreement in the form attached to the Plan Documentary Supplement as an Exhibit which will govern the New Warrants.

2.1.32 Class 4.1 Distribution Amount. Nine hundred thousand dollars ($900,000) minus the amount by which the fees and expenses incurred by the Committee and its counsel in connection with the review, investigation, analysis, litigation and resolution of Disputed Class 4.1 Claims, whether incurred before or after the Effective Date, exceeds twenty-five thousand dollars ($25,000). 2.1.33 Class
6 Warrant Agreement. The agreement in the form attached to the Plan Documentary
Supplement as an Exhibit, which will govern the Class 6 Warrants.

2.1.34 Class 6 Warrants. The right of holders of Convertible Subordinated Notes in Class 6 to purchase shares of New Class C Common Stock equal to three percent
(3%) of the sum of the (i) Initial New Common Stock Issuance, and (ii) the shares of New Class A Common Stock to be issued pursuant to the Class 6
Warrants, within five (5) days following the Effective Date, as provided in
Section 6.6 of the Plan, if Class 6 accepts the Plan. The Class 6 Warrants shall be issued pursuant to, and governed by, the Class 6 Warrant Agreement.

2.1.35 Committee. The Official Committee of Unsecured Creditors of the Debtors appointed in the Cases pursuant to Section 1102 of the Bankruptcy Code.

2.1.36 Company Liquidity. As defined in (and calculated in accordance with the terms of) the New Credit Agreement, substantially similar to the following: As described on any specified date, fifty percent (50%) of the amount which remains available for borrowing under the Exit Facility, plus the Reorganized Debtors' available cash on hand (which amount shall be exclusive of any restricted cash).
By way of illustration only, and not limitation, if there is $7 million of availability under the Exit Facility, and the Reorganized Debtors have available cash on hand (excluding any restricted cash) of $8 million, the aggregate amount of the Company Liquidity would be $11.5 million (consisting of fifty percent
(50%) of the $7 million in Exit Facility availability plus available cash of $8 million). Company Liquidity shall be subject to changes in working capital.

2.1.37 Confirmation Date. The date on which the Confirmation Order is entered in the Bankruptcy Court's docket.

2.1.38 Confirmation Order. The order entered by the Bankruptcy Court confirming the Plan in accordance with the provisions of Chapter 11 of the Bankruptcy Code, which order shall be submitted to the Bankruptcy Court in form and substance reasonably satisfactory to the Debtors, the Co-Sponsors and the Bank Lenders.

2.1.39 Convertible Subordinated Note Agreement.  Collectively:  (A) that certain
Securities  Purchase  Agreement  dated as of May 12,  1998,  by and among Gentle
Dental Service Corporation, a Washington Corporation and the Purchasers as defined therein, (B) any ancillary agreements as to which any holder of any of the obligations under the foregoing Securities Purchase Agreement or the Convertible Subordinated Notes is a party or a beneficiary; and (C) all other agreements as to which any holder of any of the obligations evidenced by any of the foregoing is a party or a beneficiary and all other agreements, guarantees, instruments, documents, and certificates delivered in connection with any of the foregoing, all as any document described in any of clauses (A) - (C) may have been amended, restated, supplemented, or otherwise modified from time to time prior to the Effective Date.

2.1.40 Convertible  Subordinated Note Holders. All claimants holding Convertible
Subordinated Notes.

2.1.41 Convertible Subordinated Notes. The 7% Convertible Subordinated Notes due
2006 issued pursuant to the Convertible Subordinated Note Agreement.

2.1.42 Creditor. Any Person who is the Holder of a Claim against any Debtor that arose or accrued or is deemed to have arisen or accrued or to have matured, or otherwise become due, owing, and payable on or before the Petition Date, including, without limitation, Claims of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code.

2.1.43 DDJCM. DDJ Capital Management, LLC.

2.1.44 DDJCM Initial Allowed Secured Claims. The Allowed Secured Claims of DDJCM arising on account of the Senior Secured Claims of which any of the DDJCM
Entities was the Holder as of the Petition Date, and excludes any Allowed
Secured Claims arising on account of any Senior Secured Claims acquired by any of the DDJCM Entities after the Petition Date, including, without limitation, the DDJCM Post-Petition Senior Secured Claims. The DDJCM Initial Allowed Secured
Claims shall equal the sum of the amounts set forth in clauses (a)-(c) of the first paragraph of Section 6.1.2 of the Plan.

2.1.45 DDJCM Post-Petition Senior Secured Claims. The Senior Secured Claims acquired by any of the DDJCM Entities from Fleet Capital Corp. following the Petition Date, the principal amount of which is $11,434,617, and any other
Senior Secured Claims acquired by any of the DDJCM Entities after the Petition
Date, all of which shall be treated in all respects as a Class 1.1 Claim. The
Allowed Secured Claims arising on account of the DDJCM Post-Petition Senior
Secured Claims shall be as set forth in Section 6.1.1.A of the Plan.

2.1.46 DDJCM Entities. DDJCM and any Affiliate of DDJCM, or fund or account managed by DDJCM or an Affiliate of DDJCM, that is the Holder of any Senior
Secured Claims.

2.1.47   Debtor(s).  Individually or collectively, InterDent and ISC.

2.1.48 Debtors-in-Possession. The Debtors when each is acting in the capacity of representative of the Estates in the Cases. 2.1.49 Deficiency Claim. Any
Unsecured Claim representing the amount, if any, by which the Allowed Amount of a Secured Claim in any of Classes 2.1 through 2.18, inclusive, exceeds the value of the Claim Holder's interest in the property owned or held by the Debtors which secures payment of the Claim.

2.1.50   DIP Facility.  The revolving credit facility provided under the DIP
Facility Agreement.

2.1.51 DIP Facility Agreement. That certain "Post-Petition Loan and Security
Agreement" dated as of May 12, 2003, among the Debtors in Possession as Borrowers, and DDJCM and an LL Entity as Lenders, providing for a $7.5 million revolving credit facility, as same may be amended, modified, or supplemented from time to time.

2.1.52   DIP Facility Claims.  Claims arising under the DIP Facility Agreement.

2.1.53 DIP Facility Order. The order finally approving and authorizing the Debtors in Possession to enter into and perform the DIP Facility Agreement.

2.1.54 DIP Lenders. The lenders under the DIP Facility, consisting of DDJCM and an LL Entity.

2.1.55 Disputed  Administrative  Claim. Any Administrative  Claim that is not an
Allowed Administrative Claim.

2.1.56 Disputed Claim. All or any part of a Claim other than any Allowed Amount thereof as to which any one of the following applies: (i) no proof of claim has been filed with respect to such Claim, and either (a) the Claim is not listed in the Schedules, or (b) the Claim is listed in the Schedules as unliquidated, disputed, contingent, unknown or in a zero amount, (ii) the Claim is the subject of a timely objection or request for estimation in accordance with the Bankruptcy Code, the Bankruptcy Rules, any applicable order of the Bankruptcy
Court, or the Plan which is Filed on or before the Claims Objection Deadline, which objection or request for estimation has not been withdrawn or determined by a Final Order, or (iii) the Claim is otherwise treated as a "Disputed Claim" pursuant to this Plan. In addition, prior to the earlier of (i) the Claims
Objection Deadline, and (ii) such date as the Bankruptcy Court allows the Claim pursuant to a Final Order, any Claim whose Allowed Amount is not specified under the Plan that is evidenced by a proof of claim shall be deemed a Disputed Claim for purposes of calculating and making any distributions under this Plan if: (a) no Claim corresponding to the proof of claim is listed in the Schedules, (b) the Claim corresponding to the proof of claim is listed in the Schedules as disputed, contingent, unliquidated, unknown, or in a zero amount, (c) the amount of the Claim as specified in the proof of claim exceeds the amount of any corresponding Claim listed in the Schedules as not disputed, not contingent, and liquidated, but only to such extent, or (d) the priority or classification of the Claim as specified in the proof of claim differs from the priority of any corresponding Claim listed in the Schedules.

2.1.57 Disputed Claim or Disputed Class Claim. A Claim of the type specified or in the Class specified that is also a Disputed Claim (i.e., a Disputed Tax Claim is a Tax Claim that is also a Disputed Claim, and a Disputed
Class 6 Claim is a Claim classified in Class 6 that is also a Disputed Claim).

2.1.58   Distribution Agent.  Reorganized InterDent.

2.1.59 Distribution Date. With respect to any Claim or Interest, the date on which a distribution under the Plan is to be made. For purposes of making distributions on the "next Distribution Date" with respect to Unclaimed Property or Disputed Claims, the "next Distribution Date" shall be deemed to occur on the one hundred eightieth (180th) day following (1) the date on which the Unclaimed
Property is claimed by its valid owner; or (ii) the date on which a Disputed
Claim becomes an Allowed Claim, in whole or in part.

2.1.60 EBITDA. As defined in the New Credit Agreement in accordance with GAAP.

2.1.61 Effective Date. A date to be agreed upon by the Debtors and the Co-Sponsors and set forth in a notice Filed with the Court as soon as practicable after the conditions set forth in Sections 14.1 and 14.2 of the Plan have been satisfied or waived as provided in the Plan, but in no event later than sixty (60) days after the Confirmation Date; provided, however, that the Co-Sponsors, with the consent of the Bank Lenders, may extend the deadline for the Effective Date through and including 180 days after the Confirmation Date by giving written notice of such election to the Debtors and the Committee. This proviso is included in order to accommodate any potential delay in the Plan-related documentation referenced in Section 14.2 of the Plan.
Notwithstanding such proviso, the Debtors and the Plan Sponsors intend to act in good faith to attempt to cause the Effective Date to occur within sixty (60) days after the Confirmation Date.

2.1.62   Estates.  The bankruptcy estates of the Debtors created pursuant to section 541 of the Bankruptcy Code.

2.1.63 Excess Cash. As defined in (and calculated in accordance with the terms of) the New Credit Agreement, substantially similar to the following: EBITDA on a consolidated InterDent Group basis (adjusted for non-cash items) (x) less the following: (i) capital expenditures; (ii) cash interest; (iii) cash taxes; (iv) principal payments made to the Holders of the Restructured Senior Secured Claims
(other than the principal payments made to the Holders of the Restructured
Senior Secured Claims under Sections 6.1.1.C. and 6.1.1.E. of the Plan); and (v) payments made on the Assumed Seller and Earn-Out Obligations, and (y) plus-or-minus changes in working capital; provided, however, that any capital expenditures and payments made on the Assumed Seller and Earn-Out Obligations in excess of the following amounts shall be added back to available cash for purposes of determining "Excess Cash" and "Company Liquidity":

                     Capital Expenditures:
                     --------------------
                     $7.1 million during 2003;
                     $9.0 million during 2004;
                     $8.0 million during 2005; and
                     $8.4 million during 2006.

                     Payments under Assumed Seller and Earn-Out Obligations:
                     ------------------------------------------------------
                     $3.5 million during 2003;
                     $2.5 million during 2004;
                     $1.0 million during 2005; and
                     $2.0 million during 2006.

               Excess Cash shall be subject to changes in working capital. The
Reorganized Debtors shall continue to pay their vendors in their usual and customary manner, and shall not accelerate vendor payments as a means to reduce available cash on hand or Excess Cash.

               Given the Debtors' financial difficulties during the past several years, the Debtors have not had funds sufficient to make capital expenditures at customary levels. By reason thereof, there is a significant amount of deferred maintenance, and the Debtors anticipate that they will need to spend, after the Effective Date, substantially higher amounts for capital expenditures than in the recent past. Over the next several years, the Debtors expect to spend each year approximately 2% to 3% of their revenues for capital expenditures in part due to the limited expenditures made in prior years (.64% of revenues in 2002 and 1.31% of revenues in 2001), and then to continue to track the industry average of 2% of annual revenues for capital expenditures from that point forward. The Debtors project that, in 2004 and 2005, the Debtors will spend, respectively, $9 million and $8 million dollars for capital expenditures.

2.1.64 Excess Cash Due. As defined in (and calculated in accordance with the terms of) the New Credit Agreement, substantially similar to the following: As of any Excess Cash Payment Date, the Excess Cash measured as of December 31 of any year prior to such Excess Cash Payment Date which has not yet been paid to the Holders of the Restructured Senior Secured Claims under the New Credit
Agreement.

2.1.65   Excess Cash Payment Dates.  April 30, July 31, October 31 and January
31.

2.1.66 Existing InterDent Common Stock. The shares of common stock of InterDent, outstanding immediately prior to the Effective Date.

2.1.67 Existing Preferred Stock. The shares of convertible preferred stock (and any other preferred stock) of InterDent outstanding immediately prior to the Effective Date.

2.1.68 Exit Facility. A new revolving credit facility of the Reorganized Debtors in the maximum amount of $7.5 million which will take effect on the Effective
Date, will pay off the obligations under the DIP Facility, and will include the terms and conditions set forth in Section 8.12 of the Plan.

2.1.69 Fee  Applications.  Applications of  Professional  Persons under sections
330, 331 or 503 of the Bankruptcy Code for allowance of compensation and reimbursement of expenses in the Cases.

2.1.70 Fee Claim. A Claim under sections 330 or 503 of the Bankruptcy Code for allowance of compensation and reimbursement of expenses in the Cases.

2.1.71 Filed. Delivered to, received by and entered upon the legal docket by the Clerk of the Bankruptcy Court. "File" shall have a correlative meaning.

2.1.72 Final Order. A judgment, order, ruling or other decree issued and entered by the Bankruptcy Court or by any state or other federal court or other tribunal as to which no appeal, petition for certiorari, or other proceedings for reargument or rehearing shall then be pending or as to which any right to appeal, petition for certiorari, reargue, or rehear shall have been waived in writing in form and substance satisfactory to the Debtors, the Co-Sponsors and the Bank Lenders, or, in the event that an appeal, writ of certiorari, or reargument or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court or other applicable court shall have been affirmed by the highest court to which such order or judgment was appealed, or certiorari, re-argument, or rehearing has been denied, and the time to take any further appeal, petition for certiorari, or move for reargument or rehearing shall have expired.

2.1.73 GAAP. As defined in (and calculated in accordance with the terms of) the New Credit Agreement, substantially similar to the following: the Generally
Accepted Accounting Principles in the United States of America, including those set forth in (i) the opinions and pronouncements of the Accounting Principles
Board of the American Institute of Certified Public Accountants, (ii) statements and pronouncements of the Financial Accounting Standards Board, (iii) such other statements by such other entity as approved by a significant segment of the accounting profession and (iv) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to section 13 of the Exchange
Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

2.1.74   Holder.  The beneficial owner of any Claim or Interest.

2.1.75 Initial New Common Stock Issuance. The number of shares of New Class C
Common Stock to be issued under the Plan as of the Effective Date, which will represent one hundred percent (100%) of the New Common Stock to be issued under the Plan prior to the exercise of: (a) the conversion rights under the New
Preferred Stock; (b) the New Warrants; (c) the Class 6 Warrants; and (d) any stock options granted to management by the Reorganized Debtors.

2.1.76 Interest. (A) Any equity security or interest of or in any Debtor within the meaning, of Section 101(16) of the Bankruptcy Code, including, without limitation, any equity interest in any of the Debtors, whether in the form of common or preferred stock, stock options, warrants, partnership interests, membership interests, or any other equity security or interest, and includes, without limitation, any equity interest based on Existing InterDent Common
Stock, Existing InterDent Preferred Stock or on any common stock of any other
Debtor, and (B) the legal, equitable, contractual and other rights, whether fixed or contingent, matured or unmatured, disputed or undisputed, of any Person to purchase, sell, subscribe to, or otherwise acquire or receive (directly or indirectly) any of the foregoing.

2.1.77 Investor Qualification Materials. Investor qualification materials, which shall be substantially in a form to be Filed and served by the Debtors upon the Persons they believe may be Holders of Allowed Class 6 Claims at least twenty
(20) days prior to the hearing on confirmation of the Plan, evidencing the satisfaction by a Holder of an Allowed Class 6 Claim of all applicable investor qualification requirements under any "private placement" exemption from federal or state securities law registration on which Reorganized InterDent may rely in connection with the issuance of the Class 6 Warrants and the New Class C Common
Stock issuable upon exercise thereof.

2.1.78   ISC.  InterDent Service Corporation, a Washington corporation.

2.1.79   InterDent.  InterDent, Inc., a Delaware corporation.

2.1.80 InterDent Group.  Collectively,  InterDent Service  Corporation,  Inc., a
Washington corporation;  InterDent, Inc., a Delaware corporation; Capitol Dental
Care,  Inc.,  an Oregon  corporation;  Managed  Dental Care of Oregon,  Inc., an
Oregon   corporation;   and  Dedicated   Dental  Systems,   Inc.,  a  California
corporation.

2.1.81  Lien.  Will be  defined in  accordance  with the  provisions  of section
101(37) of the Bankruptcy Code.

2.1.82   LLCP.  Levine Leichtman Capital Partners II, L.P.

2.1.83 LL Entities. LLCP, PSLLC and/or any of their Affiliates (each singularly being an "LL Entity").

2.1.84 LL Entities Allowed Secured Claim. The sum of the amounts set forth in clauses (i)-(iii) of Section 6.1.3.A of the Plan.

2.1.85   Minimum Company Liquidity.  The amount of $8 million.

2.1.86 New Class A Common Stock. The new Class A Common Stock of Reorganized
InterDent issuable upon the conversion of the New Class A Preferred Stock, the terms of which shall be governed by the terms and provisions of the Plan, the Amended and Restated InterDent Certificate of Incorporation and the New
Shareholders' Agreement. The rights and privileges of the New Class A Common
Stock shall be identical to those of the New Class C Common Stock except that:
(i) certain matters shall require the approval of the holders of the New Class A
Common Stock and the New Class A Preferred Stock voting together as a class and certain matters shall require the approval of the holders of the new Class A
Common Stock and New Class A Preferred Stock voting together as a class with the holders of the New Class B Common Stock and the New Class B Preferred Stock;
(ii) the holders of the New Class A Common Stock voting together as a class with the holders of the New Class A Preferred Stock shall have the right to nominate three members of the Board of Directors of Reorganized InterDent to stand for election; (iii) the holders of the New Class A Common Stock will have certain anti-dilution and preemptive rights; and (iv) on all matters on which holders of the New Class A Common Stock, New Class B Common Stock and New Class C Common
Stock shall vote as a single class of common stock, each share of New Class A
Common Stock shall be entitled to a vote equal to that of 1.25 shares of New
Class C Common Stock. No New Class A Common Stock shall be issued, other than upon conversion of the New Class A Preferred Stock or as a result of anti-dilution and pre-emptive rights protection. The New Class A Common Stock shall also be entitled to certain other benefits and burdened by certain restrictions as set out in the Amended and Restated InterDent Certificate of Incorporation and the New Shareholders' Agreement.

2.1.87 New Class B Common Stock. The new Class B Common Stock of Reorganized
InterDent issuable upon the conversion of the New Class B Preferred Stock, the terms of which shall be governed by the terms and provisions of the Plan, the Amended and Restated InterDent Certificate of Incorporation, and the New
Shareholders Agreement. The rights and privileges of the New Class B Common
Stock shall be identical to those of the New Class C Common Stock except that:
(i) certain matters shall require the approval of the holders of the New Class B
Common Stock and the New Class B Preferred Stock voting together as a class and certain matters shall require the approval of the holders of the New Class B
Common Stock and New Class B Preferred Stock voting together as a class with the holders of the New Class A Common Stock and the New Class A Preferred Stock;
(ii) the holders of the New Class B Common Stock, voting together as a class with the holders of the New Class B Preferred Stock shall have the right to nominate two members of the Board of Directors of Reorganized InterDent to stand for election; (iii) the holders of the New Class B Common Stock will have certain anti-dilution and preemptive right; and (iv) on all matters on which holders of the New Class A Common Stock, New Class B Common Stock and New Class
C Common Stock shall vote as a single class of common stock, each share of New
Class B Common Stock shall be entitled to a vote equal to that of 1.25 shares of New Class C Common Stock. No New Class B Common Stock shall be issued, other than upon conversion of the New Class B Preferred Stock, or as a result of anti-dilution and pre-emptive rights protection. The New Class B Common Stock shall also be entitled to certain other benefits and burdened by certain restrictions as set out in the Amended and Restated InterDent Certificate of Incorporation and the New Shareholders' Agreement.

2.1.88 New Class C Common Stock. The New Class C Common Stock of Reorganized
InterDent issued from and after the Effective Date, which shall be governed by the terms and provisions of the Plan, the Amended and Restated InterDent
Certificate of Incorporation and the New Shareholders' Agreement and shall represent all of the New Common Stock other than that issued or issuable upon the conversion of the New Preferred Stock.
2.1.89 New Class A Preferred Stock. The new Class A convertible preferred stock of Reorganized InterDent that will be issued pursuant to the Amended and Restated InterDent Certificate of Incorporation to the DDJCM Entities on and after the Effective Date and shall be governed by the terms and provisions set forth in the Plan, in the Amended and Restated InterDent Certificate of Incorporation and in the New Shareholders' Agreement. The New Class A Preferred
Stock shall be entitled, inter alia, to the following rights and privileges:

2.1.90 Preference Right. The New Class A Preferred Stock shall be entitled to a liquidation preference equal to the sum of the DDJCM Initial Allowed Secured
Claims, plus all accumulated and unpaid dividends;

A. Dividends. The New Class A Preferred Stock shall accumulate dividends at the rate of five percent (5%) per annum. However, accumulated dividends shall not be paid until the Restructured Senior Secured Claims are paid in full in accordance with the terms of the New Credit Agreements;

B. Conversion Rights. The New Class A Preferred Stock shall be convertible into shares of New Class A Common Stock comprising 60% of the New Common
     Stock, exclusive of New Class C Common Stock issued or issuable under the New Warrants and any options granted to management, minus, if and only if Class 4.1 rejects the Plan and receives New Class C Common Stock, that number of shares of New Class A Common Stock (if any) which equals the Class 1.3 Anti-Dilution Adjuster;

C.   Voting  Rights.  Prior to  conversion,  each share of New Class A Preferred
     Stock shall have voting rights equal to 1.25 times the number of shares of the New Class A Common Stock into which such New Class A Preferred Stock is convertible; and the holders of the New Class A Preferred Stock, voting as a class with the holders of New Class A Common Stock, will have the right to nominate a majority (i.e., three members) of the Board of Directors of Reorganized InterDent to stand for election. In addition, holders of New
     Class A Preferred Stock shall be entitled to vote together as a class with the holders of New Class A Common Stock on certain matters and to vote together as a class with the holders of New Class B Preferred Stock and New
     Class B Common on certain  other  matters.  On all matters on which the New
     Class A Preferred  Stock,  New Class A Common Stock,  New Class B Preferred
     Stock and New Class B Common Stock vote together as a class without the New
     Class C Common Stock, each share of New Class A Preferred Stock shall have a vote equal to the number of shares of New Class A Common Stock into which it is convertible; and

D.   Anti-Dilution  Rights/Other Rights.  Holders of New Class A Preferred Stock
     will be entitled to the anti-dilution and preemptive rights provided in the
     Amended and Restated InterDent  Certificate of Incorporation and subject to the sale and other transfer rights and restrictions provided in the Amended
     and  Restated   InterDent   Certificate  of   Incorporation   and  the  New
     Shareholders' Agreement.

               In addition to the foregoing rights, the New Class A Preferred
Stock shall have such additional rights and restrictions as are customary for securities of this nature. 2.1.91 New Class B Preferred Stock. The new Class B convertible preferred stock of Reorganized InterDent that will be issued pursuant to the Amended and Restated InterDent Certificate of Incorporation to the LL Entities on and after the Effective Date and shall be governed by the terms and provisions set forth herein, in the Amended and Restated InterDent
Certificate of Incorporation and in the New Shareholders' Agreement. The New
Class B Preferred Stock shall be entitled, inter alia, to the following rights and privileges:

A. Preference Right. The New Class B Preferred Stock shall be entitled to a liquidation preference equal to the sum of the LL Entities Allowed Secured
     Claim, plus all accumulated and unpaid dividends;

B. Dividends. The New Class B Preferred Stock shall accumulate dividends at the rate of five percent (5%) per annum. However, accumulated dividends shall not be paid until the Restructured Senior Secured Claims are paid in full in accordance with the terms of the New Credit Agreements;

C. Conversion Rights. The New Class B Preferred Stock shall be convertible into shares of New Class B Common Stock comprising 13.8% of the New Common
     Stock, exclusive of New Class C Common Stock issued or issuable under the New Warrants and any options granted to management, plus, if and only if Class 4.1 rejects the Plan and receives New Class C Common Stock, that number of Shares of New Class B Common Stock (if any) which equals the Class 1.3 Anti-Dilution Adjuster;

D.   Voting  Rights.  Prior to  conversion,  each share of New Class B Preferred
     Stock shall have voting rights equal to 1.25 times the number of shares of the New Class B Common Stock into which such New Class B Preferred Stock is convertible; and the holders of the New Class B Preferred Stock, voting as a class with the holders of New Class B Common Stock, will have the right to nominate one less than a majority (i.e., two members) of the Board of Directors of Reorganized InterDent to stand for election. In addition, holders of New Class B Preferred Stock shall be entitled to vote together as a class with the holders of New Class B Common Stock on certain matters and to vote together as a class with the holders of New Class A Preferred
     Stock and New Class A Common on certain other matters. On all matters on which the New Class A Preferred Stock, New Class A Common Stock, New Class
     B Preferred Stock and New Class B Common Stock vote together as a class without the New Class C Common Stock, each share of New Class B Preferred
     Stock shall have a vote equal to the number of shares of New Class B Common
     Stock into which it is convertible; and

E. Anti-Dilution Rights/Other Rights. Holders of New Class B Preferred Stock will be entitled to the anti-dilution and preemptive rights provided in the Amended and Restated InterDent Certificate of Incorporation and subject to the sale and other transfer rights and restrictions provided in Amended and Restated InterDent Certificate of Incorporation and the New Shareholders'
     Agreement.  In addition to the foregoing rights,  the New Class B Preferred
     Stock shall have such additional rights and restrictions as are customary for securities of this nature.

2.1.92 New Common Stock.  Collectively,  the New Class A Common  Stock,  the New
Class B Common Stock and the New Class C Common Stock.

2.1.93 New Credit Agreement. The documentation in the form to be included in the Plan Documentary Supplement as an Exhibit, which will set forth the terms and conditions under which the Restructured Senior Secured Claims will be satisfied and which will include, among other provisions, the provisions substantially similar to those described in Section 6.1.1 of the Plan.

2.1.94 New Preferred Stock. Collectively the New Class A Preferred Stock and the
New Class B Preferred Stock.

2.1.95 New InterDent  Securities.  Collectively,  the New Common Stock,  the New
Preferred Stock, the New Warrants and the Class 6

Warrants.

2.1.96 New Shareholders' Agreement. A shareholders' agreement among Reorganized
InterDent and holders of all of the New InterDent Securities in the form included in the Plan Documentary Supplement as an Exhibit.

2.1.97 New Warrant
Agreements. Collectively, the Class 1.3 Warrant Agreement and the Class 6
Warrant Agreement.

2.1.98 New Warrants. Warrants to purchase shares of New Class
A Common Stock, to be subject to certain transfer restrictions, representing up to 16.5% of the New Common Stock of Reorganized InterDent (calculated as if all New Class A Preferred Stock was converted into New Class A Common Stock and all
New Class B Preferred Stock was converted into New Class B Common Stock, but before the exercise of any management stock options), at a price per share equal to the Warrant Exercise Price, exercisable immediately upon the Effective Date for a period of seven (7) years from and after the Effective Date, to be issued by Reorganized InterDent pursuant to the Class 1.3 Warrant Agreement. This Class
1.3 Warrant Agreement shall include terms: (a) precluding any cashless exercise of the New Warrants except upon the sale by Reorganized InterDent of equity securities or the sale of substantially all of Reorganized InterDent's assets;
(b) providing blocking rights with respect to any sale of Reorganized InterDent for six months after the Effective Date, with no sale blocking rights whatsoever thereafter; (c) providing tag-along rights for the warrant holder with respect to any sale of New Class A Preferred Stock or any New Class A Common Stock into which it is converted by the DDJCM Entities and "drag-along" rights in favor of the DDJCM Entities, in the event of any proposed sale of New Class A Preferred
Stock or New Class A Common Stock by the DDJCM Entities after expiration of the six-month blocking period; and (d) standard anti-dilution protection (including, but not limited to, protection against equity issuances at below fair market value, but excluding protection for shares of New Class C Common Stock issued pursuant to any management option plan).

2.1.99 Non-Qualified Holder. Any Holder of an Allowed Class 6 Claim other than a
Qualified Holder.

2.1.100 1999 Credit Agreement. Collectively: (A) That certain Amended And
Restated Credit Agreement dated as of June 15, 1999 among BNY Asset Solutions, as a non-lender administrative agent for JP Morgan Chase Bank, U.S. Bank
National Association, Fleet Capital Corporation, BIII-A Capital Partners, L.P.,
BIV Capital Partners, L.P., State Street Bank & Trust and an LL Entity (the
"1999 Lender Group"), JP Morgan Chase Bank as syndication agent for the 1999
Lender Group, with ISC, as "Borrower" and InterDent, as "Guarantor"; (B) all promissory notes evidencing the indebtedness incurred under the Amended and Restated Credit Agreement described in clause (A) above; (C) all agreements, documents, and instruments pursuant to which any interest in collateral was granted or purported to be granted, created, evidenced, or perfected in connection with such Amended and Restated Credit Agreement, including, without limitation, all security agreements, pledge agreements, assignments, financing statements and similar documents; (D) all guarantees with respect to such Amended and Restated Credit Agreement and ancillary agreements as to which any holder of any of the obligations evidenced by any of the foregoing is a party or a beneficiary; and (E) all other agreements, guarantees, instruments, documents, and certificates delivered in connection with any of the foregoing, all as any of the documents described in clauses (A) - (E) may have been amended, restated, supplemented, or otherwise modified from time to time prior to the Effective
Date.

2.1.101 Person. An individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority, governmental unit, Committee or other entity of whatever nature.

2.1.102 Petition Date. The date on which each Debtor filed its petition for relief under Chapter 11 of the Bankruptcy Code, i.e. May 9, 2003.

2.1.103 PIK Fees. Paid-In-Kind Fees accruing under the terms of, and as defined in the Senior Secured Credit Agreements.

2.1.104  Plan.   The  "Debtors'   Second   Amended  Joint  Chapter  11  Plan  of
Reorganization [as Modified on July 22, 2003]," filed on or about July 23, 2003, together with the Exhibits  thereto and the Plan  Documents,  as the same may be amended or modified  from time to time in  accordance  with  Section 16.1 of the
Plan.

2.1.105 Plan Documentary Supplement. A supplement to the Plan, containing various documents relating to the implementation of the Plan, to be Filed with the Bankruptcy Court no later than ten (10) Business Days prior to the deadline for filing objections to the confirmation of the Plan, as said supplement may be amended from time to time at any time prior to the Effective Date with the consent of the Debtors, the Co-Sponsors and the Lenders.

2.1.106 Plan Documents. Collectively, the Amended and Restated InterDent
Certificate of Incorporation; the Amended and Restated ISC Articles of
Incorporation; the Amended and Restated By-Laws, the New Credit Agreement; the
New Shareholder Agreement; the New Warrant Agreements; and any other documents required by the Plan or determined by the Co-Sponsors, the Bank Lenders and the Debtors to be necessary or advisable to implement the Plan. The Plan Documents shall be in form and content acceptable to the Co-Sponsors, the Bank Lenders, and the Debtors. Final or near-final versions of the Plan Documents shall be filed with the clerk of the Bankruptcy Court as part of the Plan Documentary
Supplement as early as practicable (but in no event later than ten (10) Business
Days prior to the deadline for filing objections to the confirmation of the Plan the Plan or on such other date as the Bankruptcy Court may establish).

2.1.107 Plan Sponsor Adequate Protection Payments. The amounts payable as
"adequate protection" payments on account of the DDJCM Initial Allowed Secured
Claims which are classified in Class 6.1.2 and the LL Allowed Secured Claims which are classified in Class 6.1.3 from the Petition Date through the Effective
Date under the terms of the orders governing the use of cash collateral and debtor-in-possession financing which are in effect as of the date of the filing of the Plan. Such adequate protection payments shall accrue at the rate of prime plus 2.5%, and this rate shall be used to determine the amount of the Plan
Sponsor Adequate Protection Payments, whether or not any such adequate protection payments are actually made. The term "Plan Sponsor Adequate
Protection Payments" shall not include any amounts or payments respecting the DDJCM Post-Petition Senior Secured Claims.

2.1.108 Priority Claim. Any Claim,  other than an Administrative  Claim or a Tax
Claim, to the extent entitled to priority under Section 507(a) of the Bankruptcy
Code.

2.1.109 Pro Rata. Proportionately, so that with respect to any distribution in respect of any Allowed Claim, the ratio of (a)(i) the amount of property distributed on account of such Allowed Claim to (ii) the amount of such Allowed
Claim, is the same as the ratio of (b)(i) the amount of property distributed on account of all Allowed Claims of the Class or Classes sharing in such distribution to (ii) the amount of all Allowed Claims in such Class or Classes.

2.1.110 Professional Fees. All Allowed Claims for compensation and for reimbursement of expenses under Sections 328, 330 and/or 503(b) of the Bankruptcy Code.

2.1.111  Professional.  A Person  or  Entity  (a)  employed  by the  Debtors  in
Possession or the Committee pursuant to a Final Order in accordance with Sections 327 and 1103 of the Bankruptcy Code and to be compensated for services rendered prior to the Effective Date, pursuant to Sections 327, 328, 329, 330 and 331 of the Bankruptcy Code, or (b) for which compensation and reimbursement has been allowed by the Bankruptcy Court pursuant to Section 503(b) of the Bankruptcy Code.

2.1.112 PSLLC. Pleasant Street Investors, LLC, a California limited liability company and an Affiliate of LLCP, its sole member.

2.1.113 Qualified Holder. Any Holder of an Allowed Class 6 Claim which the
Debtors determine, based on Investor Qualification Materials, that such Holder satisfies all applicable investor qualification requirements under any "private placement" exemption from federal or state securities law registration on which Reorganized InterDent may rely in connection with the offer and sale of the Class 6 Warrants and the New Class A Common Stock issuable upon exercise thereof.

2.1.114 Reorganized Debtors. The Debtors, as reorganized under the terms of the Plan on and after the Effective Date, and any successors thereto by merger, consolidation, acquisition, or otherwise.

2.1.115 Reorganized InterDent. InterDent, as reorganized on and after the Effective Date.

2.1.116 Reorganized ISC. ISC, as reorganized on and after the Effective Date.

2.1.117 Restructured Senior Secured Claims. As defined in (and calculated in accordance with the terms of) the New Credit Agreement and which includes, among other things, the aggregate Allowed Secured Claims of the Bank Lenders, as determined in accordance with Section 6.1.1 of this Plan and any and all accrued and unpaid interest, fees, costs, charges and any other amounts which become due and owing under the New Credit Agreement following the Effective Date.

2.1.118 Schedules. The schedules of assets and liabilities and list of equity security holders Filed by the Debtors, as required by section 521(1) of the Bankruptcy Code, Bankruptcy Rules 1007(a)(3) and (b)(1), and Official Bankruptcy
Form No. 6, as amended from time to time.

2.1.119 Secured Claim. Any Claim, including interest, fees, costs, and charges to the extent allowable pursuant to Bankruptcy Code section 506(b) and the Plan, that is secured by a valid and unavoidable Lien on property in which the Debtors have, or any of them or any Estate has, an interest or that is subject to recoupment or setoff under Section 553 of the Bankruptcy Code, to the extent of the value of such Holder's interest in the Debtors', any Debtor's or any Estate's interest in the property, determined pursuant to Section 506(a) of the Bankruptcy Code.

2.1.120 Seller Note. A promissory note executed by a Debtor in favor of a seller of a dental practice to any of the Debtors, constituting a part of the consideration paid by any of the Debtors for any Debtor's acquisition of such dental practice.

2.1.121  Senior  Secured  Claims.  All Claims  arising under the Senior  Secured
Credit Agreements, including, without limitation, any claims of the Agent (as defined therein).

2.1.122  Senior  Secured  Credit  Agreements.   Collectively,  the  1999  Credit
Agreement and the 2000 Credit Agreement.

2.1.92   Senior Secured Lenders.  All Creditors holding Senior Secured Claims.

2.1.123  Senior  Subordinated  Note  Agreement.  Collectively:  (A) That certain
Securities Purchase Agreement dated as of June 15, 2000, originally entered into by and among Gentle Dental Service Corporation, a Washington Corporation, Gentle
Dental Management, Inc., the guarantors therein, and an LL Entity; (B) all ancillary agreements as to which any holder of any of the obligations evidenced by the foregoing Securities Purchase Agreement is a party or beneficiary; and
(C) all other agreements, guarantees, instruments, documents and certificates delivered in connection with any of the foregoing, all as any of the documents described in clauses (A) - (C) may have been amended, restated, supplemented, or otherwise modified from time to time prior to the Effective Date.

2.1.124 Senior Subordinated Note Holders.  Creditors holding Senior Subordinated
Notes.

2.1.125 Senior Subordinated Notes. The 12.5% Senior Subordinated Notes due 2005 issued pursuant to the Senior Subordinated

Note Agreement.

2.1.126 Strike Price Value. The dollar amount which remains after subtracting the following amounts from $110 million, all as determined as of the Effective
Date: (a) the aggregate amount of the Restructured Senior Secured Claims; (b) the aggregate amount of the Assumed Seller and Earn-Out Obligations as of May 1, 2003, less all subsequent payments made thereon before the Effective Date; (c) the aggregate amount of the Allowed Secured Capital Lease Claims in Classes 2.1
- 2.17 and any other Allowed Secured Claims in Class 2.18; and (d) the aggregate amount of any other permanent or fixed term (but not any balance owing on any revolving credit facility, including the DIP Facility) financing or borrowing entered into after the Petition Date that is not fully satisfied on or promptly after the Effective Date.

2.1.127 Tax. Any tax, charge, fee, levy, impost or other assessment by any federal, state, local or foreign taxing authority, including, without limitation, income, excise, property, sales, transfer, employment, payroll, franchise, profits, license, use, ad valorem, estimated, severance, stamp, occupation and withholding tax. "Tax" shall include any interest or additions attributable to, or imposed on or with respect to such assessments.

2.1.128 Tax Claim. Any Claim for any Tax to the extent that it is entitled to priority in payment under Section 507(a)(8) of the Bankruptcy Code.

2.1.129 2000 Credit Agreement.  Collectively:  (A) That certain Credit Agreement dated as of March 31,  2000  (the  "2000  Credit  Agreement")  among BNY  Assets
Solutions as a  non-lender  administrative  agent for JP Morgan Chase Bank,  BIV
Capital  Partners,  L.P.,  and an LL Entity (the "2000  Lender  Group"),  and JP
Morgan Chase Bank, as syndication  agent for the 2000 Lender Group, with ISC, as
"Borrower" and InterDent,  as "Guarantor";  (B) all promissory  notes evidencing the  indebtedness  incurred  under the Amended  and  Restated  Credit  Agreement described in clause (A) above;  (C) all agreements,  documents,  and instruments pursuant to which any  interest in  collateral  was granted or  purported  to be granted,  created,  evidenced,  or perfected in connection with such Amended and
Restated  Credit  Agreement,   including,   without  limitation,   all  security
agreements,  pledge agreements,  assignments,  financing  statements and similar documents;  (D) all guarantees  with respect to such Amended and Restated Credit
Agreement  and  ancillary  agreements  as to  which  any  holder  of  any of the obligations  evidenced by any of the foregoing is a party or a beneficiary;  and
(E) all  other  agreements  as to which  any  holder  of any of the  obligations evidenced  by any of the  foregoing  is a party or a  beneficiary  and all other agreements,  guarantees,  instruments,  documents, and certificates delivered in connection with any of the foregoing,  all as any of the documents  described in clauses (A) - (E) may have been amended,  restated,  supplemented,  or otherwise modified from time to time prior to the Effective Date.

2.1.130 Unclaimed  Property.  All Cash and New Class A Common Stock deemed to be
"Unclaimed Property" pursuant to Sections 9.6 and 9.7 of the Plan.

2.1.131  Unsecured  Claim.  A Claim against any Debtor that is not (a) a Secured
Claim, (b) an Administrative Claim, (c) a Tax Claim or (d) a Priority Claim.

2.1.132 Warrant Exercise Price. The dollar amount which results from dividing the Strike Price Value by the Base New Common Stock Amount. 2.2 Rules of
Construction. For purposes of the Plan and this Disclosure Statement, unless otherwise provided herein or in the Plan, (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, will include both the singular and the plural; (b) each pronoun stated in the masculine, feminine or neuter includes the masculine, feminine and neuter; (c) any reference in the Plan or this Disclosure Statement to an existing document or schedule filed or to be filed means such document or schedule, as it may have been or may be amended, modified or supplemented pursuant to the Plan; (d) any reference to an entity as a holder of a Claim or Interest includes that entity's successors and assigns; (e) except as otherwise indicated herein all references in the Plan or this Disclosure Statement to Sections, Articles and Exhibits are references to Sections, Articles and Exhibits of or to the Plan; (f) the words
"therein," "thereunder" and "thereto" refer to the Plan in its entirety rather than to a particular portion of the Plan; and (g) unless otherwise provided in the Plan or this Disclosure Statement, any reference in the Plan or this Disclosure Statement to a contract, instrument, release, indenture, agreement, or other document being in a particular form or on particular terms and conditions means that such document shall be substantially and materially in such form or substantially and materially on such terms and conditions; (iii) any reference in the Plan or this Disclosure Statement to a document, schedule, or exhibit to the Plan, Plan Documentary Supplement, or Disclosure Statement
Filed or to be Filed means such document, schedule, or exhibit, as it may have been or may be amended, modified, or supplemented; and (vii) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply to the extent such rules are not inconsistent with the express terms of the Plan or this Disclosure Statement or any other provision in this Section 2.2.
2.3 Plan Documentary Supplement. Forms or summaries of certain documents referred to in the Plan or this Disclosure Statement will be contained in a separate Plan Documentary Supplement, which the Debtors shall file with the Bankruptcy Court and may amend from time to time with the consent of the Co-Sponsors and the Bank Lenders, prior to the Effective Date. A copy of the Plan Documentary Supplement may be obtained from counsel for the Debtors, at the address set forth in Section 17.6 of the Plan, upon written request.
2.4 Exhibits. All Exhibits to the Plan and all documents contained in the Plan
Documentary Supplement are incorporated into and are a part of the Plan as if set forth in full therein.

                                       III

                           PLAN CONFIRMATION DEADLINES

         The Bankruptcy Court has not confirmed the Plan described in this Disclosure Statement. Accordingly, the terms of the Plan are not binding on anyone. However, if the Bankruptcy Court confirms the Plan, then the Plan will be binding on the Debtors and on all Creditors and Interest Holders in these Cases.

     3.1 Time and Place of the Confirmation Hearing. The hearing where the Bankruptcy Court will determine whether or not to confirm the Plan will take place on September 3, 2003 at 1:30 P.M., in Courtroom 5A, 411 West Fourth
Street, Santa Ana, California (92701).

     3.2 Deadline For Voting For or Against the Plan. If you are entitled to vote, it is in your best interest to timely vote on the enclosed ballot and return the ballot to:

                  Winthrop Couchot Professional Corporation
                  660 Newport Center Drive, Suite 400
                  Newport Beach, CA 92660
                  Facsimile:  (949) 720-4111
                  Attn:  P.J. Marksbury

     Your ballot must be received by 4:00 p.m. on August 20, 2003, or it will not be counted.

     3.3 Deadline For Objecting to the Confirmation of the Plan. Objections to the confirmation of the Plan must be filed with the Bankruptcy Court, and served upon the following parties so that they are received by 4:00 p.m. on August 20, 2003:

          Counsel To Debtors                  Marc J. Winthrop
                                              Robert E. Opera
                                              Winthrop Couchot P.C.
                                              660 Newport Center Drive,
                                              Suite 400,
                                              Newport Beach, CA 92660

          Counsel To DDJCM                    Isaac Pachulski
          (Co-Sponsor)                        Jeffrey C. Krause
                                              Stutman Treister & Glatt
                                              1901 Avenue of the Stars,
                                              12th Floor
                                              Los Angeles, CA 90067-2766

          Counsel To LL Entities              Robert Orgel
          (Co-Sponsor)                        Pachulski Stang Ziehl Young
                                                 Jones & Weintraub P.C.
                                              10100 Santa Monica Blvd., #1100
                                              Los Angeles, CA 90067

          Office of United States Trustee     Office of United States Trustee
                                              411 West Fourth Street,
                                              Santa Ana, CA 92701
                                              Attn: Michael Hauser

          Counsel to the Committee            Penelope Parmes
                                              Rutan & Tucker LLP
                                              611 Anton Blvd., Suite 1400
                                              Costa Mesa, CA 92626

          Counsel to the Bank Lenders         Jonathan Shenson
                                              Latham & Watkins LLP
                                              633 West Fifth Street, Suite 4000
                                              Los Angeles, CA 90071

         3.4 Identity of Person to Contact for More Information Regarding the
Plan. Any interested party desiring further information about the Plan should contact the Debtors' counsel, Winthrop Couchot Professional Corporation, 660
Newport Center Drive, Newport Beach, CA 92660, Attn: Robert E. Opera, (949)
720-4100. Alternatively, any interested party may contact the Committee's counsel, Penelope Parmes, at the law firm of Rutan & Tucker, 611 Anton Blvd.,
15th Floor, Costa Mesa, California 92626, (714) 641-5100.

         3.5 Disclaimer. The information contained in this Disclosure Statement is provided by the Debtors. The Debtors represent that everything stated in the Disclosure Statement is true to the best of the Debtors' knowledge. The
Bankruptcy Court has not yet determined whether or not the Plan is confirmable and makes no recommendation as to whether or not you should support or oppose the Plan.

         The discussion in this Disclosure Statement regarding the Debtors may contain "forward looking statements" within the meaning of the Private
Securities Litigation Reform Act of 1995. Such statements consist of any statement other than a recitation of historical fact and can be identified by the use of forward looking terminology such as "may," "expect," "anticipate,"
"estimate," or "continue," or the negative thereof or other variations thereon or comparable terminology. The reader is cautioned that all forward looking statements are necessarily speculative and there are certain risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward looking statements. The liquidation analyses, distribution projections, projections of financial results and other information are estimates only, and the timing, amount and value of actual distributions to Creditors may be affected by many factors that cannot be predicted. Therefore, any analyses, estimates, or projections may or may not turn out to be accurate.

         The Debtors and their professionals have made a diligent effort to identify in this Disclosure Statement all litigation claims, including claims for relief, counterclaims, and objections to claims. However, no reliance should be placed on the fact that a particular litigation claim is or is not identified in the Disclosure Statement. The Debtors or other parties in interest may seek to investigate, file and prosecute litigation claims after the Confirmation Date or Effective Date of the Plan whether or not the litigation claims are identified in this Disclosure Statement.

                                       IV

                            BACKGROUND OF THE DEBTORS

4.1  Corporate  Structure.  ISC,  a  Washington  corporation,  is  one  of  five affiliated  corporations.  In addition to ISC, this group includes InterDent,  a
Delaware corporation, Capitol Dental Care, Inc., an Oregon corporation ("Capitol
Dental"),  Managed Dental Care of Oregon, Inc., an Oregon corporation  ("Managed
Dental"),   and  Dedicated  Dental  Systems,   Inc.,  a  California  corporation
("Dedicated Dental") (collectively,  the "InterDent Group"). The only members of the InterDent Group that are Debtors in these Chapter 11 Cases are InterDent and
ISC.

         In summary, InterDent serves as the overall holding company. InterDent owns all of the common stock of ISC. ISC is the primary operating entity.
Pursuant to a number of dental group management agreements ("Management
Agreements"), ISC provides substantially all of the management and administrative services needed by affiliated professional corporations
("Professional Corporations") which operate dental practices located in nine (9) states. ISC owns all of the common stock of Capitol Dental, Managed Dental and Dedicated Dental (collectively, "Affiliated Corporations"). InterDent's common stock is publicly traded on the OTC Bulletin Board (symbol: "Dent.ob").

         Capitol Dental and Managed Dental are dental organizations that contract with the State of Oregon Office of Medical Assistance Program to provide care under the Oregon Health Plan. Capitol Dental and Managed Dental have no employees, and contract with dental care providers for the provision of dental care service to their members. ISC provides to Capitol Dental and Managed
Dental all of the management and administrative services needed by them.
Essentially, the only creditors of Capitol Dental and Managed Dental are the dental care providers with which they contract. Revenues for the year ending
December 31, 2002 for Capitol Dental and Managed Dental were approximately $21.0 million and $11.0 million, respectively.

         Dedicated Dental was formed in 1985 as a licensed health maintenance organization under the California Knox-Keene Health Care Service Plan Act of
1975. Dedicated Dental delivers managed dental care services, through its dental practice offices, to private-pay individuals, subscriber groups, individuals covered by the State of California Denti-Cal program, and individuals covered under fee for service plans. Dedicated Dental has its own employees, and its own creditors. ISC provides to Dedicated Dental substantially all of the management and administrative services needed by Dedicated Dental. Revenues for the year ending December 31, 2002 for Dedicated Dental were approximately $17.0 million.

         InterDent and ISC each filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code on May 9, 2003. InterDent and ISC continue to operate in the ordinary course as debtors-in-possession. The Affiliated
Corporations are not in Chapter 11 proceedings.

         4.2 Summary of Business Services. The InterDent Group provides comprehensive administrative, financial and operational management services to its affiliated dental practices. Through economies of scale, the InterDent
  Group is able to provide these services at a lower cost than could otherwise be obtained by any of the affiliated dental practices individually. The benefits to the InterDent Group's affiliated dentists are significant. The services provided by the InterDent Group enable dentists to substantially reduce the amount of time they would otherwise be required to devote to administrative matters, and consequently they are afforded more time to focus on patient care and the growth of their professional practices.

         4.3 Overview of Operating Data; Related Facts. The InterDent Group is a leading provider of dental practice management services to multi-specialty dental practices in the United States. On a consolidated basis, the InterDent
Group generated during 2002 approximately $250,000,000 in revenues, and it employs approximately two thousand one hundred (2,100) persons. InterDent's corporate headquarters are located in El Segundo, California, and its primary administrative facility in Southern California is located in Santa Ana, California.

         As of December 31, 2002, ISC provided management services to one hundred and thirty-seven (137) dental offices that collectively employ approximately five hundred and eighty-four (584) dentists, including one hundred and forty-four specialists (144), in nine (9) states. The InterDent Group's affiliated network of dental groups provides comprehensive, convenient and high quality general dentistry services and specialty services such as orthodontics, periodontics, endodontics, pedodontics, prosthodontics and oral surgery. For the twelve months ended December 31, 2002, revenues from capitated insurance plans and private pay sources accounted for 23% and 77%, respectively, of total revenues payable to the Professional Corporations.

         The business relationship between InterDent Group and the Professional
Corporations is based upon the following model. The InterDent Group typically acquires the nonprofessional assets of the Professional Corporation's dental practice, including equipment and facilities, and enters into a long-term
(typically 40 years) Management Agreement with the Professional Corporation.
Under the terms of the Management Agreement, ISC is the exclusive administrator of all non-clinical aspects of the affiliated dental practice, such as billing, purchasing, accounting, staffing, patient scheduling and marketing for the dental practice, and ISC collects all revenues of the dental practice and uses such funds to pay the obligations of the dental practice.

         Under this business model, each Professional Corporation retains exclusive control over all professional aspects of the dental practice itself, including delivery of dental services to the Professional Corporation's patients. Dentists employed by the Professional Corporation typically enter into "evergreen" employment agreements which contain non-competition and non-solicitation provisions that survive the termination of the Management
Agreement.

         As and for ISC's compensation for services provided under the Management Agreement, ISC receives a management fee typically equal to: (i) the reimbursement of ISC's expenses incurred in managing the dental practice; and
(ii) a percentage of the dental practice's net revenues, as well as a potential performance bonus. Typically, the fee payable under this formula is approximately equal to the net profit of the affiliated dental practice.

         ISC's affiliation structure with the Professional Corporations allows dentists to: (i) focus on practicing dentistry by avoiding the burden of non-clinical administrative and management responsibilities; (ii) potentially improve their income by obtaining the increased efficiencies and other benefits provided by ISC's management services; and (iii) gain access to educational services and training programs provided by ISC.

         ISC's business relationship with Capitol Dental and Managed Dental is as follows. ISC employees provide to Capitol Dental and to Managed Dental all of the management and administrative services needed by Capitol Dental and Managed
Dental in their operations. Capitol Dental and Managed Dental pay over to ISC, on a daily basis, all of their revenues. In turn, ISC pays to Capitol Dental and Managed Dental funds sufficient for them to pay their creditors, the dental care providers with which they contract to provide services to patients covered by the Oregon Health Plan.

         ISC's business relationship with Dedicated Dental is comparable to ISC's business relationship with the Professional Corporations. ISC provides to Dedicated Dental management and administrative services needed by Dedicated
Dental in its operations. Pursuant to the administrative services agreement between ISC and Dedicated Dental, ISC maintains separate bank accounts for Dedicated Dental, it deposits into these accounts all of Dedicated Dental's revenues, and it pays Dedicated Dental's accrued operating expenses, including payroll, from these separate accounts.

         4.4 Industry Overview. The U.S. dental industry is large and growing.
The market for dental services was approximately $60 billion in 2000 and, according to the Center for Medicare and Medicaid Services, is projected to reach $109 billion by the year 2010, representing a compound annual growth rate of approximately 6.1%. The dental industry is also highly fragmented, with 75% of the industry comprised of dentists practicing in either one or two dentist offices, and only 6% of dentists practicing in groups of 10 or more. Because of their size and attendant limitations, most dental practices are run inefficiently without the benefit of professional management, economies of scale, adequate information systems and specialization of functions. In contrast to the physician practice management industry, the dental practice management industry offers several key differentiating factors: primarily fee-for-service revenue source; ability to manage exposure to capitation; absence of catastrophic risk; and ability to enhance revenue through advertising and brand management

         4.5 Strategy. From 1996 - 2000, the InterDent Group's primary focus was expansion of its network through acquisitions, completing 45 transactions in 15 markets. While this strategy enabled the InterDent Group to become one of the largest dental practice management companies in the country, it resulted in a lack of focus on the implementation of the business model and an over-leveraged balance sheet. The Debtors' management believes that the InterDent Group's current focus on business model implementation and debt reduction will enable both the InterDent Group and its affiliated practices to generate even stronger growth in both revenue and profitability in the near future.

         The InterDent Group's long-term objective is to expand its leadership position in the dental practice management industry, primarily by building new
"de novo" affiliated offices, achieving same store growth, and by continuing to improve the profitability of its operations. The InterDent Group will seek to achieve this objective by focusing its growth in its most promising existing geographic markets, the markets where it already has established locally prominent, multi-specialty dental delivery networks that provide high quality, cost-effective dental care.

         The key elements of the Debtors' business strategy and corresponding tactics are as follows:

============================================== =======================================================================
                  Strategy                                                    Tactics
Provide Convenient, Comprehensive Dental Care  +        Offer extended hours
                                               +        Have conveniently located offices
                                               +        Provide flexible payment options for patients
                                               +        Add specialists (orthodontists, oral surgeons, etc.) within the Debtors' network to capture incremental, higher margin revenue
Focus on Quality of Patient Care               +        Facilitate quality assurance and utilization review programs
                                               +        Provide access to continuing education and training programs for dental professionals
                                               +        Evaluate new techniques and technologies
---------------------------------------------- -----------------------------------------------------------------------
---------------------------------------------- -----------------------------------------------------------------------
Establish                                           Dense Regional Dental Care
                                                    Networks + Build
                                                    geographically dense
                                                    networks of dental offices
                                                    to achieve economies of
                                                    scale
                                               +    Affiliate with dental groups and practices in selected
                                                    markets that have a significant market position
---------------------------------------------- -----------------------------------------------------------------------
---------------------------------------------- -----------------------------------------------------------------------
Enhance Operational Efficiencies and Revenue   +    Centralize management and administrative functions
                                               +    Establish procedures designed to optimize staffing ratios
                                                    and patient scheduling
                                               +    Negotiate with third-party payors and dental supply vendors to receive favorable payment and contract terms
                                               +    Add specialists within the Debtors' network to capture
                                                    incremental, higher margin revenue
Integrate and Leverage our Propriety           +    Utilize the Debtors' proprietary management information
Management Information Systems                      system to: (1) optimize staffing and patient scheduling; (2)
                                                    identify and reduce
                                                    unfinished patient
                                                    treatment; (3) maximize
                                                    billing and collection
                                                    efforts; and (4) actively
                                                    monitor the performance of
                                                    managed care and other third
                                                    party contracts
Capitalize on Managed Care Expertise           +    Supplement fee-for-service business with selected managed
                                                    care contracts
                                               +    Utilize proprietary MIS to actively monitor utilization of patient groups covered by the managed care plans
============================================== =======================================================================


         During the past year, the Debtors believe they have made significant progress implementing the foregoing strategy and that this progress will materially improve operating results in the long term.

         4.6 Summary of Selected Consolidated Financial Data. The following tables set forth selected historical financial data and other operating information for each of the fiscal years in the five-year period ended December 31, 2002. The selected financial information for each of the years in the five-year period ended December 31, 2002 has been derived from the audited Consolidated Financial Statements of InterDent. The InterDent Group's historical results are not necessarily indicative of future results. This selected financial information should be read in conjunction with the Consolidated Financial Statements of the InterDent Group and the related notes thereto.

======================================================================================================================
                                        2002            2001              2000               1999           1998
                                                                (dollars in thousands)

OPERATING RESULTS:
  Total Revenues                 $       250,064  $      282,631  $      293,166     $      231,610   $       134,658
  Operating income (loss)                 17,464          (4,476)        (37,101)            13,973             5,993
  Net income (loss) before
   extraordinary items and
   cumulative effect of a
   change in accounting
   principle                              (5,492)        (29,478)            (48,704)         5,234             1,270
======================================================================================================================
                                              12/31/02        12/31/01        12/31/00           12/31/99   12/31/98
    BALANCE SHEET
    Total assets                 $      114,8671  $      210,004  $      244,229     $      241,213   $      165,134
    Total short and long-term
    debt and capital lease
    obligations                          175,981         169,713         174,884            126,098           71,098
    Total redeemable common and
    preferred stock2                          51           1,047           1,484              1,796            2,102
    Total shareholders' equity
    (deficit)                    $       (89,980) $        6,188  $       30,452     $       75,895   $       68,990
======================================================================================================================


Copies of the InterDent Groups' consolidated income statements and balance sheets for calendar years 2000 through 2002 are attached hereto as Exhibit "1" and are incorporated herein by this reference.
         The table below summarizes the InterDent Group's operating results for the first three months of calendar year 2003.

           ========================================================
                       Three Months Ended March 31, 2003

           Total Revenue                                $59,037,000
           Operating Expenses                         ($56,260,000)
           Operating Income3                             $2,777,000
           Non Operating Expenses
              Interest ($6,327,000)
              Other ($24,000)                          ($6,351,000)
           Net Loss                                    ($3,574,000)
           =========================================================

Copies of the InterDent Group's consolidated income statement for the first quarter of 2003 are attached hereto as Exhibit "2" and are incorporated herein by this reference.

     4.7 Summary of Overall Debt Structure. The following table summarizes the InterDent Group's capital structure as of March 31, 2002:

           ============================================================
                          March 31, 2003 Capital Structure

           Senior Credit Facility                          $81,831,000
           Capital Leases                                   $1,083,000
           Total Secured Debt                              $82,914,000

           Senior Subordinated Notes                       $43,467,000
           Convertible Subordinated Notes                  $38,811,000
           Seller Notes & Other Debt                       $18,184,000
           Total Subordinated & Other Debt                $100,462,000

           Total Debt                                     $183,376,000
           ============================================================

As evidenced in the table above, the InterDent Group's (and prior management's) principal focus on acquisitions from 1996 - 2000 has resulted in an over-leveraged balance sheet (Total Debt / LTM EBITDA = 7.5x).

     4.8 Description of Primary Debt Positions. The InterDent Group has three major debt arrangements. Each of these arrangements is discussed in the following subparagraphs.

                  4.8.1 Senior Secured Debt. InterDent and ISC are parties to two secured credit agreements which are collectively referred to herein as the Senior Credit Facility: That certain Amended and Restated Credit Agreement Dated as of June 15, 1999 (the "1999 Credit Agreement") and that certain Credit Agreement Dated as of March 31, 2000 (the "2000 Credit Agreement"). ISC is the obligor under both of these loan agreements and InterDent is the guarantor. The proceeds of the 1999 Credit Agreement were used primarily to finance acquisitions. The proceeds of the 2000 Credit Agreement were used primarily for operations.

                  As of the Petition Date, the outstanding balance on the 1999 Credit Agreement was approximately $75,000,000, and a balance of approximately $9,000,000 was outstanding under the terms of the 2000 Credit Agreement, for a total of approximately $84,000,000. Principal amounts owed under the Senior Secured Credit Agreements bear interest at LIBOR plus 7.50% or the prime rate plus 5.75%, at ISC's option. In addition to the cash interest charges outlined above, the Debtors are required to pay an incremental payment-in-kind ("PIK") interest on the outstanding principal balance of 1.0% from April 15, 2002 though March 31, 2003, increasing to 2.0% from April 1, 2003, through maturity. The incremental PIK interest is payable upon maturity. The Debtors also paid a PIK fee equal to 1.0% of the outstanding principal balance on April 15, 2002, 2.0% on October 1, 2002, and 3.0% on April 1, 2003. PIK fees are payable upon maturity. All of the obligations under the Senior Secured Credit Agreements are secured by a first priority lien against all personal property of ISC, including accounts receivable, cash and cash equivalents.

                  In April 2001, the Debtors entered into amendments to the Senior Secured Credit Agreements. These amendments modified certain covenants. In connection with the execution of the amendments, the Senior Secured Lenders waived the defaults under the Senior Secured Credit Agreements that existed at December 31, 2000 due to failure to meet certain financial ratio covenants and reset all covenants for 2001 and subsequent years. Additionally, the Senior Secured Lenders agreed to certain other changes including a revised term and provisions regarding asset sales and new financing.

                  As consideration for these modifications, the Debtors agreed to an amendment fee of $1,000,000 which was paid during the three months ended June 30, 2001, and an additional fee of $1,000,000 payable at maturity of the term loan if certain conditions were not met. The additional fee was paid in connection with an additional amendment to the Senior Secured Credit Agreements consummated in April 2002, as discussed below. InterDent also issued warrants to the Senior Secured Lenders to purchase an aggregate of 166,667 shares of the InterDent's common stock at a strike price of $3.66 per share. During the year ended December 31, 2001, the InterDent Group recorded a charge of $3,886,000 for the write-off of certain prepaid debt costs related to previously entered into credit facility agreements, loan amendment fees, warrant issuance and associated professional fees incurred in connection with the execution of the amended Senior Secured Credit Agreements.

                  On October 1, 2001, the indebtedness under the Senior Secured Credit Agreements was converted into a term loan, with required quarterly payments. On April 15, 2002, the Debtors entered into an amendment to the Senior Secured Credit Agreements. In connection with the execution of the amendment, the Senior Secured Lenders agreed, among other things, to reset certain covenants and reduce the required future quarterly principal payments of $7,214,000 which were to begin on October 1, 2001. In connection with these modifications, the Debtors accrued as principal the remaining $1,000,000 due as a result of the amendment in 2001 as discussed above, which is payable upon maturity. The Debtors also agreed to an additional amendment fee of $1,000,000 paid in cash of $500,000 and the remaining $500,000 accrued as principal, payable upon final maturity of the Senior Secured Credit Agreements on September 30, 2003.

                  The entire outstanding Senior Secured Claims balance at March 31, 2003 of approximately $81,800,000 was included in the current portion of long-term debt and capital leases in the Consolidated Balance Sheets. The Debtors were obligated to make principal installments of $6,775,000 on April 1, 2003, and $7,214,000 on July 1, 2003. However, pursuant to the terms of an amendment to the Senior Secured Credit Agreements, the parties agreed that the April 1, 2003, payment obligation would be deferred in consideration for a payment of $500,000. The remaining balance is due at maturity on September 30, 2003. The Senior Secured Credit Agreements also have mandatory prepayment provisions for certain asset sale transactions and excess cash flows, as defined. These prepayment provisions are applied to future required quarterly installments.

                  4.8.2 Senior Subordinated Notes. In June 2000, the Debtors raised $36.5 million from the sale of debt and equity to LLCP, an LL Entity, under a securities purchase agreement. Through this transaction LLCP received, among other things, the Senior Subordinated Note, with an initial face value of $25.5 million, the right to appoint a person to the Board under specified conditions4, the right to observe the Board meetings, 458,333 shares of common stock, and a warrant allowing an LL Entity to purchase 354,167 shares of InterDent common stock at an initial price of $41.04 per share (which was subsequently reduced to $20.88 per share). The warrant, initially valued at $2.7 million, subsequently was written off. The entire principal of the Senior Subordinated Note is due September 2005, and the approximate balance owing under Senior Subordinated Note as of the Petition Date was $44,249,000.

                  4.8.3 Convertible Subordinated Notes. In 1998, InterDent issued $30.0 million of Convertible Subordinated Notes to various purchasers. The Convertible Subordinated Notes mature June 2006 and bear interest at 7.0%, payable semi-annually with an option to pay the interest in a PIK (paid-in-kind) note, which InterDent has exercised for payment of current interest amounts due. As a result of InterDent's election to pay the current interest due in a PIK note, the interest rate on the Convertible Notes has increased to 8.0%.

                  In April 2001, InterDent entered into an amendment to the Convertible Subordinated Notes and the lenders waived the cross-default provision that existed at December 31, 2000, due to the covenant violations under the Senior Secured Credit Agreements and agreed to reset all covenants for 2001 and subsequent years, in addition to certain other modifications. As consideration for the amendment, the Debtors agreed to reduce the conversion price of the notes. The Convertible Subordinated Notes are convertible into shares of InterDent common stock at $39.00 for each share of common stock issuable upon conversion of outstanding principal and accrued, but unpaid interest on such Convertible Subordinated Notes and are automatically converted into common stock if the rolling 21-day average closing market price of the common stock on 20 out of any 30 consecutive trading days is more than $107.40.

         4.9 Seller Notes and Other Unsecured Debt. Seller Notes and Other Unsecured Claims against the Debtors, excluding amounts that may be owed under contracts or leases to be assumed either prior to the Confirmation Date or under the Plan, but inclusive of known Disputed Claims, are estimated at between approximately $9.33 million and approximately $10.68 million dollars, in the aggregate.

         The four primary categories of Unsecured Claims (other than the Senior Subordinated Notes and the Convertible Subordinated Notes) are summarized as follows:

                  A. Seller Note Claims. There are approximately $5.55 million in Unsecured Claims that are based upon Seller Notes. These Claims are treated as Class 4.1 Claims under the Plan. In summary, the facts relative to this category of Claims are as follows. The Debtors have preexisting contractual arrangements with a number of sellers of Dental Practices, and, in some instances, with individual dental practitioners ("Dental Practitioners") associated with the sellers of the Dental Practices to the Debtors. In each of these contractual arrangements, the Debtors acquired substantially all of the nonprofessional assets of the Dental Practices pursuant to an asset purchase agreement ("APA"). The purchase price for these assets was typically paid partially in cash and partially in the form of a Seller Note issued in favor of the seller of the Dental Practice, or based upon an "earn-out" payment arrangement. Concurrently with the execution of the APA, ISC and the seller of the Dental Practices entered into a long-term management agreement (the "Management Agreement"). Under the terms of the Management Agreement, ISC became the exclusive administrator of all non-clinical aspects of the Dental Practice, such as billing, purchasing, accounting, staffing, patient scheduling and marketing for the Dental Practice, and ISC was responsible for collecting all revenues of the Dental Practice and using such funds to pay the obligations of the Dental Practice. Under this model, each seller of the Dental Practice retained exclusive control over all professional aspects of the Dental Practice, including delivery of dental services to the patients of the Dental Practice.

                  In some instances, the contractual arrangements entered into by and between the Debtors and the seller of the Dental Practice and the Dental Practitioner were more involved. In these latter transactions, the Debtors and the Dental Practitioner entered into an employment agreement and a non-compete agreement. The employment agreement and non-compete agreement were executed at the same time as the APA and the Management Agreement, and they include interrelated and mutually dependent performance provisions. For example, the employment agreements and the non-compete agreements typically provide that, if the Debtors fail to perform their obligations under the APA, including making all payments due on a Seller Note, the seller of the Dental Practice and the Dental Practitioner are released from performing their ongoing obligations under the terms of the employment agreement and the non-compete agreement.

                  Of the approximately $5.55 million in Seller Note Claims, approximately $1.75 million will be removed from Class 4.1 when the Debtors assume the larger contractual arrangements of which the Seller Notes are an integral part. This will leave a total of approximately $3.8 million in Seller Note Claims within Class 4.1. The Debtors will not assume any contractual arrangements with respect to these $3.8 million in Seller Note Claims, and these Claims will obtain the treatment, as Class 4.1 Claims, set forth in Section 6.4 of the Plan. The Seller Note Claims in Class 4.1 are identified in Exhibits "5" and "6" hereto.

                  The Debtors are also parties to employment and noncompetition agreements with two other dental groups: (i) Pacific Dental Services and Stephen E. Thorne, IV ("Pacific Dental") and (ii) Arthur G. Kaiser, DDS and Robert J. Newman, DDS ("Kaiser'). These contracts are executory and they are being assumed under the Plan. Accordingly the potential claims associated with these contractual agreements with Kaiser and Pacific Dental ($1.25 million and $1.8 million dollars respectively) will not participate in Class 4.1.

                  B. Settled Amerident Claim. Prior to the Petition Date, Amerident filed various actions against the Debtors and their predecessor entities in the California Superior Court, County of Los Angeles. These actions are more fully discussed in Section 4.12 hereof. In June 2003, the Debtors and Amerident reached a preliminary agreement to settle their disputes by which the Debtors have agreed that Amerident will have an Allowed Unsecured Claim in the Cases in the amount of $5.0 million. This settlement remains subject to the approval of the Bankruptcy Court. The Debtors intend to file in July 2003 a motion to obtain Bankruptcy Court approval of this settlement. If this settlement is approved as the Debtors anticipate, this $5.0 million Unsecured Claim in favor of Amerident will be treated as a Class 4.2 Claim.

                  C. Other Litigation Claims. As of the Petition Date, there were a number of actions pending against the Debtors in various forums, other than the Amerident litigation referenced above. All of these pending actions are currently stayed. Since these actions are still pending, it is impossible to quantify exactly the Debtors' exposure with respect thereto. However, based upon input from counsel and a careful analysis of the claims stated in these actions the Debtors have concluded that their exposure to adverse judgments in these actions ranges from a low of zero to a high, in the aggregate, of approximately $1.35 million. All of these Claims will be included within Class 4.1 to the extent that they are Allowed.

                  D. Lease And Executory Contract Rejection Claims. The Debtors are in the process of finalizing their determination regarding which leases and executory contracts will be rejected by the Debtors. Based upon the Debtors' most up to date analysis, lease and executory contract rejection Claims will total approximately $530,000. This figure assumes that each landlord will file a Claim for 12 months' rent pursuant to Section 502(b)(6) of the Bankruptcy Code (or if less than 12 months is remaining on the lease then for the rent due for the remainder of the term), and does not provide for any reduction in these damage Claims based upon the landlords' mitigating their damages by seeking replacement tenants. These Claims will be included within Class
         4.1 to the extent that they are Allowed.

         4.10 Equity Ownership. InterDent is a public company. As of April 24, 2003 there were 3,963,331 common shares outstanding. Dr. Steven Matzkin, a former officer and Director of InterDent, through shares held either directly or through affiliated entities, is InterDent's largest shareholder with 863,817 common shares, or 21.5% of the total common shares outstanding. The LL Entities, a Co-Sponsor of the Plan, obtained approximately 19.9% of InterDent common stock and certain warrants in connection with the transaction pursuant to which they were issued the Senior Subordinated Notes.

         In addition to common stock, InterDent is authorized to issue 30,000,000 shares of Preferred Stock. Presently authorized series of InterDent Preferred Stock include the following series:

         o Series A--100 shares authorized, issued and outstanding;
         o Series B--70,000 shares authorized, zero issued or outstanding;
         o Series C--100 shares authorized, zero shares issued or outstanding;
           and
         o Series D--2,000,000 shares authorized, 1,574,608 shares are issued and outstanding.

         InterDent's presently authorized Preferred Stock ranks senior to its outstanding common stock. The shares of Series B Preferred Stock were authorized in connection with issuance of the Convertible Subordinated Notes. The Series B Preferred Stock conversion provision of the Convertible Notes has expired. Accordingly, although the Series B Preferred Stock is authorized, InterDent does not expect any such shares ever to be issued. Similarly, 100 shares of Series C Preferred Stock were authorized and issued in connection with the Convertible Subordinated Note issuance, but then converted into 10 shares of common stock. InterDent does not expect any shares of Series C Preferred Stock to be issued. The shares of Series D Preferred Stock are convertible into shares of InterDent Common Stock at the rate of one-sixth of a share of Common Stock for each share of Series D Preferred Stock (assuming there are no declared but unpaid dividends on the Series D Preferred Stock), in each case subject to adjustment for stock splits, reverse splits, stock dividends, reorganizations and similar anti-dilution provisions. The Series D Preferred Stock holders are entitled to vote on all matters as to which the common shareholders are entitled to vote, based upon the number of shares of Common Stock into which the Series D Preferred Stock are convertible. The Series A Preferred Stock is not convertible. The holder is entitled to elect a director, but the stock is otherwise non-voting.

     4.11 Management of The Debtors. The present members of the Board are listed in the following table:

================================================================================
Name                                 Age                          Position
================================================================================
H. Wayne Posey....................... 64       Chairman of the Board, President
                                                  and Chief Executive Officer
Ivar Chhina ......................... 40       Chief Operating Officer
Robert Hill ......................... 40       Vice President of Finance &
                                               Accounting
Paul Keckley, Ph.D................... 52       Director (term expires in 2003)
Gerald R. Aaron, D.D.S............... 57       Director (term expires in 2005)

        The background of each officer and director is summarized in the following subparagraphs:

     4.11.1. H. Wayne Posey. Mr. Posey has been a director of InterDent since March 12, 1999, and has served as Chairman, President, and Chief Executive Officer since September 2001. Mr. Posey was a director of Gentle Dental Service Corporation since November 1997 and served as a director of GMS Dental Group, Inc. from December 1996 until the merger of GMS Dental Group, Inc. with Gentle Dental Service Corporation in November 1997. Mr. Posey was a founder of ProMedCo Management Company and served as its President, Chief Executive Officer, director and a member of the executive committee from its inception in 1994, and Chairman from December 1998 until his retirement in February 2001. Mr. Posey was also a healthcare consultant from 1975 until 1994, and prior to that was employed by Hospital Affiliates International from 1970 until 1975, holding the positions of Controller, Vice President and Controller, Senior Vice President of Operations, director and member of the executive committee.

     4.11.2 Ivar Chhina. Mr. Chhina was appointed Chief Operating Officer on January 1, 2003. Prior to his appointment as Chief Operating Officer, Mr. Chhina served as the Special Assistant to the CEO since October 8, 2001. Previously, Mr. Chhina was President & COO of ChartOne, Inc., a private, healthcare technology and service provider to over 1,400 U.S. hospitals. Mr. Chhina led its spin-off and LBO from QuadraMed Corp., a public healthcare technology company for which Mr. Chhina was a Division President. Prior to QuadraMed, Mr. Chhina was the CFO for PHG, Inc., a national litigation support and healthcare technology/services company that merged with QuadraMed. Prior to this, Mr. Chhina was a Principal for Mehta & Co., Inc., a private equity merchant bank, where he assumed senior operating and consulting roles with portfolio companies.

     4.11.3 Robert Hill. Mr. Hill joined InterDent in April 2002 as Vice President of Finance & Accounting. Effective October 1, 2002, Mr. Hill was appointed an executive officer. Previously, Mr. Hill served as Vice President - Finance for Gruma Corporation, the parent company of Mission Foods where he was employed since 1992. In addition to serving on Gruma's management committee, Mr. Hill was responsible for numerous financial and planning functions including managing the company's external relationships with the financial community. Prior to Gruma, Mr. Hill held various positions at ARCO and AmSouth Bank.

     4.11.4 Paul Keckley, Ph.D. Dr. Keckley has been a director of InterDent since March 12, 1999. Prior to that time, Dr. Keckley was a director of Gentle Dental Service Corporation beginning in December 1996. Since 1999, Dr. Keckley has been President and CEO of EBM Solutions, Inc., a clinical decision support company based in Nashville, Tennessee. From 1994 to 1999, Dr. Keckley was Vice President Strategic Development at PhyCor, Inc. Dr. Keckley previously served as a director of PhyCor, Inc., and from 1985 to 1994 he was President of The Keckley Group, a market research and strategic planning firm for hospitals, health systems, medical practices and health maintenance organizations.

     4.11.5 Gerald Aaron, D.D.S. Dr. Aaron is a Board certified Pediatric Dentist. Dr. Aaron has been employed by one of InterDent's affiliated dental practices, Gentle Dental of Oregon, P.C. since 1991. Dr. Aaron was appointed a member of the Board of Directors of InterDent in October 2001 and is Chair of the InterDent Dental Advisory Board. Prior to joining Gentle Dental, Dr. Aaron achieved the rank of Colonel in the United States Army and was the consultant to the Office of the Surgeon General of the Army on Pediatric Dentistry from 1987-1991.

                  In accordance with the requirements of the Office of the United States Trustee, in May 2003, the Debtors served their Notices of Setting Insider Compensation, pursuant to which the Debtors sought approval for the payment of compensation to the Debtors' insiders. Based thereon since the Petition Date, the Debtors have paid to their insiders compensation in accordance with the following table:


------------------------------- ----------------- ------------------------------ ---------------------------------------
                                 Annual Salary            Annual Bonus                        Perquisites
------------------------------- ----------------- ------------------------------ ---------------------------------------
H. Wayne Posey, Chief                   $500,000  Variable based upon            Medical insurance; life insurance (1
Executive Officer, Director                       performance; advance of 50%    x salary), and reasonable expense
                                                  of Base Salary to be paid      reimbursement
                                                  quarterly prior to the
                                                  Effective Date
------------------------------- ----------------- ------------------------------ ---------------------------------------
Ivar Chhina, Chief Operating            $280,000  Variable based upon            Medical insurance; life insurance (1
Officer                                           performance; contractual       x salary), and reasonable expense
                                                  bonus of $75,000 payable on    reimbursement
                                                  March 31, 2004 if employed
------------------------------- ----------------- ------------------------------ ---------------------------------------
Robert Hill, Vice President             $145,000  Variable based upon            Medical insurance; life insurance (1
Finance                                           performance; contractual       x salary), and reasonable expense
                                                  bonus of $21,000 payable on    reimbursement
                                                  March 31, 2004 if employed
------------------------------- ----------------- ------------------------------ ---------------------------------------


         The foregoing compensation structure is currently in place for such officers and, as of the date of the filing of this Disclosure Statement, and this structure will remain in place as of the Effective Date except as noted below. The Reorganized Debtors reserve the right to modify the terms of the compensation payable to its officers and directors based upon performance and other factors, and subject to any applicable employment agreements with these officers and directors. The Debtors' officers will participate in a new retention bonus program after the Effective Date (this program will supersede the retention bonus program now in place for Mr. Chhina and Mr. Hill that is referenced above). This new retention bonus program was developed to compensate these officers and other senior managers for their effort and support during the Debtors' Cases, and to induce them to continue working toward the implementation of the Debtors' overall business reorganization plan. In addition, the Debtors' entire senior management team, including the individuals referenced hereinabove, will have options to purchase approximately 5% in the aggregate of Reorganized InterDent's New Class C Common Stock on a fully diluted basis.

         4.12..... Pre-Petition Legal Proceedings. In October 2000, Amerident
filed an action in California Superior Court, County of Los Angeles (Los Angeles Superior Court Case No. BC238706) against InterDent, and Gentle Dental Management Inc. ("GDMI").5 In this action, Amerident alleged claims for breach of contract and promissory fraud arising from Amerident's July 21, 1999 sale to InterDent and GDMI of substantially all of the assets of ten dental practices in California and Nevada. In this action, Amerident seeks compensatory damages in excess of $7,500,000, plus punitive damages and attorneys' fees/costs. This action has since been consolidated with an action filed in September 2000 (Los Angeles Superior Court Case No. BC237600), wherein InterDent alleged claims against Amerident for breach of contract, breach of the implied covenant of good faith and fair dealing, intentional misrepresentation, and negligent misrepresentation.

         In January 2001, Amerident filed a second action against InterDent and GDMI for breach of a promissory note and related common counts (Los Angeles Superior Court Case No. 243664). This action was similarly consolidated with Los Angeles Superior Court Case No. BC237600 (collectively, the "Amerident Actions"). The Amerident Actions present exposure to compensatory damages, pre-judgment interest and recoverable litigation expenses in the $10 million to $12 million dollar range excluding any punitive damages. An attempted pre-discovery mediation failed. Discovery in both actions has been completed. The three consolidated actions proceeded to a five week jury trial, which ended in a mistrial in July 2002. A second mediation was held in March 2003, but this effort also failed. A retrial was set to commence on May 19, 2003, but this was stayed by reason of the Debtors' Chapter 11 filings.

 The Debtors deny Amerident's allegations.

         In October 2001, Amerident filed a third action against InterDent, GDMI, Gentle Dental Service Corporation in California Superior Court, County of Los Angeles (Los Angeles Superior Court Case No. BC260811) and seven individual defendants (all present or former directors and/or officers of the Debtors or their predecessor-in-interest) alleging several claims arising from the individuals' receipt of certain loans from GDMI, including a fraudulent transfer claim. Only the fraudulent transfer claim survived two demurrers. This action is referred to herein as the "Amerident Fraudulent Transfer Action." In this complaint, Amerident seeks damages exceeding $11 million dollars plus punitive damages. The Amerident Fraudulent Transfer Action has been deemed related to the Amerident Actions, but it has not been consolidated with them. No trial date has been set in the Amerident Fraudulent Transfer Action. The Debtors, as well as the individual defendants, have denied Amerident's allegations.

         Since the Petition Date, the Debtors' representatives and Amerident's representatives have engaged in negotiations to settle the Amerident Actions and the Amerident Fraudulent Transfer Action. The Debtors and Amerident have reached preliminary agreement regarding the terms for the settlement of these actions. Pursuant to such settlement, Amerident will be given an allowed Class 4.2 Claim in the amount of $5.0 million, and will obtain certain recoveries from insurance coverage applicable to these actions. The Debtors anticipate that they will file, in July 2003, a motion to obtain approval of such settlement pursuant to Rule 9019 of the Bankruptcy Rules. The Debtors believe that the proposed settlement of Amerident's claims against the Debtors will not have a material adverse effect on the Debtors' ability to make the distributions to Creditors required by the Plan, and will facilitate the Debtors' reorganization by eliminating a very substantial Disputed Claim, the litigation of which would be both expensive and time-consuming.

         The InterDent Group has also been named as a defendant in a number of pending lawsuits in the normal course of business, primarily for malpractice claims. All or substantially all of these actions are covered by insurance. The Claims in six (6) actions are covered, in part, by insurance but are subject to significant deductibles. All of these pending actions are currently stayed. Based upon input from counsel and a careful analysis of the merits of the Claims stated in these actions, the Debtors have concluded that their exposure to adverse judgments in these actions ranges from a low of zero in the aggregate to a high of approximately $1.350 million in the aggregate. The Debtors' management believes that these Claims will have no materially adverse effect on the InterDent Group's ability to implement the Plan, because, once these Claims are liquidated, they will either be converted to equity or will be paid through the cash dividend option provided for in Section 6.4.1 of the Plan.

                                        V

                              THE CHAPTER 11 CASES

         5.1 Events Leading to Chapter 11 Filing. The Debtors' primary focus during the period 1996 through 2000 was the expansion of their network through acquisitions. During this time frame, the Debtors completed forty-five transactions in fifteen markets. While this strategy enabled the Debtors to become one of the largest dental practice management firms in the country within an abbreviated time frame, there were two adverse side effects of such strategy. First, the acquisition effort consumed substantial management time and financial resources. This allocation of resources delayed the implementation of the Debtors' business model, and, more importantly, the anticipated development of efficiencies through this model and the consequent improvement of margins. Second, the acquisitions resulted in an over-leveraged balance sheet. The Debtors have joint obligations to their Senior Secured Lenders in amounts that they cannot feasibly service on a going-forward basis or retire when such obligations become due.

         In an effort to address these problems, the Debtors refocused their efforts on the implementation of their business model and on the reduction of their debt. Over the past year and a half, these efforts have been successful. Despite a very challenging economic climate, the InterDent Group's consolidated operating performance improved from an operating loss of approximately $4.5 million for the year ended December 31, 2001, to operating income of over $17.5 million for the year ended December 31, 2002.6 This turnaround was the result of an intense focus on improving operational efficiency, more fully integrating the Debtors' many acquisitions, and developing a culture of communication, teamwork and accountability throughout the Debtors' organization.

         In May 2001, the Debtors engaged the national turnaround consulting firm, Alix Partners (formerly Jay Alix and Associates) to identify several areas of needed improvement in the Debtors' operations. In September 2001, InterDent replaced its then CEO with Wayne Posey, an individual with more than 30 years experience in managing businesses in the medical field, to lead the turnaround of the Debtors and to financially restructure the Debtors. In October 2001, InterDent hired Ivar Chhina, as Special Assistant to the CEO (Mr. Chhina now serves as the COO of InterDent), in order to lead the various performance improvement efforts. Since about October 2001, the Debtors have divested or closed twelve (12) unprofitable offices, significantly reduced overhead staff count, consolidated central business offices, reduced purchasing costs by standardizing supplies across the company into an online formulary, significantly consolidated the number of vendors, renegotiated higher reimbursement rates from payors, and made solid progress improving almost all of its previously underperforming regions. The Debtors have also strengthened considerably its management team, replacing two of the three Operations Vice Presidents, one-third of the fifteen (15) Regional Managers, and approximately twenty-five percent (25%) of the Debtors' 137 Office Managers. The Debtors have also succeeded in reversing what was a key negative trend, by reducing annual turnover of affiliated dentists from a high of almost fifty percent (50%) in 2001 to only thirty-four percent (34%) in 2002.

         Additionally, in early 2002, the Debtors engaged the national financial restructuring investment banking firm, Houlihan Lokey Howard & Zukin, to assist them in either attracting new equity investment, or negotiating an internal financial restructuring agreement with the Debtors' existing debt holders. These efforts have been successful. Prior to the Petition Date, the Debtors reached agreements with their Senior Secured Lenders and the Holders of their Senior Subordinated Notes regarding the restructure of the Debtors' secured and major unsecured obligations. The Debtors' Chapter 11 Cases were filed to provide the Debtors the necessary breathing spell and the legal means to implement the agreed upon debt recapitalization, and to enable the Debtors to reach accommodations with their other creditors, and to move forward with the implementation of their business plan. The overall objective of this effort is to maximize the value of the InterDent Group business enterprise as a payment source for creditors.

         5.2 Debtor-in Possession Status. Since the Petition Date, the Debtors have continued to operate as debtors-in-possession subject to the supervision of the Bankruptcy Court and in accordance with the Bankruptcy Code. The Debtors are authorized to operate their business in the ordinary course of business. Transactions outside the ordinary course of business must be approved by the Bankruptcy Court.

         5.3 The Automatic Stay. Upon the filing of the petition, an automatic stay was imposed pursuant to section 362 of the Bankruptcy Code. Subject to certain statutorily defined exceptions, this stay enjoins the commencement or continuation of all collection efforts by creditors, the enforcement of Liens against property of the Debtors, and the continuation of litigation against the Debtors. The automatic stay will remain in effect until the earliest of the entry of an order of the Bankruptcy Court lifting or modifying the stay, the Effective Date of the Plan, or the closing of the Cases.

         5.4 Entry of First Day Orders. On the Petition Date, the Debtors filed several motions seeking the relief provided by what are commonly referred to as "first day orders." The relief granted in the first day orders enabled the Debtors to transition into their Chapter 11 Cases without any material disruption of their business operations. These orders generally grant relief that falls outside the ordinary course of business, or that otherwise requires a court order. The more important first day orders in this case granted the following relief:

A. Authorization to use cash collateral (cash and cash equivalents of the Debtors that are subject to liens in favor of third parties) to pay ordinary course business expenses ;

B. Interim approval of $3,000,000 of the $7,500,000 loan amount provided for in the DIP Facility to provide additional operating capital during the Cases, and authority to secure this new financing with a first priority lien against all assets of the Estates (on July 10, 2003, the Bankruptcy Court granted final approval for the $7,500,000 DIP Facility);

C. Authorization to pay the pre-petition wages and benefits of the Debtors' employees;

D. Authorization to operate and pay trade pre-petition vendor claims in the ordinary course, as deemed necessary by ISC ("Ordinary Course Expenses Motion");

E. Authorization to retain certain pre-petition bank accounts that would otherwise have to be closed immediately after the Petition Date.

The use of cash collateral and the DIP Facility were approved on an interim basis at the initial hearings on these motions held on May 12, 2003. The Bankruptcy Court granted final approval for such relief at final hearings thereon held on July 10, 2003.

         On May 16, 2003, the Debtors filed that certain Motion For Order Approving Plan Sponsor Protections And Fees (the "Protections Motion"). By the Protections Motion, the Debtors sought an order granting certain protections and fees to the Co-Sponsors, including the following:

                  1. Authorization to pay DDJCM the sum of $500,000, and to pay the LL Entities the sum of $333,333, as a transaction fee, upon the confirmation of the Plan in exchange for their sponsorship of the Plan and DIP Facility, and to reimburse these parties for their reasonable out of pocket costs, including, without limitation, the reasonable attorneys' fees incurred in this process; and

                  2. Authorization to pay to each of the Co-Sponsors a "break-up fee" of $1,000,000 (a total of $2,000,000), plus their reasonable out of pocket costs, including, without limitation, reasonable attorneys' fees, upon (a) the confirmation of any other plan of reorganization than the Plan, or (b) the sale of substantially all of the assets of the Debtors under Section 363 of the Bankruptcy Code.
         The hearing on the Protections Motion was held on July 8, 2003. At that hearing, the Bankruptcy Court denied the Protections Motion, without prejudice to the Debtors' and the Co-Sponsors' seeking approval of the transaction fees requested by the Protections Motion (i.e., an aggregate of $833,000) in connection with the confirmation of the Plan. Pursuant to the Plan, the Debtors and the Co-Sponsors seek approval of such transaction fees.

         5.5 Actual and Projected Recovery of Preferential or Fraudulent Transfers. The Debtors have analyzed their books and records and have determined that no payment made to insiders within the one-year period prior to the Petition Date constitutes a preferential transfer pursuant to section 547 of the Bankruptcy Code, and that no payment made to insiders constitutes a fraudulence transfer pursuant to section 548 of the Bankruptcy Code. The Debtors have not analyzed their books and records in sufficient detail to determine whether transfers made by the Debtors are avoidable as fraudulent transfers under sections 544(b) or 548 of the Bankruptcy Code. Similarly, the Debtors have not conducted an analysis of payments made to non-insider creditors within the ninety-day period preceding the Petition Date to determine whether or not any of these payments constitute preferential transfers under section 547. The Debtors anticipate that they will conduct this analysis within the next sixty days. To the extent that any payments to creditors (whether insiders or non-insiders) appear to be legally recoverable under these sections or any other section of the Bankruptcy Code, and the recovery effort would be cost-effective, the Debtors reserve the right pursuant to the Plan to take whatever actions are necessary to recover such transfers.

         It should be noted that, with regard to preferential transfer claims, approximately 99% of the Allowed Claims asserted against the Debtors' Estates, including the Allowed Amount of Unsecured Claims asserted by trade creditors, will be paid in full pursuant to the Ordinary Course Expenses Motion or the Plan, or otherwise paid on terms satisfactory to the holders of the Allowed Claims. Accordingly, the Debtors believe that few, if any, claims to avoid preferential transfers will be pursued by the Debtors. Moreover, pursuant to
Section 6.4.1.A of the Plan, any and all preferential transfer claims against Class 4.1 claimants will be released, provided that Class 4.1 accepts the Plan.

         With regard to fraudulent transfer claims, pursuant to section 548 of the Bankruptcy Code, the Debtors have standing to file actions to set aside "fraudulent transfers" made within one year of the Petition Date. Pursuant to section 544 of the Bankruptcy Code, the Debtors have standing to file such actions on the basis of similar statutes under state law. Under most state law fraudulent transfer statutes, the Debtors have the right to avoid fraudulent transfers made within four years of the transfer date. In summary, a fraudulent transfer is a transfer of property that was made for less than reasonably equivalent value, and either that was made while the transferor was insolvent or that rendered the transferor insolvent.

         JPMorgan Partners LLC ("JPMP"), a Convertible Subordinated Noteholder, asserts that there may exist potential fraudulent transfer claims arising from the Debtors' acquisition of dental practices ("Dental Practices"). JPMP asserts that, the Debtors may not have received reasonably equivalent value in exchange for the purchase payments that the Debtors made to the sellers of the Dental Practices, and that, at the time when the Debtors made such payments, the Debtors may have been insolvent, or rendered insolvent or left with unreasonably small capital as a result of such payments. Based thereon, JPMP asserts that the Debtors' payments to the sellers of Dental Practices may be subject to challenge as fraudulent conveyances under Sections 544(b) and 548 of the Bankruptcy Code and are recoverable under Section 550 of the Bankruptcy Code. JPMP has stated that may make demand upon the Debtors and/or the Committee to pursue any such fraudulent transfer claims against the sellers of Dental Practices, and that, if the Debtors and the Committee decline to do so, JPMP may seek from the Bankruptcy Court authority to pursue such claims on behalf of the Estates.7

         The Debtors do not believe that any of these acquisition transactions is a potentially avoidable fraudulent transfer. Each of these acquisition transactions was based upon a comprehensive due diligence effort regarding the assets being acquired and relationships being entered into, the potential for upside growth in the particular community where the practice was located, and the individual characteristics of the dentists that would be servicing over an extended time period the patients of the Dental Practices. The terms of each deal were the result of a bargained for exchange between two parties seeking the most favorable pricing. In summary, each transaction was a market driven exchange, and the purchase price paid in each instance was the Debtors' best estimate of what the assets being acquired were worth to the Debtors at that particular point in time, Moreover, at the time when the Debtors entered into these acquisition transactions, they believed they had the financial means to pay the debt service associated with the obligations being incurred to complete the acquisitions. Given these facts, the Debtors do not believe that any of the acquisition transactions entered into with the sellers of the Dental Practices within the past four years are avoidable based upon either state or federal law. Accordingly, the Debtors will not be taking any action to set aside these transactions or any payments made pursuant thereto.

         During the period from May 8, 1999 through August 31, 2000, the last date on which the Debtors acquired a Dental Practice, the Debtors acquired sixty-four (64) Dental Practices, paying for such Dental Practices a total of approximately $35.8 million in cash, and an aggregate of $30.8 million in earn-out payments and payments on Seller Notes. Therefore, the Debtors paid within, the four-year "reach back" period, a total sum of approximately $66.6 million on account of the Debtors' acquisitions of Dental Practices.

         The Debtors believe strongly that pursuing fraudulent transfer claims against the sellers of the Dental Practices is not in the best interests of the Debtors or the Debtors' creditors. The Debtors' position in this regard is based, in part, upon the following:

                  A. The Debtors question the merits of any fraudulent transfer claims against the sellers of the Dental Practices. First, the Debtors believe that the Debtors were solvent at the time when each acquisition of a Dental Practice was consummated by the Debtors. Second, as set forth hereinabove, based upon the best information available to the Debtors at the time when such acquisition transactions were consummated, the Debtors believe that they paid reasonably equivalent value for the Dental Practices. The Debtors believe, therefore, that the chance for success in any such fraudulent transfer litigation is unlikely, since there would have to be established both insolvency and a lack of reasonable equivalency in the acquisitions.

                  B. Pursuing fraudulent transfer claims to avoid 64 acquisitions of Dental Practices would undoubtedly prove to be extraordinarily expensive. It is not unreasonable to believe that the Debtors would incur several millions of dollars in legal fees and other professional fees in pursuing such claims. The Debtors believe that expending such sums, with the chance of success in such litigation being unlikely, is not cost effective.

                  C. Pursuing fraudulent transfer claims to avoid 64 acquisitions of Dental Practices would require substantial involvement of the Debtors' management and would divert the Debtors' management from implementing the Debtors' reorganization, to the detriment of the Debtors and the Debtors' creditors.

                  D. Pursuing fraudulent transfer claims against the sellers of the Dental Practices, eleven (11) of whom are dentists still actively involved in the operations of the Debtors' business, would prove to be highly disruptive to the Debtors' operations. The Debtors' management believes strongly that pursuing such claims would lead to defections by key dentists, a tremendous loss in revenues, and would cause substantial and perhaps irreparable damage to the Debtors' business. The Debtors believe that, if such litigation were pursued, the Debtors' viability as an ongoing enterprise would be imperiled and that a liquidation would likely ensue, to the detriment of the Debtors and the Debtors' creditors. Based thereon, the Debtors believe that pursuing fraudulent transfer claims against sellers of Dental Practices is not in the best interests of Creditors, and, accordingly, the Debtors do not intend to pursue such claims.

        5.6 Projected Objections to Claims Filed Against the Estates. The Debtors have conducted a preliminary review of the Claims filed in the Cases. Based upon this preliminary review, the Debtors anticipate that they will file objections to a number of Claims. However, since this review process is not complete and management resources are being focused primarily upon the reorganization of the Debtors, the Debtors anticipate that some of these objections will not be filed for at least another sixty days. Pursuant to
Section 10.1 of the Plan, if Class 4.1 accepts the Plan, the Committee will have standing from and after the Confirmation Date to object to Disputed Class 4.1 Claims.

                                       VI

                      SUMMARY OF THE PLAN OF REORGANIZATION

         6.1 What Creditors and Interest Holders Will Receive Under The Proposed Plan. As required by the Bankruptcy Code, the Plan places Claims and Interests into various Classes according to their respective legal rights and priorities. The Plan states whether each Class of Claims or Interests is impaired or unimpaired. Most importantly, the Plan specifies the treatment each Class will receive thereunder.

         6.2 Unclassified Claims. Certain types of claims are not placed into Classes by the Plan. They remain unclassified under the Plan. They are not considered impaired and they do not vote on the Plan, because they are automatically entitled to receive certain treatment specified in the Bankruptcy Code. Accordingly, the Debtors have not placed the following claims in a Class.

                  6.2.1 Administrative Claims. Administrative Claims are Claims for the expenses of administering the Debtors' Chapter 11 Cases that are allowed under Bankruptcy Code section 507(a)(1). The Bankruptcy Code requires that all Administrative Claims be paid on the Effective Date of the Plan, unless a particular claimant agrees to a different treatment. With the exception of professional fee claims, the Debtors are paying, within thirty (30) to forty-five (45) days of invoice, all of the Administrative Claims of vendors providing goods and services to the Debtors. Accordingly, no significant arrearage will be owed to the vendors providing goods and services to the Debtors after the Petition Date and the Administrative Claims of these Creditors will continue to be paid in the ordinary course, within stated credit terms.

         Payment of fees and costs incurred by Professionals employed by the Estates (attorneys, accountants, real estate brokers, etc.) is subject to certain requirements imposed by the Bankruptcy Code. Such fees and costs can be paid only pursuant to an order of the Bankruptcy Court, after notice and a hearing. In these Cases, the Professionals have applied to the Bankruptcy Court for authority for the Debtors to pay monthly, on an interim basis, the Administrative Claims for fees and costs incurred by the Professionals, subject to review in connection with final fee applications. The Debtors intend to pay any final Allowed Administrative Claims of Professionals promptly after approval of such Claims.

A. DIP Facility Claims. On the Effective Date, the DIP Facility Claims shall be paid in full out of the proceeds of the Exit Facility or cash on hand.

B.   Other Administrative Claims.

a. Payment Generally. Except to the extent that the Holder of an Allowed Administrative Claim agrees to a different treatment, and subject to the bar dates for Administrative Claims described in Sections 6.2.1(B)(b)(i) and 6.2.1(B)(b)(ii) hereof, the Distribution Agent shall pay each Allowed Administrative Claim in full, in Cash, on the latest of the following dates: (i) the Effective Date, (ii) within ten (10) Business Days after the date such Administrative Claim becomes an Allowed Administrative Claim, or
     (iii) the date such Allowed Administrative Claim becomes due according to its terms. Notwithstanding the foregoing, any Allowed Administrative Claim representing obligations incurred in the ordinary course of post-petition business by the Debtors-in-Possession (including without limitation post-petition trade obligations and routine post-petition payroll obligations) shall be paid in full or performed by the Reorganized Debtors in the ordinary course of business, in accordance with the terms of the particular obligation.

b.   Administrative Claims Bar Date.

(i) General Administrative Claims Bar Date. All applications for final compensation of Professionals for services rendered or reimbursement of expenses incurred on or before the Effective Date and all other requests for payment of Administrative Claims incurred before the Effective Date under sections 507(a)(1) or 507(b) of the Bankruptcy Code (except only for
     (i) post-petition, ordinary course trade obligations and routine post-petition payroll obligations incurred in the ordinary course of the Debtors' post-petition business, for which no bar date shall apply, and
     (ii)  post-petition  tax  obligations,  for which the bar date described in
     Section 6.2.1(B)(b)(ii) hereof shall apply) shall be Filed with the Bankruptcy Court and served upon the Reorganized Debtors and the Co-Sponsors no later than sixty (60) days after the Effective Date (the "General Administrative Claims Bar Date"), unless such date is extended by the Bankruptcy Court after notice to the Reorganized Debtors and the Co-Sponsors. Any such request for payment of an Administrative Claim that is subject to the General Administrative Claims Bar Date and that is not filed and served on or before the Administrative Claims Bar Date shall be forever barred; any party that seeks payment of Administrative Claims that
     (y) is required to file a request for payment of such Administrative Claims and (z) does not file such a request by the deadline established in the Plan therefor shall be forever barred from asserting such Administrative Claims against the Debtors, the Reorganized Debtors, their Estates, or any of their property.

(ii) Administrative Tax Claims Bar Date. All requests for payment of Administrative Claims by a governmental unit for Taxes (and for interest and/or penalties related to such Taxes) for any tax year or period, all or any portion of which occurs or falls within the period from and including the Petition Date through and including the Effective Date ("Tax Administrative Claims") for which no bar date has otherwise previously been established, must be filed and served on the Reorganized Debtors and the Co-Sponsors on or before the later of (i) sixty (60) days following the Effective Date; and (ii) 180 days following the filing of the tax return for such Taxes for such tax year or period with the applicable governmental unit. Any Holder of any Tax Administrative Claims that is required to file a request for payment of such taxes and does not file and properly serve such a request by the applicable bar date shall be forever barred from asserting any such Tax Administrative Claims against the Debtors, Reorganized Debtors, their Estates, or their property.

         The Debtors project that, as of the Effective Date, the Debtors will owe approximately $5.1 million in Administrative Claims, exclusive of Administrative Claims of vendors which the Debtors will pay in the ordinary course of business in accordance with stated credit terms applicable thereto. The Debtors project that, as of the Effective Date, they will have approximately $2.8 million in cash and approximately $7.5 million in availability on their Exit Facility to pay such Claims.

                  6.2.2 Tax Claims. Tax claims are certain unsecured income, employment and other taxes described by Bankruptcy Code Section 507(a)(8). The Bankruptcy Code requires that each holder of such a Section 507(a)(8) Tax Claim receive the present value of such Tax Claim in deferred cash payments, over a period not exceeding six (6) years from the date of the assessment of such tax.

         At the election of the Debtors, the holder of each Allowed Tax Claim shall be entitled to receive on account of such Claim, (i) equal cash payments on the last Business Day of each three-month period following the Effective Date, during a period not to exceed six years after the assessment of the Tax on which such Claim is based, totaling the principal amount of such Claim plus simple interest on any outstanding balance from the Effective Date calculated at the interest rate available on ninety (90) day United States Treasuries on the Effective Date, (ii) such other treatment agreed to by the holder of the Allowed Tax Claim and the Debtors (or the Reorganized Debtors), provided such treatment is on more favorable terms to the Debtors (or the Reorganized Debtors after the Effective Date) than the treatment set forth in clause (i) hereof, or (iii) payment of the full Allowed Priority Tax Claim in Cash.

         The Debtors believe that there will be no material amount of Allowed Tax Claims in the Cases.

         6.3 Classification of Claims And Interests. The Plan classifies the Claims of Creditors and Interest Holders into nine (9) separate Classes (some of which include subclasses) based upon their particular legal characteristics, rights and priorities. Secured Claims are Claims secured by Liens on property of the Estates. The table below lists each Class of Secured Claim(s), and claimants within each Class and whether or not each class is impaired or unimpaired under the terms of the Plan:


======================= ========================================================================== ===================
                                                CLASSES OF SECURED CLAIMS
Class                   Claimants                                                                  Impaired or
                                                                                                   Unimpaired
Class 1.1               Senior Secured Claims of the Bank Lenders (including DDJCM Post-Petition   Impaired
                        Senior Secured Claims)

Class 1.2               Senior Secured Claims of the DDJCM Entities (other than DDJCM              Impaired
                        Post-Petition Senior Secured Claims

Class 1.3               Senior Secured Claims of the LL Entities                                   Impaired
Class 2.1 - 2.18        Holders of Allowed Secured Capital Lease Claims and other Allowed          Impaired
                        Secured Claims
======================= ========================================================================== ===================


         Certain Priority Claims that are referred to in Bankruptcy Code Sections 507(a)(3), (4), (5), (6), and (7) (which exclude Tax Claims) are required to be placed in Classes and are classified in Class 3. These types of Claims are entitled to priority treatment. The Bankruptcy Code requires that each holder of such a Claim receive cash on the Effective Date equal to the allowed amount of such Claim. However, a Class of unsecured Priority Claim Holders may vote to accept deferred cash payments of a value, as of the Effective Date, equal to the allowed amount of such Claims. Allowed Priority Claims have been placed in Class 3 by the Plan. All Allowed Priority Claims shall be paid in full on the Effective Date pursuant to the Plan.

         Unsecured Claims are unsecured, non-administrative Claims that are not entitled to priority under Bankruptcy Code section 507(a). The Plan places the Unsecured Claims against the Estates in one of four Classes. The table below lists each class of Unsecured Claims, describes the Claims in the Class and specifies whether the Class is impaired or unimpaired under the Plan:


======================================================================================================================

                                             CLASSES OF UNSECURED CLAIMS
Class                   Claimants                                                                  Impaired or
                                                                                                   Unimpaired
Class 3                 Allowed Priority Claims that fall within Bankruptcy Code sections          Unimpaired
                        507(a)(3), (4), (5), (6), and (7)

Class 4.1               Allowed Unsecured Claims not classified in Class 5 or Class 6 other than   Impaired
                        the Allowed Unsecured Claim of Amerident
Class 4.2               Allowed Unsecured Claim of Amerident                                       Impaired
Class 5                 Senior Subordinated Note Claims                                            Impaired
Class 6                 Convertible Subordinated Note Claims                                       Impaired
======================= ========================================================================== ===================


          The Plan classifies Interests in the Debtors in one of three Classes based upon their different rights and priorities. The table below lists each Class, describes the Interests in each Class, and specifies whether the Class is impaired or unimpaired under the terms of the Plan:


======================================================================================================================

                                                CLASSES OF INTERESTS
Class                   Interest Holders                                                           Impaired or
                                                                                                   Unimpaired
Class 7                 Existing Preferred Stock Interests                                         Impaired
Class 8                 Existing InterDent Common Stock Interests                                  Impaired
Class 9                 Interests of InterDent as holder of all of the                             Impaired
                        common stock of ISC
======================= ========================================================================== ===================

6.4 Summary Of Treatment Of Claims And Interests Under The Plan. The following is a summary of the classification and treatment of the principal pre-petition Claims and Interests under the Plan. In this summary, the Debtors have also estimated the amount of Claims that will ultimately become Allowed Claims in each Class of Claims, based upon a review by the Debtors of all Claims scheduled by the Debtors, consideration of the provisions of the Plan that affect the allowance of certain Claims, and a general estimate of the amount by which Allowed Claims may ultimately exceed the amount of Claims scheduled by the Debtors.

                  6.4.1 Treatment of Class 1.1 -- Bank Lenders (including DDJCM Post-Petition Senior Secured Claims). As of the Effective Date, the Allowed Amount of the Bank Lenders' Senior Secured Claims (including, without limitation, the DDJCM Post-Petition Senior Secured Claims), in the aggregate, will be approximately $38,000,000. In accordance with the provisions of Section
6.1.1 of the Plan, the Allowed Secured Claim of each Class 1.1 claimant shall be paid in full over a period of three (3) years from the Effective Date subject to, and in accordance with, the terms of the New Credit Agreement, which shall include, among other things, terms substantially similar to the following:

     A. Interest Rate. From and after the Effective Date, the Restructured Senior Secured Claims (exclusive of post-Effective Date interest, fees and charges not yet due) shall bear interest at two and one-half percentage points (2.5%) over the prime rate of interest announced from time to time by the agent bank under the New Credit Agreement, as such may be reported by The Wall Street Journal, or, at the option of the Reorganized Debtors, four percentage points (4%) in excess of the sixth-month LIBOR rate announced from time to time by the agent bank under the New Credit Agreement, as such may be reported by The Wall Street Journal;

     B. Application of Proceeds of Exercise of Class 6 Warrants. If, and to the extent that, any Holder of Convertible Subordinated Notes in Class 6 exercises its right(s) under the Class 6 Warrants to acquire shares of New Class C Common Stock (as provided for in Section 6.6 of the Plan), the Reorganized Debtors shall pay the cash proceeds from any such exercise to the Holders of the Restructured Senior Secured Claims; and, in the event that any Class 6 Warrants are exercised, the Reorganized Debtors shall also make a one-time payment of $500,000 to the Holders of the Restructured Senior Secured Claims. Any payments described in the preceding sentence shall be applied against the principal amount of the Restructured Senior Secured Claims in inverse order of maturity; any and all proceeds received by the Debtors upon the exercise of the Class 6 Warrants, plus the additional $500,000 provided for the above, shall be remitted to the Holders of the Restructured Senior Secured Claims as soon as is practicable upon receipt by the Debtors of the proceeds of the exercise of the Class 6 Warrants, but in no event more than three (3) Business Days thereafter.

     C. Debt Service. From and after the Effective Date, the Holders of the Restructured Senior Secured Claims shall receive monthly payments equal to the interest accruing on the unpaid balance of the Restructured Senior Secured Claims. In addition, the Holders of the Restructured Senior Secured Claims shall receive a Pro Rata share of the following principal payments:


 Payment Date                                              Payment Amount
 As soon as practicable after the entry of DIP
 Facility Order                                                  $200,000
 December 31, 2003                                               $200,000
 April 1, 2004                                                 $1,250,000
 July 1, 2004                                                  $1,250,000
 October 1, 2004                                               $1,250,000
 December 31, 2004                                             $1,250,000
 April 1, 2005                                                 $1,500,000
 July 1, 2005                                                  $1,500,000
 October 1, 2005                                               $1,500,000
 December 31, 2005                                             $1,500,000
 April 1, 2006                                                 $2,000,000
 July 1, 2006 (if prior to the date that is
 three years from the Effective Date)                          $2,000,000
 October 1, 2006 (if prior to the date that is                 $2,000,000
 three years from Effective Date)
 Three years from the Effective Date                        Unpaid Balance Owed

     D. Reallocation of Plan Sponsor Adequate Protection Payments to Debt Service. Within five (5) Business Days after the Effective Date, the Holders of the Restructured Senior Secured Claims shall receive payments in a total amount equal to the aggregate amount of the Plan Sponsor Adequate Protection Payments. Such payments shall be made: (i) by the DDJCM Entities, in an amount equal to the Plan Sponsor Adequate Protection Payments actually received by the DDJCM Entities on account of the DDJCM Initial Allowed Secured Claims; (ii) by the LL Entities, in an amount equal to the Plan Sponsor Adequate Protection Payments actually received by the LL Entities; and (iii) by the Reorganized Debtors, in an amount equal to the total aggregate amount of the Plan Sponsor Adequate Protection Payments minus the aggregate amount of payments to be made by the DDJCM Entities or the LL Entities. Such payments shall be applied against the principal amount of the Restructured Senior Secured Claims in the inverse order of maturity.

     E. Excess Cash Payments. In accordance with the provisions of Section 6.1.1.F of the Plan, the Class 1.1 claimants shall receive Excess Cash Payments on the Excess Cash Payment Dates, and these additional payments shall be applied against the principal balances owed on the Restructured Senior Secured Claims;

     F. Discount of PIK Fee for Early Payment of Restructured Senior Secured Claims. If the Restructured Senior Secured Claims are paid in full on or before certain payoff dates, the accrued PIK Fees that are included in the Restructured Senior Secured Claims shall be discounted and waived based upon the percentages set forth in Section 6.1.1.G of the Plan;

     G. Maturity Date. The Restructured Senior Secured Claims shall be paid in full, subject to the PIK Fee discounts for earlier payment, on or before the third anniversary date of the Effective Date; and

     H. Lien Rights. The Restructured Senior Secured Claims shall continue to be secured by a first priority Lien on all assets of the Reorganized Debtors after the Effective Date, which shall rank pari passu with the first priority Lien granted to secure the Exit Facility.

                  6.4.2 Treatment of Class 1.2 -- Senior Secured Claim of DDJCM Entities (Other Than DDJCM Post-Petition Senior Secured Claims. As of the Effective Date, the Allowed Amount of the Class 1.2 claimant's Senior Secured Claim will be approximately $38,000,000. Under the Plan, DDJCM shall receive shares of New Class A Preferred Stock with a liquidation preference equal to the sum of: (a) the principal amount of the Senior Secured Claims held by the DDJCM Entities as of the Petition Date (which excludes the DDJCM Post-Petition Senior Secured Claims) and any accrued and unpaid interest thereon as of the Petition Date; (b) all accrued and unpaid interest on the Senior Secured Claims held by the DDJCM Entities as of the Petition Date, from the Petition Date through the Effective Date, at the non-default contract rate; (c) all accrued and unpaid PIK Fees on or included in the Senior Secured Claims held by the DDJCM Entities as of the Petition Date; and (d) accumulated and unpaid dividends on the New Preferred Stock issued to DDJCM. The New Class A Preferred Stock issued to DDJCM will be convertible into shares of New Class A Common Stock representing sixty percent (60%) of the New Common Stock, minus, if and only if Class 4.1 rejects the Plan and receives New Class C Common Stock, that number of shares of New Class A Common Stock (if any) which equals the Class 1.3 Anti-Dilution Adjuster; such New Class A Common Stock shall be subject to certain transfer restrictions and to dilution only by New Class C Common Stock issuable upon exercise of the New Warrants, and options granted under any management incentive plan.

                  6.4.3 Treatment of Class 1.3 - As of the Effective Date, the Allowed Amount of the Senior Secured Claims of the LL Entities will be approximately $8,300,000. The LL Entities will receive the following under the Plan on account these Claims:

     A. New Class B Preferred Stock. Shares of New Class B Preferred Stock with a liquidation preference equal to the sum of: (i) the principal amount of the Senior Secured Claims held by the LL Entities plus any accrued and unpaid interest thereon as of the Petition Date; (ii) all accrued and unpaid interest on the Senior Secured Claims held by the LL Entities from the Petition Date through the Effective Date at the non-default contract rate; (iii) all accrued and unpaid PIK Fees on or included in the Senior Secured Claims held by the LL Entities as of the Petition Date; and (iv) accumulated and unpaid dividends on the New Class B Preferred Stock issued to the LL Entities. The New Class B Preferred Stock issued to the LL Entities shall be convertible into shares of New Class B Common Stock representing thirteen and eight tenths percent (13.8%) of the New Common Stock plus, if and only if Class 4.1 rejects the Plan and receives New Class C Common Stock, that number of shares of New Class B Common Stock (if any) which equals the Class 1.3 Anti-Dilution Adjuster; such New Class B Common Stock shall be subject to certain transfer restrictions and to dilution only by New Class C Common Stock issuable upon exercise of the New Warrants, and options granted under any management incentive plan.

     B. New Warrants. All of the New Warrants.  6.4.4 Treatment of Classes 2.1 -
2.18 -- Allowed Secured Capital Lease Claims and Other Allowed Secured Claims. As of the Effective Date, Allowed Secured Capital Lease Claims will total approximately $1,100,000. Each Holder of an Allowed Secured Capital Lease Claim and of any Allowed Secured Claims not otherwise classified ("Other Allowed Secured Claim") shall be treated as follows under the terms of the Plan, at the election of the Debtors:

     A. Option 1. The Allowed Secured Claim shall be paid in full through forty eight (48) equal monthly installments of principal equal to the claimant's
Allowed Secured Capital Lease Claim or Other Allowed Secured Claim, plus interest, calculated at the rate of two and one half percentage points (2.5%) over the prime rate of interest as published in the Wall Street Journal on the Effective Date, in full satisfaction of such Claim, but may be prepaid at any time without penalty or other charge. The claimant's Allowed Secured Capital Lease Claim or Other Allowed Secured Claim shall continue to be secured by the claimant's existing Lien on its collateral. Upon full satisfaction of the claimant's Allowed Secured Capital Lease Claim or Other Allowed Secured Claim, the claimant's Lien on the associated collateral shall be released and the applicable Debtor shall retain title to such collateral free and clear of all Liens, claims and encumbrances. Any Allowed Deficiency Claim of the claimant shall be treated as an Allowed Class 4 Claim.

     B. Option 2. The claimant's collateral shall be returned to the claimant on the Effective Date in full satisfaction of such claimant's Allowed Secured Capital Lease Claim or Other Allowed Secured Claim. Any Allowed Deficiency Claim of the claimant shall be treated as an Allowed Class 4 Claim.

     C. Option 3. The legal, equitable and contractual rights to which the Allowed Secured Capital Lease Claim or Other Allowed Secured Claim entitles the Holder shall be left unaltered.

     D. Option 4. Notwithstanding any contractual provision or applicable law that entitles the Holder of the Allowed Secured Capital Lease Claim or Allowed Other Secured Claim to demand or receive accelerated payment of such Claim after the occurrence of a default: (i) any such default shall be cured, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code; (ii) the maturity of such claim shall be reinstated as such maturity existed before such default; (iii) the Holder of such Claim shall be compensated for any damages incurred as a result of any reasonable reliance by such Holder on such contractual provision or such applicable law; and (iv) the legal, equitable or contractual rights to which such Claim entitles the Holder of such Claim shall not otherwise be altered.

     E. Option 5. The Allowed Secured Capital Lease Claim or Other Allowed Secured Claim shall be paid in Cash on the Effective Date.

                  The foregoing treatment shall be in full satisfaction of the Class 2 claimants' Allowed Secured Capital Lease Claims and any Other Allowed Secured Claims.
                  6.4.5 Treatment of Class 3 Claims -- Allowed Priority Claims. The Debtors estimate that the Allowed Priority Claims will total less than $100,000 as of the Effective Date. Under the Plan, each Holder of an Allowed Priority Claim in Class 3 shall be paid (a) the full amount of such Allowed Priority Claim in Cash on the latest of (i) the Effective Date, (ii) the date on which such Claim becomes an Allowed Priority Claim, or (iii) the date on which such Allowed Priority Claim becomes payable in accordance with the terms governing such Allowed Priority Claim, or (b) upon such other less favorable terms as may be agreed to by such Holder and the Reorganized Debtors.

     6.4.6 Treatment of Class 4 -- Allowed Unsecured Claims Other than Senior Subordinated Notes and Convertible Subordinated Notes.

         A. Class 4.1 - Allowed Unsecured Claims Not Classified in Class 5 or Class 6 Other Than The Claim of Amerident. Class 4.1 consists of all Allowed Unsecured Claims which are not classified in Class 5 or Class 6, other than the Claim of Amerident. The Debtors estimate that Allowed Class 4.1 Claims will total between approximately $4.33 million and approximately $5.68 million dollars on the Effective Date. A summary of the anticipated Claims that will be encompassed within Class 4.1 appears in Exhibit "5" attached hereto and incorporated herein by this reference.

                  The treatment of Class 4.1 Claims under the Plan is as follows. Under the Plan, if and only if Class 4.1 accepts the Plan, each Holder of an Allowed Class 4.1 Claim shall receive, on account of and in full satisfaction of such Holder's Allowed Class 4.1 Claim, Cash in an amount equal to such Holder's Pro Rata share of the Class 4.1 Distribution Amount. Such distribution shall be paid to Class 4.1 claimants on the later of: (i) thirty
(30) days following the Effective Date; and (ii) with respect to Disputed Class
4.1 Claims, the Distribution Date provided by Section 10.2 of the Plan. The Debtors estimate that this payment constitutes an approximately 16% to 21% distribution on account of each Allowed Class 4.1 Claim. Since the Plan is a "pot plan," the recovery by Class 4.1 claimants will be affected by the amount of Class 4.1 Claims ultimately Allowed against the Debtors. If the amount of Class 4.1 Claims Allowed by the Bankruptcy Court exceeds the Debtors' estimate of such Claims set forth hereinabove, the percentage recovery by Class 4.1 claimants will be less than the estimated percentage recovery set forth herein (i.e., there is no guaranteed percentage recovery by Class 4.1 claimants).

                  In addition to the foregoing, pursuant to Section 6.4.1.A of the Plan, if Class 4.1 accepts the Plan, the Debtors will release each Holder of an Allowed Class 4.1 Claim from any and all claims under section 547 of the Bankruptcy Code, effective as of the Effective Date.

                  If and only if Class 4.1 rejects the Plan, each Holder of an Allowed Class 4.1 Claim shall receive shares of New Class C Common Stock in lieu of the Cash payment described hereinabove. The Holders of Class 4.1 Claims shall share, Pro Rata, in the Initial New Common Stock Issuance with the Holders of the Allowed Class 5 Claims. The New Class C Common Stock which will be distributed to the Class 4.1 claimants shall be subject to certain transfer restrictions contained in the New Shareholders' Agreement and the Amended and Restated InterDent Certificate of Incorporation.

         B. Class 4.2 - Allowed Unsecured Claims of Amerident. Class 4.2 consists of all Allowed Unsecured Claims of Amerident. The Holder of the Class
4.2 Claim shall receive Cash in the amount of $500,000 within five (5) Business Days following the Effective Date on account of and in full satisfaction of such Holder's Class 4.2 Claim.

                  6.4.7 Treatment of Class 5 Claim -- Senior Subordinated Notes. As of the Effective Date, the Allowed Amount of the claims held by the Senior Subordinated Note Holders will be approximately $44,200,000. Under the Plan, if and only if Class 4.1 rejects the Plan, the Holder of the Allowed Class 5 Claim shall receive that number of shares of New Class C Common Stock which remains after deducting the number of shares of New Class C Common Stock issued to the Holders of Allowed Class 4.1 Claims from the Initial New Common Stock Issuance under Section 6.4.1.A of the Plan. If and only if Class 4.1 accepts the Plan, the Holder of the Allowed Class 5 Claim shall receive 100% of the Initial New Common Stock Issuance.

                  6.4.8. Treatment of Class 6 Claim -- Convertible Subordinated Notes. As of the Effective Date, the Allowed Amount of the Claims held by the Convertible Subordinated Note Holders will be approximately $39,000,000. If Class 6 votes to accept the Plan, then the Holders of Allowed Class 6 Claims who are Qualified Holders shall receive, on a Pro Rata basis among them, Class 6 Warrants enabling them to purchase, in the aggregate, such number of shares of New Class C Common Stock as would constitute, when added to the Initial New Common Stock Issuance, three percent of the sum of the New Class C Common Stock issuable upon exercise of all Class 6 Warrants and the Initial New Common Stock Issuance. Each Class 6 Warrant may be exercised immediately following the Effective Date and must be exercised (and shall expire) no later than five (5) Business Days after the Effective Date and shall entitle the holder to purchase one share of New Class C Common Stock at a strike price equal to the Warrant Exercise Price. The foregoing treatment shall be in full satisfaction of all Allowed Class 6 claims. If Class 6 does not accept the Plan, the Holders of Class 6 claims shall receive nothing under the Plan.

                  Except for the distribution of any Class 6 Warrants as provided herein, the Convertible Subordinated Note Holders shall receive no distribution on account of their Claims by reason of their contractual subordination provided, in part, to the Holders of the Class 1 Claims and Class 5 Claims.

                  6.4.9. Treatment of Class 7 Interests -- Existing Preferred Stock. The Interests of the Class 7 Interest Holders shall be extinguished under the Plan, and the Holders of Class 7 Interests shall not receive or retain any property on account of such Interests.

                  6.4.10. Treatment of Class 8 Interests -- Existing InterDent Common Stock. The Interests of the Class 8 Interest Holders shall be extinguished under the Plan, and the Holders of Class 8 Interests shall not receive or retain any property on account of such Interests.

                  6.4.11. Treatment of Class 9 Interest -- ISC Common Stock. Class 9 is comprised of the Interests of InterDent as the holder of all of the common stock of ISC. Although the Holders of Class 9 Interests shall not receive or retain any property on account of such Interests, Reorganized InterDent shall retain all of the common stock of ISC under the Plan, in part, in consideration for the consent of the DDJCM Entities and the LL Entities to the termination under the Plan of the Claims and Liens which they hold against ISC under the Senior Secured Credit Agreements, in their capacities as the Holders of Senior Secured Claims. (DDJCM and the LL Entities also shall receive additional consideration under the Plan for their Liens, Claims, the DIP Facility, the Exit Facility and their participation in the formulation of the Plan, as more fully set forth in various Sections of this Plan, including, without limitation, Sections 4.1.1, 6.1.2, 6.1.3, 6.5 and 8.12, 9.2.2 and Article XIII. of the
Plan.)

                                       VII

                             MEANS OF IMPLEMENTATION

7.1 Introduction. This section is intended to explain the means through which the Debtors intend to effectuate the recapitalization and reorganization provided for under the Plan, and it addresses how the Debtors intend to fund the obligations to Creditors undertaken in the Plan. It provides information regarding prospective corporate governance, funding sources for Plan obligations, the new equity interests being issued pursuant to the Plan, and other material issues bearing upon the performance of the Plan.

7.2 The Reorganized Debtors. Each of the Debtors shall, as Reorganized Debtor, continue to exist after the Effective Date of a Plan as a separate legal entity, with all of the powers of a corporation under the laws of their respective states of incorporation, and without prejudice to any right to alter or terminate such existence (whether by merger, acquisition, or otherwise) under such applicable state law. Each Reorganized Debtor shall continue to have all corporate powers and rights accorded to the same under the laws of the jurisdiction of its incorporation, its Amended and Restated Articles or Certificate of Incorporation and its Amended and Restated By-Laws.

7.3 Issuance of New Plan Securities. On the Effective Date, Reorganized InterDent shall be deemed to have authorized the issuance of the New Common Stock, the New Preferred Stock, the New Warrants and the Class 6 Warrants, each in accordance with the Plan, consistent with the Amended and Restated Articles of Incorporation for Reorganized InterDent and the other Plan Documents. All shares of New Common Stock and New Preferred Stock issued pursuant to the Plan, and all New Class C Common Stock issued upon the exercise of the New Warrants and the Class 6 Warrants, will be, upon such issuance, validly issued, fully paid and non-assessable. The charts below summarize the ownership structure of the Reorganized Debtors after the issuance of all stock provided for in the
Plan:

     Class 4.1 ACCEPTS (No Stock):

                                   Post
                                   Class 6         Post         Post New
                       Effective   Warrant       Preferred       Warrant       Post Mg't    Post Mg't Options
          Holder          Date      Exercise    Conversion      Exercise        Buy-In       (Fully Diluted)
          ------      ----------- ----------- -------------- -------------- -------------- -------------------
     Class 5              100.00%      97.00%         25.41%         21.22%         20.94%              19.89%
     Class 6                0.00%       3.00%          0.79%          0.66%          0.65%               0.62%
     Class 1.2              0.00%       0.00%         60.00%         50.10%         49.43%              46.96%
     Class 1.3              0.00%       0.00%         13.80%         11.52%         11.37%              10.80%
     Class 1.3              0.00%       0.00%          0.00%         16.50%         16.28%              15.47%
     Mg't Buy-In
     (636 Shares)           0.00%       0.00%          0.00%          0.00%          1.33%               1.26%
     Mg't Options           0.00%       0.00%          0.00%          0.00%          0.00%               5.00%
                       ----------- ----------- -------------- -------------- -------------- -------------------
                          100.00%     100.00%        100.00%        100.00%        100.00%             100.00%
                       =========== =========== ============== ============== ============== ===================

Class 4.1 REJECTS (Stock Only):

                                                      Post          Post
                                                   Preferred     Preferred
                                                   Conversion    Conversion                                Post Mg't
                                     Post Class    (Pre Class      (After       Post New                    Options
               Diluted    Effective   6 Warrant       1.3        Class 1.3      Warrant      Post Mg't       (Fully
Holder            by      Date        Exercise    Anti-Dilution)Anti-Dilution)  Exercise       Buy-In       Diluted)
                          ---------- ------------               ------------- ------------- ------------- -------------
Class 4.1                 10.20%           9.89%         2.59%         2.59%         2.16%         2.14%         2.03%
               2, 3, 4,
Class 5          5, 6     89.80%          87.11%        22.82%        22.82%        19.06%        18.80%        17.86%
               3, 4, 5,
Class 6            6          0.00%        3.00%         0.79%         0.79%         0.66%         0.65%         0.62%
Class 1.2       4, 5, 6       0.00%        0.00%        60.00%        58.90%        49.18%        48.53%        46.10%
Class 1.3                     0.00%        0.00%        13.80%        14.90%        12.44%        12.27%        11.66%
Class 1.3        5, 6         0.00%        0.00%         0.00%         0.00%        16.50%        16.28%        15.47%
Mg't Buy-In
(636 Shares)       6          0.00%        0.00%         0.00%         0.00%         0.00%         1.33%         1.26%
M'gt Options                  0.00%        0.00%         0.00%         0.00%         0.00%         0.00%         5.00%
                          ---------- ------------ ------------- ------------- ------------- ------------- -------------
                            100.00%      100.00%       100.00%       100.00%       100.00%       100.00%       100.00%
                          ========== ============ ============= ============= ============= ============= =============


7.4 Amended and Restated Articles or Certificate of Incorporation and Bylaws. As of the Effective Date, the Articles of Incorporation of Reorganized ISC shall be the Amended and Restated ISC Articles of Incorporation, and the Certificate of Incorporation of Reorganized InterDent shall be the Amended and Restated InterDent Certificate of Incorporation, substantially in the form of the Exhibits to the Plan Documentary Supplement. The Amended and Restated Articles or Certificate of Incorporation of each Reorganized Debtor will, among other provisions, prohibit the issuance of non-voting equity securities to the extent required by section 1123(a)(6) of the Bankruptcy Code. As of the Effective Date, the bylaws of each of the Reorganized Debtors shall be the Amended and Restated Bylaws substantially in the form of the exemplary documents included as an Exhibit to the Plan Documentary Supplement. The Amended and Restated Articles or Certificate of Incorporation and Amended and Restated Bylaws of each Reorganized Debtor shall be deemed effective as of the Effective Date by virtue of the Confirmation Order, without the need for any corporate, director or stockholder action.

7.5 Management/Board of Directors. On the Effective Date, the operation of the Reorganized Debtors shall become the general responsibility of the Reorganized Debtors' newly constituted Boards of Directors (the "New Boards"), who shall thereafter have the responsibility for the management and control of the Reorganized Debtors. As of the Effective Date, the New Boards shall consist of five (5) members. Three (3) of these members shall be appointed by DDJCM and two
(2) of these members shall be appointed by an LL Entity, each of whom will be identified in the Plan Documentary Supplement. After the Effective Date, subject to any applicable employment agreements with officers of the Reorganized Debtors, the New Boards of the Reorganized Debtors will have the right to determine, in their sole and absolute discretion, all issues pertaining to the retention, hiring and compensation of the Reorganized Debtors' management. The Co-Sponsors have agreed that, after payment of the Allowed Claims of the Class 4 claimants as of the Effective Date, the Reorganized Debtors will pay to nine (9) members of the Reorganized Debtors' management team an aggregate of approximately $1.09 million in retention bonuses, in part, as and for compensation for management's commitment to remain with the Reorganized Debtors after the Petition Date and to direct the Reorganized Debtors' successful reorganization.

                  A recipient of such retention bonus will have the option to obtain stock in the Reorganized Debtors in lieu of receiving all or a portion of his retention bonus in Cash, as follows: The option must be exercised with five
(5) days after the Effective Date. The option exercise price per share will be 90% of the implied per share price derived from using a total enterprise value for the Reorganized Debtors of $110 million, making appropriate reductions for indebtedness of the Reorganized Debtors of the type deducted in determining the Strike Price Value. Any recipient of the retention bonus who elects to exercise the option to receive stock in the Reorganized Debtors in lieu of receiving all or a potion of the retention bonus in Cash, will receive an income tax gross up as to that portion of the retention bonus not received in Cash and used instead to exercise the option, and as to cover any income taxes to be paid by the executive on such income tax gross up.

                  As of the Effective Date, the Debtors' employment agreements with H. Wayne Posey and Ivar Chhina will be rejected. The Co-Sponsors and Mr. Posey and Mr. Chhina have agreed upon the terms of employment agreements which will become effective as of the Effective Date.

         7.6 Election of Future Directors. With respect to future elections of directors to the Board of Directors of Reorganized InterDent, the holders of the New Class A Preferred Stock and the holders of the New Class A Common Stock, voting together as a class, will be entitled to nominate three members of the Board of Directors to stand for election and the holders of the New Class B Preferred Stock and the holders of the New Class B Common Stock, voting together as a class, will be entitled to nominate two members of the Board of Directors to stand for election. No other nominees will be accepted. Holders of New Preferred Stock and New Common Stock will vote together as one class with respect to the election of directors for the Board of Directors of Reorganized Interdent; provided, that holders of New Preferred Stock, New Class A Common Stock and New Class B Common Stock will be entitled to the additional per share voting rights set forth in the Plan and the Amended and Restated Interdent Certificate of Incorporation. Election of directors to the Board of Directors of Reorganized ISC will be by majority vote of the entire Board of Directors of Reorganized InterDent. A director may be removed from office only by the persons or holders of the class(s) of shares that nominated such director, and any vacancy, however created, in the Board of Directors may be filled only by the persons or holders of the class(s) of shares that nominated the previous incumbent of such vacancy.

         7.7 Initial Senior Officers. The initial senior officers of each of the Reorganized Debtors as of the Effective Date shall include Wayne Posey, Chief Executive Officer, and Ivar Chhina, Chief Operating Officer. These officers will be employed after the Effective Date pursuant to new employment agreements the terms of which have been agreed upon by the Co-Sponsors and these officers. A summary of the material compensation terms of Mr. Posey and Mr. Chhina is set forth in Section 4.11 hereof.

         7.8 Revesting of Assets. Except as otherwise specifically provided in the Plan, on the Effective Date, all property of the Estates of the Debtors (including all rights of action held by such Estates, but excluding property that has been abandoned pursuant to an order of the Bankruptcy Court) will revest in each of the Debtors whose Estates owned such property or interest in property immediately prior to the Effective Date.

         7.9 Cancellation of Existing Securities and Agreements. On the Effective Date, except as otherwise specifically provided for in the Plan, (a) all existing Interests and any note, bond, indenture, or other instrument or document evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors, including, without limitation, the Existing InterDent Common Stock, the Existing Preferred Stock, the Senior Secured Credit Agreements, the Senior Subordinated Note Agreement, the Senior Subordinated Notes, the Convertible Subordinated Note Agreement, and the Convertible Subordinated Notes, will be cancelled, and (b) the obligations of, Claims against, and/or Interests in the Debtors under, relating, or pertaining to any agreements, indentures, certificates of designation, bylaws, or certificate or articles of incorporation or similar documents governing existing Interests and any note, bond, indenture, or other instrument or document evidencing or creating any indebtedness or obligation of the Debtors, as the case may be, including, without limitation, the Existing InterDent Common Stock, the Existing Preferred Stock, the Senior Secured Credit Agreement, the Senior Subordinated Note Agreements, the Senior Subordinated Notes, the Convertible Subordinated Note Agreement, and the Convertible Subordinated Notes, will be released and discharged. Notwithstanding anything in this Section 7.9 to the contrary, any subordination provisions contained in any note, bond, indenture, agreement, instrument or other document that is subject to cancellation under Section 8.8 of the Plan shall remain in full force and effect to the extent (and only to the extent) provided in Section 6.1.1.N of the Plan, as if the subject note, bond, indenture, agreement, instrument or document had not been cancelled under
Section 8.8 of the Plan.

         7.10 Issuance of New Class A Preferred Stock And The Issuance of The New Class B Preferred Stock. On the Effective Date, the New Class A Preferred Stock shall be issued to DDJCM, and the New Class B Preferred Stock shall be issued to an LL Entity as provided in the Plan.

         7.11 Issuance of New Common Stock/Transfer Restriction/Forced Sale. On the Effective Date, or as soon thereafter as practicable, New Class C Common Stock comprising the Initial New Common Stock Issuance will be issued to the Holders of Allowed Class 5 Claims and, if Class 4.1 rejects the Plan, to the Holders of Allowed Class 4.1 Claims, in accordance with the provisions, of
Section 6.4.1.B and 6.5 of the Plan, subject to an appropriate reserve for Disputed Claims in Class 4.1. The holders of New Class C Common Stock, the New Warrants, the Class 6 Warrants, and any other warrants, options or other securities exercisable or convertible into shares of New Class C Common Stock (collectively, "New Class C Equity Securities"), shall be automatically bound, without the need of any further action by such holders, the Reorganized Debtors or any other party, by the terms, provisions and conditions of the New Shareholders' Agreement. As more specifically set forth in the Amended and Restated InterDent Certificate of Incorporation and the New Shareholders' Agreement, subject to certain exceptions, holders of New Class C Equity Securities may not, without the consent of Reorganized InterDent, sell, assign, transfer, pledge, lien, hypothecate, encumber or otherwise dispose of in any other manner (collectively, a "Transfer," and any holder of New Class C Equity Securities who proposes to make a Transfer being a "Transferor") all or any part of or any interest in such securities now or hereafter owned or held by a Transferor to any person ("Transferee") unless (i) the Transferee is an Affiliate of such holder and the Transferor Transfers all of the New Class C Equity Securities held by the Transferor to the Affiliate and the Affiliate agrees in writing to by bound by the provisions of the Amended and Restated InterDent Certificate of Incorporation and the New Shareholders' Agreement or
(ii) the Transfer is in the nature of a bona fide pledge, lien, or encumbrance of or against all of the shares of New Class C Equity Securities owned by such holder in favor of a Transferee if the Transferee is a federally insured banking institution or other national financial institution and such Transferee in writing agrees to by bound by the provisions of the Amended and Restated InterDent Certificate of Incorporation and the New Shareholders' Agreement. Any other Transfer by a Transferor will require the written consent of Reorganized InterDent, and such consent may not be given if, as reflected on the books of Reorganized InterDent, at the time of the proposed Transfer, and after giving effect to the proposed Transfer, the number of existing record holders of New Interdent Securities is more than the number of record holders of New Interdent Securities that existed on the Effective Date; provided that any proposed Transfer will be subject, as more specifically set forth in the Amended and Restated InterDent Certificate of Incorporation and the New Shareholders' Agreement, to rights of first offer and first refusal in favor of the holders of the New Preferred Stock on a pro rata basis.

         As more specifically set forth in the Amended and Restated InterDent Certificate of Incorporation and the New Shareholders' Agreement, holders of New Class C Common Stock and New Warrants are required to sell their shares in certain circumstances. In the event that the holders of the New Class A Preferred Stock and New Class A Common Stock elect ("Proposing Shareholders") to sell all of their shares to an unrelated, third party on an arms-length basis, then all holders of New Class C Common Stock and New Warrants (the "Remaining Shareholders") shall be required, if so demanded by the Proposing Shareholders, to sell all of their shares and warrants in Reorganized InterDent to such third party at the same price and upon the same terms and conditions as the Proposing Shareholders.

         7.12 Issuance of New Warrants and Class 6 Warrants. On the Effective
Date: (i) the New Warrants will be issued to an LL Entity in accordance with the Plan; and (ii) if Class 6 accepts the Plan, the Class 6 Warrants will be deemed to have been issued to the Holders of Allowed Class 6 Claims who are Qualified Investors in accordance with the Plan. The Class 6 Warrants that are issued under the Plan must be exercised, if at all, within five (5) Business Days following the Effective Date.

         7.13 Management Stock Options. The Debtors will be issuing stock options to various members of management as part of their compensation packages. These stock options will enable these individuals to acquire up to a total of five percent (5%) of the fully diluted New Common Stock, after the Effective Date, on the terms and conditions set forth in Section 7.5 hereof.

         7.14 Section 1145 Exemption For New Common Stock And Warrants. The New Articles of Incorporation will contain restrictions on the transfer of New InterDent Securities even if such transfer is not restricted by applicable securities laws. Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a plan of reorganization from registration under section 5 of the Securities Act of 1933 (the "Securities Act") and state laws if three principal requirements are satisfied: (i) the securities must be offered and sold under a plan of reorganization and must be securities of the debtor, of an affiliate participating in a joint plan with the debtor, or of a successor to the debtor under the plan; (ii) the recipients of the securities must hold pre-petition or administrative expense claims against the debtor or interests in the debtor; and (iii) the securities must be issued entirely in exchange for the recipient's claim against or interest in the debtor, or principally in exchange for such claims or interests and partly for cash or property. Except as noted below, the Debtors believe that the issuance of the New Preferred Stock, the New Common Stock, the New Warrants and the Class 6 Warrants in exchange for the claims of the Creditors receiving these securities, satisfies the requirements of section 1145(a)(1) of the Bankruptcy Code and therefore should be exempt from registration under the Securities Act and state securities laws, but will be subject to certain transfer restrictions.

         The New InterDent Securities should be exempt from registration under federal and state securities laws, unless the holder is an "underwriter" with respect to such securities. Section 1145(b) of the Bankruptcy Code defines four types of "underwriters":

A. Persons who purchase a claim against, an interest in, or a claim for an administrative expense against the debtor with a view to distributing any security received in exchange for such claim or interest;

B. Persons who offer to sell securities offered under a plan for the holders of such securities;

C. Persons who offer to buy such securities from the holders of such securities, if the offer to buy is: (1) with a view to distributing such securities; and (2) under an agreement made in connection with the plan, the consummation of the plan, or with the offer or sale of securities under the plan; or

D. A person who is an "issuer" with respect to the securities as the term "issuer" is defined in section 2(11) of the Securities Act.


     Under section 2(11) of the Securities Act, an "issuer" includes any person directly or indirectly controlling or controlled by the issuer, or any person under direct or indirect common control of the issuer. To the extent that Persons who receive New Common Stock pursuant to the Plan are deemed to be "underwriters," resale by such persons would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Persons deemed to be underwriters would, however, be permitted to sell such New Common Stock or other securities without registration pursuant to the provisions of Rule 144 under the Securities Act, subject to the transfer restrictions in the Amended and Restated InterDent Certificate of Incorporation and/or New Shareholders' Agreement. These rules permit the public sale of securities  received by  "underwriters"  if current  information  regarding  the issuer  is  publicly  available  and if volume  limitations  and  certain  other conditions are met, but such sales will be restricted in this case by the Amended and Restated InterDent Certificate of Incorporation and/or New Shareholders' Agreement. Moreover the Debtors do not presently intend to make the necessary current financial information needed to satisfy Rule 144 publicly available.

         Whether or not any particular person would be deemed to be an "underwriter" with respect to the New Common Stock or other security to be issued pursuant to the Plan would depend upon various facts and circumstances applicable to that person. Accordingly, the Debtors express no view as to whether any particular Person receiving New Common Stock or other securities under the Plan would be an "underwriter" with respect to such New Common Stock or other securities.

         Given the complex and subjective nature of the question of whether a particular Holder may be an underwriter, the Debtors make no representation concerning the right of any person to trade in the New Common Stock or other securities. The Debtors recommend that potential recipients of the New Common Stock or other securities consult their own counsel concerning whether they may freely trade New Common Stock or other securities without compliance with the Securities Act or the Exchange Act.

         7.15 Illiquidity of New Common Stock, New Warrants And Class 6 Warrants. All Creditors receiving New Common Stock, New Warrants or Class 6 Warrants under the Plan are advised that the Debtors have not agreed to register any of these securities with the Securities And Exchange Commission, or to otherwise take any action that would create a public market for these securities, or that would enable the holders to sell these securities on any recognized securities market. Moreover, all Creditors receiving New Common Stock or the right to acquire New Common Stock are advised that these securities are inherently illiquid, because of the conversion rights accorded the holders of New Class A Preferred Stock and the New Class B Preferred Stock. In particular, the holders of New Class A Preferred Stock have the right to convert their shares into New Class A Common Stock and the holders of the New Class B Preferred Stock have the right to convert their shares into New Class B Common Stock. If all these conversions rights are exercised the holders of the New Class A Preferred Stock and the New Class B Preferred Stock will hold shares equal to 73.8% of all New Common Stock (New Class A Common Stock, New Class B Common Stock and New Class C Common Stock together), prior to the exercise of any New Warrants or management options. Moreover, even prior to the exercise of these conversion rights, the holders of New Class A Preferred Stock and the New Class B Preferred Stock shall have the same voting rights as if they owned 73.8% of the New Common Stock giving them effective control of the Debtors.

     7.16 Exit Facility. On the Effective Date, the DIP Facility will be replaced by the Exit Facility under which the Reorganized Debtors will be the borrowers, the salient terms of which are as follows:

A. Except as otherwise provided in the Plan, the financial terms of the Exit Facility (including covenants) will be similar to those applicable to the Restructured Senior Secured Claims under the New Credit Agreement.

B. Except as may be permitted under Section 8.12.I of the Plan (in the event the Bank Lenders fund the Exit Facility and use a fee as part of their "all in" pricing of 12%), there are to be no fees charged with respect to the Exit Facility other than the termination fee of 2.5% of the commitment amount as provided for in the DIP Facility.

C. The commitment under the Exit Facility shall be $7.5 million, and any amounts drawn under the DIP Facility as of the Confirmation Date shall be repaid from, and deemed drawn under, the Exit Facility, with the balance of the $7.5 million commitment available for borrowing under the Exit Facility, subject to a borrowing base.

D. The maturity date of the Exit Facility shall be a date later than the maturity date for the repayment of the Restructured Senior Secured Claims under the New Credit Agreement; however, during its term, the Exit Facility will function as a revolving credit facility, which will be repaid from time-to-time and re-borrowed as needed by the Reorganized Debtors.

E. The indebtedness under the Exit Facility shall be secured by, and share pari passu in, the collateral which secures the repayment of the Restructured Senior Secured Claims under the New Credit Agreement.

F. Mandatory repayment of the obligations under the Exit Facility and New Credit Agreement shall be required under each in amounts equal to a pro rata share, based on the amount then outstanding under the Exit Facility and the New Credit Agreement, respectively, of an amount equal to the amount by which the sum of the following amounts exceeds $3 million in any calendar year: (i) the net sale proceeds from all asset sales other than sales in the ordinary course of business, (ii) insurance and condemnation proceeds received by the Reorganized Debtors, and (iii) other proceeds of or from collateral not received in the ordinary course of business. Such repayments will permanently reduce the commitment under the Exit Facility. With respect to the New Credit Agreement, such repayments will be applied in the inverse order of maturity such that proceeds are applied against the back end of the loan payments.

G. There will be no prepayment penalties or other like terms which would hinder the refinancing of the Exit Facility.

H.   The interest rate under the Exit Facility shall not exceed 12% per annum.

I. The DIP Lenders shall provide and be the lenders under the Exit Facility; provided, however, that the Bank Lenders shall have the option to fund the Exit Facility (an option exercisable in the Bank Lenders' sole and absolute discretion) with pricing at 12% per annum "all in," and in the event the Bank Lenders agree to fund the Exit Facility on terms no more onerous than those set forth herein, the DIP Lenders will waive the termination fee equal to 2.5% of the commitment under the DIP Facility. By giving written notice to the Debtors and the DIP Lenders, the Bank Lenders shall exercise their option to fund the Exit Facility no less than thirty (30) days prior to the date of the confirmation hearing, provided that the Debtors have delivered to the Bank Lenders the necessary information for the Bank Lenders to make an informed decision in a reasonable amount of time prior to the date of the confirmation hearing.

7.17 New Shareholder Agreement. On the Effective Date, Reorganized InterDent, and the holders of all of the New InterDent Securities, will be required to execute and deliver the New Shareholders Agreement, and will be, or will be deemed to be, bound by the terms, provisions and conditions thereof.

7.18 Committee. If Class 4.1 accepts the Plan and is to receive Cash pursuant to
Section 6.4.1.A of the Plan, the Committee shall continue in existence following the Effective Date for the sole and limited purpose of objecting to, and otherwise resolving, Disputed Class 4.1 Claims, and shall have the right to settle and compromise the Allowed Amount of Disputed Class 4.1 Claims without further order of the Bankruptcy Court. The fees and expenses incurred by the Committee in resolving Disputed Class 4.1 Claims shall be paid exclusively from the sources described in Section 10.2.3 of the Plan. At such time as the Allowed Amount of all Allowed Class 4.1 Claims has been determined, and there are no Disputed Class 4.1 Claims that could become Allowed Class 4.1 Claims, the Committee shall dissolve automatically. If Class 4.1 rejects the Plan, and will not receive any Cash under the Plan, then effective on the Effective Date, the Committee shall dissolve automatically. Upon the dissolution of the Committee in accordance with any of the preceding provisions, its members, Professionals and agents shall be released from any further duties and responsibilities in the Chapter 11 Cases and under the Bankruptcy Code, except with respect to the obligation of its Professionals to file final fee applications.

7.19 Risks. The Debtors' ability to successfully perform their obligations under the terms of the Plan is dependent upon the success of future operations. As with any business enterprise, the Debtors' business faces an array of risks including, but not limited to, competition, potentially adverse changes in economic conditions, and potentially adverse changes in the regulatory environment. ALTHOUGH THE DEBTORS HAVE CONFIDENCE IN THE MERITS OF THE PLAN AND THEIR ABILITY TO ACHIEVE THE RESULTS PROJECTED IN THE PROJECTIONS WHICH ACCOMPANY THIS DISCLOSURE STATEMENT, THERE IS NO ASSURANCE THAT THE DEBTORS WILL IN FACT ACHIEVE THESE OBJECTIVES. ACCORDINGLY, ALL CREDITORS SHOULD CONSIDER THE FOLLOWING RISKS:

A. The Debtors receive fees for services provided to affiliated dental practices under management agreements and, except as permitted by applicable law, the Debtors do not generally directly employ dentists or control the professional dental aspects of the practices which require a license to practice dentistry. The Debtors' profitability is dependent on the revenue and expenses of the affiliated dental practices. Any material loss of revenue or increase in the expenses of the affiliated dental practices could have a material adverse effect on the revenues projected in the accompanying financial projections.

B. The Debtors' operating strategy is to increase profitability by maximizing each patient's use of the Debtors' affiliated dental practices through extended hours of operation and the addition of general dentists, specialists, hygienists and dental assistants. Accordingly, the Debtors' financial success is dependent, in part, upon their ability to continue to attract and retain a sufficient number of qualified dentists, specialists, hygienists and dental assistants. No assurance can be given that the Debtors will be able to continue to attract qualified dentists, specialists and clinical staff at acceptable compensation levels, or at all. Failure to appropriately staff affiliated dental practices could have an adverse effect on the Debtors' business, financial condition and results of operations.

C. The Debtors believe that their future success is dependent in part upon their ability to attract and retain qualified management personnel. Competition for such personnel is intense and the Debtors will compete with numerous other employers, some of which may have greater financial and other resources. There can be no assurance that the Debtors will be successful in continuing to attract and retain such personnel.

D. The Debtors compete with other dental practice management companies seeking to affiliate with dental practices in the highly competitive dental industry. The Debtors are aware of a number of competitors specializing in the business of providing comprehensive management services to dental practices and there are other companies with substantial resources that may decide to enter the industry. There can be no assurance that the Debtors will be able to continue to successfully retain existing dental practices or to add additional practices to their network.

E. The market for general and specialty dental services is highly fragmented and is characterized by large numbers of individual practitioners and small group practices competing for individual patients. Competition for the provision of dental services is highly competitive in the markets in which the Debtors' combined network of affiliated dental practices operate and often includes practitioners who have established practices and reputations. There can be no assurance that the Debtors' combined network of affiliated dental practices will continue to be able to compete effectively in the markets they serve, and an inability to do so would have a material adverse effect on the Debtors' business, financial condition and results of operations.

F. A significant portion of the payment for services rendered by the Debtors' affiliated Dental Practices is paid by private insurance programs. There is, and has been in recent years, an ongoing effort by third-party and governmental payors to contain and reduce health care and dental care costs, and impose lower reimbursement rates on health care providers. Such initiatives may result in a reduction in per-patient and per-procedure revenue from historic levels. In the event that third-party payors are successful in obtaining lower rates for specified services, the Debtors' results of operations may be materially and adversely affected. Additionally, contracts between third-party and governmental payors and the Debtors' affiliated dental practices typically are short-term arrangements, having terms of one year or less. Substantially all of these agreements also allow the third-party or governmental payor to cancel the agreement prior to expiration of its term. Cancellation or failure to renew or extend one or more material payor agreements could materially and adversely affect the Debtors' business, financial condition and results of operations.

G. Managed care arrangements typically shift some of the economic risk of providing patient care from the person who pays for the care to the provider of the care by capping fees, requiring reduced fees, or paying a set fee per patient irrespective of the amount of care delivered. There can be no assurance that managed care arrangements will not become more prevalent in the dental care field in the future, that the downward pressures on fees associated with managed care will not increase, or that the Debtors will not be adversely affected by growth in managed dental care. There can be no assurance that the Debtors' affiliated dental practices will be able to negotiate satisfactory arrangements on a capitated or other risk-sharing basis in the future.

H. The dental industry is regulated extensively at both the state and federal levels. Regulatory oversight includes, but is not limited to, considerations of fee-splitting, corporate practice of dentistry, anti-kickback and anti-referral legislation and state insurance regulation. Although the Debtors believe that their operations fully comply with all applicable laws and regulations, there can be no assurance that a review of the Debtors' business relationships by courts or other regulatory authorities would not result in determinations that could prohibit or otherwise adversely affect operations or that the regulatory environment will not change, requiring the Debtors to reorganize, change the Debtors' methods of reporting revenues and other financial results or restrict existing or future operations. Any such change could have a materially adverse effect on the Debtors' business, financial condition and results of operations.

I. Future health care legislation at the federal or state level could have a material adverse effect on the Debtors' business, financial condition and results of operations.

         The foregoing discussion of risks is nonexclusive. The risk factors discussed above, as well as other risk factors, could have an adverse impact on the Debtors' future business operations and impair their ability to perform their obligations under the Plan. However, the Debtors believe that the Plan proposed herewith takes fairly into account potential risks, and that they will be able to perform the obligations undertaken therein.

                                      VIII

                                  DISTRIBUTIONS

8.1 Distribution Agent. Reorganized InterDent shall serve as the Distribution Agent for distributions to be made to Holders of Allowed Claims. The Distribution Agent may employ one or more sub agents on such terms and conditions as it may agree in its discretion. The Distribution Agent shall not be required to provide any bond in connection with the making of any distributions pursuant to the Plan.

8.2      Distributions.

                  8.2.1 Dates of Distributions. Except as provided in Section
9.2.3 of the Plan, any distribution required to be made on the Effective Date shall be deemed timely if made as soon as practicable after such date and, in any event, within thirty (30) days after such date. Any distribution required to be made upon a Disputed Claim becoming an Allowed Claim shall be deemed timely if made as soon as practicable after the Claim has become Allowed. Distributions of Cash (if Class 4.1 accepts the Plan) or of New Class C Common Stock (if Class
4.1 rejects the Plan) to Holders of Class 4.1 Claims shall be made on Distribution Dates which shall occur at least quarterly, beginning within thirty
(30) days after the Effective Date, until the distribution of Cash or New Class C Common Stock to such Holders, as applicable, is completed.

                  8.2.2 Limitation on Liability. Neither the Debtors, the Reorganized Debtors, the Co-Sponsors, or their affiliates, nor any of their respective shareholders, general partners, limited partners, employees, members, officers, directors, agents, or professionals shall be liable for (i) any acts or omissions (except for gross negligence or willful misconduct) in connection with implementing the distribution provisions of the Plan and the making or withholding of distributions pursuant to the Plan, or (ii) any change in the value of distributions made pursuant to the Plan resulting from any delays in making such distributions in accordance with the Plan's terms (including but not limited to any delays caused by the resolution of Disputed Claims).

                  8.2.3 Distributions to DDJCM and LL Entities. Notwithstanding any other provision of the Plan, the distributions of New Preferred Stock, New Warrants and New Class A Common Stock and New Class B Common Stock to be made to DDJCM and the LL Entities pursuant to the Plan, shall be delivered on or before the second Business Day after the Effective Date, by the Reorganized Debtors directly to DDJCM and the LL Entities.

8.3      Treatment of Disputed Claims.

8.3.1 No Distribution Pending Allowance. If any portion of a Claim is a Disputed Claim, no payment or distribution provided for under the Plan shall be made on account of such Claim unless and until such Claim becomes an Allowed Claim and is no longer a Disputed Claim.

8.3.2 Distribution After Allowance. On the next Distribution Date following the date on which a Disputed Claim becomes an Allowed Claim and is no longer a Disputed Claim, the Distribution Agent shall distribute to the Person holding such Claim any Cash or New Common Stock that would have been distributable to such Person if on the Effective Date such Claim had been an Allowed Claim and not a Disputed Claim.

8.3.3 Reserves for Disputed Claims and Costs of Resolving Disputed Claims. The Distribution Agent shall establish reasonable reserves for Disputed Class 4.1 Claims and the aggregate Cash to be distributed to Holders of Allowed Class 4.1 Claims (if Class 4.1 accepts the Plan) or New Class C Common Stock to be distributed to Holders of Allowed Class 4.1 Claims and Allowed Class 5 Claims (if Class 4.1 rejects the Plan) on any Distribution Date shall be adjusted to reflect such reserves. If Class 4.1 accepts the Plan, the Distribution Agent shall also establish an appropriate reserve for the fees and expenses of the Committee and its counsel in connection with the resolution of Disputed Class
4.1 Claims, which reserve, plus twenty-five thousand dollars ($25,000) from the Debtors, shall be the sole and exclusive source of payment of any fees and expenses incurred by the Committee and its counsel in connection with the review, investigation, analysis, litigation and resolution of Disputed Class 4.1 Claims, whether incurred before or after the Effective Date, except from any available insurance coverage, and the Debtors, the Estates and the Reorganized Debtors shall have no other liability, and there shall be no other recourse against any of them, for any such fees and expenses. The Distribution Agent may move the Bankruptcy Court for approval of its determination to reserve certain amounts.

                  Upon the determination of the Allowed Amount (if any) of a Disputed Class 4.1 Claim by Final Order of the Bankruptcy Court, the following shall occur: (a) if Class 4.1. rejects the Plan, then any New Class C Common Stock that was reserved for such Disputed Class 4.1 Claim that (i) is not then distributable to the Holder of such Claim (to the extent that it has become an Allowed Class 4.1 Claim) and (ii) is not required to be reserved for other Disputed Class 4.1 Claims (based on the potential ratable share of New Class C Common Stock that would be received by the Holders of such Disputed Class 4.1 Claims if they became Allowed Class 4.1 Claims) shall be distributed ratably to the Holders of what are then Allowed Class 4.1 Claims and the Holder of the Allowed Class 5 Claims on the first quarterly Distribution Date following such determination; and (b) if Class 4.1 accepts the Plan, then any Cash that was reserved for such Disputed Class 4.1 Claim that (i) is not then distributable to the Holder of such Class 4.1 Claim (to the extent that it has become an Allowed Class 4.1 Claim) and (ii) is not required to be reserved for other Disputed Class 4.1 Claims (based on the potential ratable share of the Cash to be distributed to Class 4.1 that would be received by the holders of such Disputed Class 4.1 Claims if they became Allowed Class 4.1 Claims) shall be distributed ratably among the Holders of what are then Allowed Class 4.1 Claims on the first quarterly Distribution Date following such determination. At such time as all Disputed Class 4.1 Claims have been resolved by Final Order of the Bankruptcy Court, and there are no Class 4.1 Disputed Claims that could become Allowed Claims, then (i) if Class 4.1 rejects the Plan, all New Class C Common Stock, if any, that remains reserved for Disputed Class 4.1 Claims shall be distributed on a ratable basis to the Holders of Allowed Class 4.1 Claims and Allowed Class 5 Claims; and (ii) if Class 4.1 accepts the Plan, all Cash, if any, that remains reserved for Disputed Class 4.1 Claims and all Cash, if any, that remains in the reserve for the fees and expenses of the Committee and its counsel in connection with the resolution of Disputed Class 4.1 Claims following the final resolution and payment of all amounts due and owing to the Committee and its counsel from such fee and expense reserve shall be distributed on a ratable basis to the Holders of Allowed Class 4.1 Claims, in either case, within ten (10) Business Days days following such final resolution of Disputed Class 4.1 Claims (and, if Class 4.1 accepts the Plan, such fees and expenses).

                                   IX

                 EXECUTORY CONTRACTS AND UNEXPIRED LEASES

9.1 Executory Contracts Being Assumed. Effective as of, and conditioned on, the occurrence of the Effective Date: (A) InterDent shall assume all of the executory contracts and unexpired leases listed on Exhibit "11.1 A-1" to the Plan Documentary Supplement; (B) ISC shall assume all of the executory contracts and unexpired leases listed on Exhibit "11.1 A-2" to the Plan Documentary Supplement; and (C) InterDent or ISC, as applicable, shall assume any executory contract or unexpired lease, to the extent that such executory contract or unexpired lease is not listed on any of Exhibits "11.1A-1," "11.1A-2," "11.2R-1," or "11.2R-2" to the Plan on or before the Confirmation Date, other than (i) any Seller Note which may be deemed an executory contract or unexpired lease or part of an executory contract or unexpired lease or is part of a larger contract or lease arrangement or transaction and (ii) any other executory contract or unexpired lease which is part of a contract arrangement or transaction that includes or included the issuance of any Seller Note. Notwithstanding anything to the contrary contained herein, any Seller Note (to the extent that such Seller Note constitutes or is part of an executory contract or unexpired lease or is part of a contract or lease arrangement or transaction) and all related agreements that are part of a contract or lease arrangement or transaction that includes or included the issuance of a Seller Note, that is not listed on any of the foregoing exhibits prior to the Confirmation Date shall be rejected. The Debtors may add any executory contract or unexpired lease to these exhibits, or delete any contract or lease therefrom through and including August 11, 2003. To the extent that an executory contract or unexpired lease has previously been assumed by a Debtor pursuant to an order of the Bankruptcy Court, such assumption shall not be affected by the Plan. The assumption of any contracts or leases pursuant to the provisions of Section 11.1 of the Plan shall be only to the extent that such assumed contracts or leases constitute executory contracts and unexpired leases within the meaning of section 365 of the Bankruptcy Code. Inclusion of an agreement in Exhibits "11.1 A-1" or "11.1 A-2" does not constitute an admission that (i) such agreement is an executory contract or unexpired lease within the meaning of section 365 of the Bankruptcy Code, (ii) the Debtors must assume such agreement in order to continue to receive or retain rights, benefits, or performance thereunder or that any Claim under such matter must be paid or default cured, if it is not an executory contract or unexpired lease, or (iii) such agreement is a valid contract or lease. Any contract or lease assumed pursuant to the Plan shall be assumed as previously amended or otherwise modified by the parties thereto, whether before or after the Petition Date.

9.2 Executory Contracts Being Rejected. InterDent shall reject all of its executory contracts and unexpired leases listed on Exhibit "11.2 R-1" and ISC shall reject all of its executory contracts and unexpired leases listed on Exhibit "11.2 R-2." In addition, and without limiting the foregoing, the Debtors hereby reject all Seller Notes (to the extent that any Seller Note constitutes or is part of an executory contract or unexpired lease or is part of a larger contract or lease transaction or arrangement) and all related agreements that are part of a contract or lease arrangement or transaction that includes or included the issuance of a Senior Note, to the extent that such Seller Notes and related agreements are not listed on any of Exhibits "11.1A-1", "11.1A-2", "11.2R-1", "11.2R-2" prior to the Confirmation Date. A list of rejected Seller Notes is set forth in Exhibit "6" hereto. The Debtors reserve the right to amend Exhibits "11.2 R-1" and "11.2 R-2" to include additional leases and contracts on those Exhibits, or to delete leases and contracts from those Exhibits, through and including August 11, 2003. To the extent that an executory contract or unexpired lease has previously been rejected by the Debtors pursuant to an order of the Bankruptcy Court, such rejection shall not be affected by the Plan.

9.3 Retention of Property Rights By Reorganized Debtors. To the extent that an agreement that provides the Debtors with property rights does not constitute an executory contract or unexpired lease, or the Debtors have obtained property rights under the executed portion of an executory contract or unexpired lease, rejection shall not constitute an abandonment by the Debtors of any such property rights.

9.4 Bar Date for Rejection Damages. Any Claim arising out of the rejection of an executory contract or unexpired lease shall be forever barred and shall not be enforceable against the Debtors, the Reorganized Debtors, their Affiliates, their successors or Estates, or their properties, and shall not be entitled to any distribution under the Plan, unless a proof of claim for such Claim is filed and served on the Debtors or Reorganized Debtors within forty-five (45) days after the earlier of (a) the date of entry of the order of the Bankruptcy Court approving the rejection of the executory contract or unexpired lease, or (b) the Confirmation Date.

9.5 Cure Statements. Any party whose executory contract or unexpired lease is assumed under the terms of the Plan must File and serve on the Reorganized Debtors a statement within forty-five (45) days after the Confirmation Date itemizing all charges and other costs that the party contends must be paid in order to cure any defaults upon the assumption of the contract or lease (the "Cure Statement"). Failure to timely file a Cure Statement shall constitute a waiver of any cure claim and of any defaults occurring prior to the Confirmation Date. If the Reorganized Debtors do not object to the Cure Statement, the applicable Reorganized Debtor will pay the amount reflected on the Cure Statement within the later of thirty (30) days after the Effective Date, and thirty (30) days after the Reorganized Debtors' receipt of the Cure Statement. If the Debtors object to the Cure Statement, and cannot resolve their objections with the claimant, the Debtors may either 1) elect to reject the contract within thirty (30) days after the Cure Statement is Filed, or 2) file an objection to the Cure Statement with the Bankruptcy Court. If such an objection is filed, any cure amount payable upon the assumption of the executory contract or unexpired lease shall be due and payable on or before the fifteenth (15th) day after the entry of a Final Order fixing the cure amount and then only in the amount fixed by such order.

9.6 Changes in Rates Subject to Regulatory Commission Approval. The Debtors are not subject to governmental regulatory commission approval of their rates.

                                        X

                            TAX CONSEQUENCES OF PLAN

         10.1 Introduction.....The implementation of the Plan may have federal, state and local tax consequences to the Debtors and the Debtors' Creditors and Interest Holders. No tax opinion has been sought or will be obtained with respect to any tax consequences of the Plan. This Disclosure Statement does not constitute and is not intended to constitute either a tax opinion or tax advice to any person, and the summary contained herein is provided for informational purposes only.

         The discussion below summarizes only certain of the federal income tax consequences associated with the Plan's implementation. This discussion does not attempt to comment on all aspects of the federal income tax consequences associated with the Plan, nor does it attempt to consider various facts or limitations applicable to any particular Creditor or Interest Holder which may modify or alter the consequences described herein. A Creditor or Interest Holder may find that the tax consequences of the Plan to such Creditor or Interest Holder differ materially from the tax consequences discussed below because of such Creditor's or Interest Holder's facts and circumstances. This discussion does not address state, local or foreign tax consequences or the consequences of any federal tax other than the federal income tax.

         The following discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), the regulations promulgated thereunder, existing judicial decisions and administrative rulings. In light of the rapidly-changing nature of tax law, no assurance can be given that legislative, judicial or administrative changes will not be forthcoming that would affect the accuracy of the discussion below. Any such changes could be material and could be retroactive with respect to the transactions entered into or completed prior to the enactment or promulgation thereof. The tax consequences of certain aspects of the Plan are uncertain due to the lack of applicable legal authority and may be subject to judicial or administrative interpretations that differ from the discussion below.

         CREDITORS AND INTEREST HOLDERS ARE ADVISED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM AND TO THE DEBTORS OF THE TRANSACTIONS CONTEMPLATED BY THE PLAN, INCLUDING FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

         10.2              Federal Income Tax Consequences to the Debtors.

                  10.2.1 Tax Reorganization. Internal Revenue Code section 368 defines certain tax reorganizations under the Internal Revenue Code, including reorganizations under the Bankruptcy Code. Tax reorganizations usually involve exchanges of stock and tax securities in which the issuing corporation (or another corporation that is a party to the reorganization) and the holders of stock and tax securities participate. The Debtors believe that the transactions contemplated by the Plan constitute a recapitalization qualifying as a tax reorganization pursuant to Internal Revenue Code section 368(a)(1)(E). However, this conclusion is not free from doubt in light of the uncertain scope of the definition of "recapitalization." No assurances can be given that a court will uphold the Debtors' contention that the Plan transactions constitute a recapitalization if such contention is challenged.

                  10.2.2 Carryover And Availability Of The Debtor Consolidated Group's Net Operating Losses.

                  A. General. InterDent, ISC and the other 80 percent or more controlled subsidiaries of InterDent
(collectively, the "Debtor Consolidated Group") comprise an affiliated group that files a consolidated federal income tax return. Based on preliminary estimates, the Debtor Consolidated Group will have approximately $109 million of consolidated net operating losses ("NOLs") carrying forward from the tax year ending December 31, 2002 into the tax year ending December 31, 2003. The Debtors are uncertain whether the Debtor Consolidated Group will have a consolidated net operating loss in the tax year ending December 31, 2003. The NOL amounts of the Debtor Consolidated Group are subject to review and significant adjustment upon audit by the IRS. In addition, the foregoing estimates of the Debtor Consolidated Group's NOLs are subject to legal and factual uncertainty. The tax attribute reduction rules of Internal Revenue Code section 108 may have the effect of severely reducing the Debtor Consolidated Group's NOLs. The extent to which the Debtor Consolidated Group's NOLs will be available to shelter post-Effective Date income from federal income tax currently is unclear. Creditors and other parties in interest are cautioned against assuming that such NOLs will be available to any extent for such purpose.

                  B. Section 382. Internal Revenue Code section 382 places potentially severe limitations upon the use of a corporation's NOLs and certain other tax attributes if an "ownership change" occurs with respect to such corporation's stock. Based upon the anticipated stock ownership of Reorganized InterDent, the Debtors believe that an "ownership change" will occur with respect to InterDent's stock as a result of the cancellation of all Existing InterDent Common Stock and Existing Preferred Stock and the issuance of New Common Stock and New Preferred Stock pursuant to the Plan. Accordingly, the limitations and restrictions of section 382 should apply if the Plan is consummated.

                  When a corporation in bankruptcy issues stock to creditors in exchange for debt -- as will occur here, if the Plan is consummated -- the annual limitation imposed by section 382 generally is equal to the product of
(1) the fair market value of the stock of such corporation (or, in the case of a consolidated group, the common parent) multiplied by (2) the long-term tax-exempt rate (4.58 percent in the case of ownership changes occurring in May
2003). If the ownership change occurs pursuant to a confirmed chapter 11 plan of reorganization, the stock's fair market value for this purpose generally is deemed to be equal to the lesser of (a) the fair market value of the stock immediately after the ownership change, or (b) the fair market value of all the corporation's assets immediately before the ownership change, determined without regard to any liabilities of the corporation.

                  Any unused limitation may be carried forward, thereby increasing the annual limitation in the subsequent taxable year. However, if a corporation (or consolidated group) does not continue its historic business or use a significant portion of its assets in a new business for a period of two years after the ownership change, the annual limitation resulting from the ownership change is zero. The Debtors presently intend to continue their historic business.

                  Special rules may reduce or increase the annual NOL limitation described above if a net unrealized built-in loss ("NUBIL") or a net unrealized built-in gain ("NUBIG") is present on the date of the ownership change. The Debtors have not yet determined whether a NUBIG or NUBIL exists now or is likely to exist as of the ownership change date.

                  An exception to the general annual limitation (including NUBIG and NUBIL rules) applies where the stockholders and/or qualified creditors of the debtor-corporation retain or receive (other than for new value), pursuant to a confirmed chapter 11 plan of reorganization, 50 percent or more of the stock of the reorganized debtor, determined both on the basis of voting power and fair market value. This rule is stated in Internal Revenue Code section 382(l)(5). The Debtors are uncertain whether the special bankruptcy rule of section 382(l)(5) will apply to them or, if it applies, whether such application will be beneficial.

                  Any shift (deemed or actual) in the ownership of stock of the Debtors, directly or by attribution, outside the scope of the Plan may trigger the application of section 382 and other provisions of the Internal Revenue Code which may affect the availability of the Debtor Consolidated Group's NOLs. Because the federal income tax consequences of any such shift would depend on the particular facts and circumstances at such time and the application of complex legislation and regulations, the Debtors express no views as to the effect of any transactions outside the scope of the Plan or the survival of any NOL or other carryovers.

                  C. Reduction Of The Debtors' Indebtedness. Consummation of the Plan will substantially reduce the amount of the Debtors' aggregate outstanding indebtedness (any amount of potential discharged indebtedness for federal income tax purposes will be referred to herein as a "Debt Discharge Amount"). In general, the Internal Revenue Code provides that a taxpayer who realizes a discharge of indebtedness must include the Debt Discharge Amount in its gross income in the taxable year of discharge to the extent that the Debt Discharge Amount exceeds any consideration given for such discharge. No income from the discharge of indebtedness is realized to the extent that payment of the liability being discharged would have given rise to a deduction.

                  If a taxpayer is in a title 11 case and the discharge of indebtedness occurs pursuant to a plan approved by the court, such discharge of indebtedness is specifically excluded from gross income.

                  Accordingly, the Debtors will not be required to include in income any Debt Discharge Amount as a result of Plan transactions. The Internal Revenue Code requires certain tax attributes of a debtor to be reduced by the Debt Discharge Amount excluded from income. Tax attributes are reduced in the following order of priority: net operating losses and net operating loss carryovers; general business credits; minimum tax credits; capital loss carryovers; basis of property of the taxpayer; passive activity loss or credit carryovers; and foreign tax credit carryovers. Tax attributes are generally reduced by one dollar for each dollar excluded from gross income, except that general tax credits, minimum tax credits and foreign tax credits are reduced by
33.3 cents for each dollar excluded from gross income. As discussed above, the tax attribute reduction rules may eliminate a large portion of the Debtor Consolidated Group's NOLs and other tax attributes.

                  An election can be made to alter the order of priority of attribute reduction by first applying the reduction against depreciable property held by the taxpayer in an amount not to exceed the aggregate adjusted basis of such property. The Debtors have not yet decided whether to make such election. The deadline for making such election is the due date (including extensions) of the Debtors' federal income tax return for the taxable year in which such debt is discharged pursuant to the Plan.

                  Any claim against a debtor (except a claim that would give rise to a deduction if paid) that is discharged by payment to a creditor of Cash and/or property will result in the creation of a Debt Discharge Amount reducing tax attributes to the extent that the adjusted issue price of the debt discharged (plus accrued interest) exceeds the fair market value of the payment made in cancellation thereof.

                  A debtor's Debt Discharge Amount may be increased to the extent that unsecured creditors holding unscheduled claims fail to timely file a proof of Claim and have their claims discharged on the Confirmation Date pursuant to Bankruptcy Code section 1141.

         10.3 Tax Consequences To Creditors. The tax consequences of the Plan's implementation to a Creditor will depend on whether the Creditor's present Claim constitutes a "security" of a Debtor for federal income tax purposes and the type of consideration received by the Creditor in exchange for its Claim, whether the Creditor reports income on the cash or accrual method, whether the Creditor receives consideration in more than one tax year of the Creditor, and whether all the consideration received by the Creditor is deemed to be received by that Creditor in an integrated transaction. The tax consequences upon the receipt of Cash, debt instruments or other property allocable to interest are discussed below under "Receipt of Interest."

                  10.3.1   Claims Constituting Tax Securities.

                  A. Definition Of "Security" For Tax Purposes. The determination whether a Claim of any particular Creditor constitutes a "security" for federal income tax purposes is based upon the facts and circumstances surrounding the origin and nature of the Claim and its maturity date. Generally, Claims arising out of the extension of trade credit have been held not to be "securities" for federal income tax purposes (collectively, "Tax Securities" or individually, a "Tax Security"). Instruments with a term of five years or less rarely qualify as Tax Securities. On the other hand, bonds or debentures with an original term in excess of ten years have generally been held to be Tax Securities. The Debtors express no view with respect to whether a Claim based on any pre-Effective Date obligation of the Debtors constitutes a Tax Security. EACH CREDITOR IS URGED TO CONSULT ITS OWN TAX ADVISOR IN THIS REGARD.

                  B. Receipt Of Tax Securities. Section 354 of the Internal Revenue Code provides for nonrecognition of gain or loss by holders of Tax Securities of a corporation who exchange these Claims solely for stock or Tax Securities, pursuant to certain tax reorganizations, including a recapitalization pursuant to section 368(a)(1)(E) of the Tax Code. In the context of the Plan, such section would apply where a holder of Tax Securities of InterDent exchanges such items for New InterDent Securities. The nonrecognition rule of Section 354 is not applicable by its terms if: (i) the principal amount of Tax Securities received exceeds the principal amount of Tax Securities surrendered; or (ii) Tax Securities are received, but none are surrendered; or (iii) stock or Tax Securities are received for accrued interest. If solely New InterDent Securities are received, but clause (i) or (ii) applies, gain (but not loss) will be recognized to the extent of the fair market value of the amounts described in clauses (i) or (ii), as applicable. The treatment of Tax Securities received for accrued interest is described in "Receipt of Interest" below.

                  C. Receipt Of Cash Or Debt Not Constituting Tax Securities For Tax Securities. A Creditor whose existing Claims constitute Tax Securities may recognize gain (but not loss) if, in addition to New InterDent Securities or Tax Securities of Reorganized InterDent, such Creditor receives: cash, debt of Reorganized InterDent not constituting Tax Securities, or other property ("Boot"). The amount of such gain, if any, to a cash basis taxpayer will equal the lesser of (i) the excess, if any, of the sum of cash and fair market value of all other consideration received over the basis of the Creditor in such Creditor's existing Claims (other than any Claims in respect of accrued interest); or (ii) the amount of cash and the fair market value of other Boot items.

                  D. Determination Of Character Of Gain. In the case of a Creditor whose existing Claims constitute capital assets in such Creditor's hands, the gain required to be recognized will be classified as a capital gain, except to the extent of interest (including accrued market discount, if any). Any gain recognized will be treated as ordinary income to the extent of accrued market discount. To the extent gain at least equal to any accrued market discount is not recognized by the holder, such unrecognized accrued market discount will be attributed to the Tax Securities and New InterDent Securities received. Any gain recognized by the Creditor upon a subsequent sale or exchange of such Tax Securities or New InterDent Securities will be ordinary income to the extent of such accrued market discount. In this regard, it should be noted that section 582(c) of the Internal Revenue Code provides that the sale or exchange of a bond, debenture, note or certificate, or other evidence of indebtedness by a bank or certain other financial institutions shall not be considered the sale or exchange of a capital asset. Accordingly, any gain recognized by such Creditors as a result of the Plan's implementation will be ordinary income, notwithstanding the nature of their Claims. Any capital gain recognized by a creditor will be long-term capital gain with respect to those Claims for which the Creditor's holding period is more than one year, and short-term capital gain with respect to such Claims for which the Creditor's holding period is one year or less.

                  E. Tax Basis And Holding Period Of Items Received. The aggregate tax basis of any New InterDent Securities or Tax Securities of InterDent received by a cash basis Creditor of InterDent, other than amounts received on account of interest, will be a substituted basis equal to the Creditor's basis in the Claim surrendered (other than any Claims in respect of accrued interest), increased by any gain recognized on the exchange, and decreased by the amount of any cash and the fair market value of any other Boot items received. If a Creditor subsequently recognizes any gain on the sale or exchange of stock received, the gain recognized by such Creditor on such sale or exchange will be treated as ordinary income to the extent of any bad debt deduction attributable to such Creditor's Claim or ordinary loss deduction previously claimed by such creditor, provided that the stock constitutes a capital asset in the Creditor's hands.

                  A Creditor's holding period for any New InterDent Securities or Tax Securities of Reorganized InterDent (other than New InterDent Securities or Tax Securities of InterDent received on account of interest) received pursuant to the Plan will include the period during which such Creditor held the exchanged Tax Security of InterDent.

                  F. Receipt Solely Of Boot. A Creditor holding Tax Securities of InterDent who receives solely cash and/or other Boot items in full satisfaction of such Creditor's Claim will be required to recognize gain or loss on the exchange. The Creditor will recognize gain or loss equal to the difference between the amount realized in respect of such Claim and the Creditor's tax basis in the Claim, and the tax treatment will parallel the tax treatment set forth below in "Claims Not Constituting Tax Securities."

                  10.3.2            Claims Not Constituting Tax Securities.

                  A. Gain/Loss On Exchange. A Creditor whose existing Claims do not constitute Tax Securities of InterDent (such as most or all trade Claims) will recognize gain or loss on the actual or constructive exchange of such Creditor's existing Claims (other than Claims for accrued interest) for Cash and any other consideration received (including a new debt instrument) equal to the difference between (i) the "amount realized" in respect of such Claims and (ii) the creditor's tax basis in such Claims. The "amount realized" will be equal to the sum of the Cash and (i) as to a cash-basis taxpayer, the fair market value of all other consideration received, and (ii) as to an accrual-basis taxpayer, the face amount of any new debt instruments and fair market value of the other consideration received, less any amounts allocable to interest, unstated interest or original issue discount.

     B. Tax Basis And Holding Period Of Items Received. The aggregate tax basis in the items received by a Creditor will equal the amount realized in respect of such items (other than amounts allocable to any accrued interest). The holding period for items received in the exchange will begin on the day following the exchange.

                  C. Bad Debt Deduction on Discharge of Claim. A Creditor whose existing Claim does not constitute a Tax Security and who receives no consideration under the Plan with respect to such Claim may be entitled to a bad debt deduction equal in amount to such Creditor's adjusted basis in such Claim. A bad debt deduction is allowed in the taxable year of the Creditor in which a debt becomes wholly worthless. The discharge of a Claim pursuant to the Plan establishes that such Claim is wholly worthless as of the date of discharge (assuming the holder of the Claim receives no consideration under the Plan with respect to such Claim). It is possible, however, that such Claim may have become wholly worthless on an earlier date, depending upon all the facts and circumstances. The Debtors express no opinion regarding the date or dates on which Claims discharged under the Plan became worthless.

     D. Receipt Of Interest. Income attributable to accrued but unpaid interest will be treated as ordinary income, regardless of whether the Creditor's existing Claims are capital assets in its hands.

                  A Creditor who, under its accounting method, was not previously required to include in income accrued but unpaid interest attributable to existing Claims, and who exchanges its interest Claim for Cash, or other property pursuant to the Plan, will be treated as receiving ordinary interest income to the extent of any consideration so received allocable to such interest, regardless of whether that Creditor realizes an overall gain or loss as a result of the exchange of its existing Claims. A Creditor who had previously included in income accrued but unpaid interest attributable to its existing Claims will recognize a loss to the extent such accrued but unpaid interest is not satisfied in full. For purposes of the above discussion, "accrued" interest means interest which was accrued while the underlying Claim was held by the Creditor. The extent to which consideration distributable under the Plan is allocable to such interest is uncertain.

                  10.3.4            Other Tax Considerations.

                  A. Market Discount. If a Creditor has a lower tax basis in a Debtor obligation than its face amount, the difference may constitute market discount under section 1276 of the Internal Revenue Code. (Certain Debtor obligations are excluded from the operation of this rule, such as obligations with a fixed maturity date not exceeding one year from the date of issue, installment obligations to which Internal Revenue Code section 453B applies and, in all likelihood, demand instruments).

                  Holders in whose hands Debtors' obligations are market discount bonds will be required to treat as ordinary income any gain recognized upon the exchange of such obligations to the extent of the market discount accrued during the holder's period of ownership, unless the holder has elected to include such market discount in income as it accrued.

     B. Original Issue Discount. The actual or constructive exchange of a Reorganized InterDent debt instrument for an existing Debtor debt instrument (including certain constructive exchanges that occur when an existing debt instrument is significantly or materially modified) may result in the creation of original issue discount ("OID") to the extent that the issue price of the new debt instrument is less than its stated redemption price at maturity (generally, its face amount).

                  The holder of an OID instrument must include in income the sum of the daily portion of the OID accretion during the taxable year for each year it holds the instrument even in the absence of payments during such year. The daily portion of the OID accretion on an instrument is determined by allocating to each day in the period the ratable portion of the increase in the adjusted issue price of the instrument during that period.

     C. Withholding. The Reorganized Debtors will withhold any amounts required by law from payments made to Creditors. This may require payments by certain Creditors of the required withholding tax on the non-Cash consideration issuable under the Plan. In addition, Creditors may be required to provide general tax information to the Reorganized Debtors.

                  D. Taxation Of Certain Reserves. Section 468B(g) of the Internal Revenue Code provides that escrow accounts, settlement funds or similar funds are subject to current taxation. It also provides that the IRS will prescribe regulations for the taxation of any such account or fund, whether as a grantor trust or otherwise. The IRS issued final regulations regarding settlement funds on December 18, 1992. However, such regulations specifically reserve the tax treatment of settlement funds in bankruptcy and the treatment of stock of the issuer to satisfy such obligations. It is thus uncertain as to who is responsible for reporting income generated by the funds in any unclaimed property or disputed claims reserve formed pursuant to the Plan. It is possible that the reserves could be treated as a grantor trust for which the creditor beneficiaries are treated as grantors. As such, the creditor beneficiaries would be subject to current taxation on the income generated by such reserves. If the reserves are not treated as such a grantor trust, they will likely be treated as a partnership (under the default rule of the "check the box" Treasury Regulations) or a trust taxable currently as a separate entity on its income. Pursuant to the Plan and related documents, any party responsible for administering such reserves will also be required to file appropriate income tax returns and pay any tax due out of such reserves as a result of any income earned in such reserves.

         10.4 Tax Consequences To Shareholders. The cancellation of Existing InterDent Common Stock and Existing Preferred Stock pursuant to the Plan may entitle holders of such stock to a worthless stock deduction under Internal Revenue Code section 165(g) for the taxable year of such holders in which the cancellation occurs. It is possible, however, that Existing InterDent Common Stock and Existing Preferred Stock became worthless at an earlier date. The Debtors express no opinion regarding the date on which Existing InterDent Common Stock or Existing Preferred Stock became wholly worthless.

                                       XI

                    CONFIRMATION REQUIREMENTS AND PROCEDURES

         11.1 Introduction. PERSONS OR ENTITIES CONCERNED WITH CONFIRMATION OR THE PLAN SHOULD CONSULT WITH THEIR OWN ATTORNEYS BECAUSE THE LAW ON CONFIRMING A PLAN OF REORGANIZATION IS VERY COMPLEX. The following discussion is intended solely for the purpose of alerting readers about basic confirmation issues, which they may wish to consider, as well as certain deadlines for filing claims. The Debtors CANNOT and DO NOT represent that the discussion contained below is a complete summary of the law on this topic and are not providing any legal opinions.

         Many requirements must be met before a bankruptcy court can confirm a Chapter 11 plan. Some of the requirements include that the plan must be proposed in good faith, the distributions to nonaccepting creditors and impaired classes must be at least as much as such creditors would receive in a Chapter 7 liquidation, and the plan must be feasible. These requirements are not the only requirements for confirmation.

     11.2 Who May Object to Confirmation of the Plan. Any party in interest may object to the confirmation of the Plan, but as explained below, not every party in interest is entitled to vote to accept or reject the Plan.

         11.3 Who May Vote to Accept/Reject the Plan. A Creditor or Interest Holder has a right to vote for or against the Plan if that Creditor or Interest Holder has a Claim which is both (1) allowed or allowed for voting purposes and
(2) classified in an impaired Class.

                  11.3.1 What Is an Allowed Claim/Interest. As noted above, a Creditor or Interest Holder must first have an Allowed Claim or Interest to have the right to vote. Generally, any proof of claim or interest will be allowed, unless a party-in-interest brings a motion objecting to the claim. When an objection to a claim or interest is filed, the creditor or interest holder holding the claim or interest cannot vote unless the bankruptcy court, after notice and a hearing, either overrules the objection or allows the claim or interest for voting purposes.

                  THE BAR DATE FOR FILING A PROOF OF CLAIM IN THIS CASE IS JULY 28, 2003. A creditor or interest holder may have an allowed claim or interest even if a proof of claim or interest was not timely filed. A claim is deemed allowed if (1) it is scheduled on the Debtor's schedules and such claim is not scheduled as disputed, contingent, or unliquidated, and (2) no party in interest has objected to the claim. An interest is deemed allowed if it is scheduled and no party in interest has objected to the interest.

                  11.3.2 What Is an Impaired Class of Claim(s)/Interest(s). As noted above, an allowed claim or interest only has the right to vote if it is in a class that is impaired under a Chapter 11 plan. A class is impaired if the plan alters the legal, equitable, or contractual rights of the holders of claims or interests in that class, with certain exceptions. For example, a class comprised of general unsecured claims is impaired if the plan fails to pay the holders of claims in that class 100% of what they are owed.

                  In this case, the Debtors believe that Classes 1, 2, 4, 5, 6, 7, 8 and 9 are impaired and that Class 3 is unimpaired under the Plan. Parties who dispute the Debtors' characterization of their Claim or Interest as being in an impaired or unimpaired Class may file an objection to the Plan contending that the Debtors have incorrectly characterized the Class.

         11.4 Who is Not Entitled to Vote. The following four types of claims are not entitled to vote: (1) claims that have been disallowed; (2) claims in unimpaired classes; (3) claims entitled to priority pursuant to Bankruptcy Code sections 507(a)(1), (a)(2), and (a)(8); and (4) claims in classes that do not receive or retain any property under a Chapter 11 plan. Claims in unimpaired classes are not entitled to vote because such classes are deemed to have accepted the plan. Claims entitled to priority pursuant to Bankruptcy Code sections 507(a)(1), (a)(2), and (a)(8) are not entitled to vote because such claims are not placed in classes and they are required to receive certain treatment specified by the Bankruptcy Code. Claims in classes that do not receive or retain any property under the plan do not vote because such classes are deemed to have rejected the plan. EVEN IF YOUR CLAIM IS OF THE TYPE DESCRIBED ABOVE, YOU MAY STILL HAVE A RIGHT TO OBJECT TO THE CONFIRMATION OF THE PLAN.

         11.5 Who Can Vote in More Than One Class. A creditor whose claim has been allowed in part as a secured claim and in part as an unsecured claim is entitled to accept or reject a plan in both capacities by casting one ballot for the secured part of the claim and another ballot for the unsecured claim. Also, any party who holds allowed claims or interests in more than one class may vote the claim or interest in each class.

         11.6 Votes Necessary to Confirm the Plan. If impaired classes exist, the bankruptcy court cannot confirm a Chapter 11 plan unless (1) all impaired classes have voted to accept the plan, or (2) at least one impaired class has accepted the plan without counting the votes of any insiders within that class and the plan is eligible to be confirmed by "cramdown" on non-accepting classes, as discussed in Section 11.8 below.

         11.7 Votes Necessary for a Class to Accept the Plan. A class of claims is deemed to have accepted a Chapter 11 plan when more than one-half (1/2) in number and at least two-thirds (2/3) in dollar amount of the claims that actually vote, vote in favor of the plan. A class of interests is deemed to have accepted the plan when at least two-thirds (2/3) in amount of the interest holders of such class which actually vote, vote to accept the plan.

         11.8 Treatment of Nonaccepting Classes. As noted above, even if there are impaired classes that do not accept a Chapter 11 plan, the bankruptcy court may nonetheless confirm the plan if the nonaccepting classes are treated in the manner required by the Bankruptcy Code and there is at least one impaired class that accepts the plan. The process by which a plan can be confirmed and becomes binding on non-accepting classes notwithstanding rejection by one or more classes is commonly referred to as "cramdown." The Bankruptcy Code allows a plan to be "crammed down" on nonaccepting classes of claims or interests if it meets all requirements for confirmation except the voting requirements of 1129(a)(8) and if the plan does not "discriminate unfairly" and is "fair and equitable" with respect to each impaired class that has not voted to accept the plan, as provided in 11 U.S.C. ss. 1129(b) and applicable case law.

         11.9 Request for Confirmation Despite Nonacceptance by Impaired Class(es). The parties proposing the Plan will ask the Bankruptcy Court to confirm the Plan by cramdown on any impaired Class if such Class does not vote to accept the Plan.

         11.10 Liquidation Analysis. Pursuant to section 1129(a)(7) of the Bankruptcy Code a plan cannot be confirmed unless the bankruptcy court determines that distributions under the plan to all holders of claims and interests who have not accepted the plan and whose claims and interests are classified in classes that are impaired under the plan, are no less than those which they would receive in a liquidation under Chapter 7. This test must be satisfied even if a plan is accepted by each impaired class of claims and interests. This test, which is often referred to as the "best interests" test, requires the bankruptcy court to find either that (i) all holders of claims and interests in an impaired class of claims or interests have accepted the plan or
(ii) the plan will provide each holder of claims and interests in an impaired class who has not accepted the plan with a recovery of property of a value, as of the effective date of the plan, that is not less than the amount that such holder would receive if the debtor were liquidated under Chapter 7 of the Bankruptcy Code.

         To satisfy the "best interest" test, the bankruptcy court must reach a conclusion regarding the probable distribution to the holders in each impaired class of claims and interests if the debtor were liquidated in a Chapter 7 proceeding. The first step in this process is to determine the "liquidation value" that would be generated from a forced sale of the debtor's assets by a Chapter 7 trustee. The second step requires the application of the projected liquidation proceeds in accordance with the various rights of creditors holding liens on the property. For example, if Creditor A holds a lien on corporate equipment but not inventory, the proceeds of the liquidation derived from this asset would have to be applied against this claimant's debt. If the proceeds were sufficient to retire the associated secured claim, then the claim would be paid in full. However, if the liquidation proceeds are not sufficient, then that portion of the claim which is not satisfied from the sale proceeds is treated as an unsecured claim and shares pro rata at this distribution level. This process must then be repeated as to each collateral category to ensure that the associated claims secured by collateral are paid from their collateral and only from their collateral.

         Once all of the claims secured by liens on the estates' assets are deducted from the projected liquidation proceeds of the sale of the associated collateral, then the costs and expenses associated with the liquidation of the estate incurred by the Chapter 7 trustee must be paid, as well as other costs associated with the Chapter 7 process, which are entitled to priority. These costs would include the compensation of a trustee, as well as of counsel and other professionals retained by the trustee, asset disposition expenses, all unpaid administrative expenses incurred by the debtor in its Chapter 11 case (such as compensation of attorneys, financial advisors, and restructuring consultants) that are allowed in the Chapter 7 case, litigation costs, and unpaid claims arising from the operations of the debtor during the pendency of the Chapter 11 case. Thereafter, the administrative costs and expenses incurred in the Chapter 11 case must be paid from the net proceeds.

         After the payment of administrative expenses, the remaining liquidation proceeds would be used to pay priority claims, such as tax and wage claims that are entitled to priority under the Bankruptcy Code. Thereafter the remaining liquidation proceeds would be made available to pay general unsecured claims. Finally, to the extent that any proceeds remained after paying all allowed claims, they would be distributed to equity holders in accordance with their liquidation priorities.

         Attached hereto as Exhibit "3" is a liquidation analysis prepared by the Debtors that estimates the probable liquidation value of the Debtors, and applies the foregoing liquidation methodology to the estimated Claims against the Estates in a Chapter 7 liquidation in an effort to quantify what each Class of Creditors and Interest Holders would receive in a Chapter 7 liquidation. Any liquidation analysis of this nature entails a significant degree of estimation, approximation, prognostication and projection regarding both probable asset value and probable Allowed Claim totals. For example, in preparing Exhibit "3," the Debtors have necessarily quantified what they believe will be the Allowed Claims within each Class. Although this quantification was based upon figures and information in the Debtors' books and records, as of this writing, not all Claims have been filed, there will be Disputed Claims filed, and judicial determinations will have to be made in the future regarding the merits of these Disputed Claims. These and other factors may significantly increase or reduce the Allowed Claims total within each Class.

         On the valuation side, the Debtors have estimated the liquidation value of the Debtors' assets utilizing their best estimate of the value of the Debtors' assets under two distinct methodologies. In the Asset Sale scenario presented in Exhibit "3," the Debtors' assets are sold through a true asset sale, with each category of assets, and in some instances individual assets, being sold, or collected in the case of accounts receivable and cash, with the proceeds then aggregated for distribution. In the Practice Sale scenario, the Debtors have assumed that they will have the time and opportunity to sell their interests in the various practices to competitors, dental practitioners, and in some instance to the owners of the underlying practices. As Exhibit "3" indicates, this is the preferable liquidation scenario, because it would yield the largest return on the business.

         The following is a summary of the projected results of the most favorable estimated liquidation analysis presented in Exhibit "3":


======================================= ========================== ================ ==================================
Assets                                        Values As of March   Estimated                    High Liquidation
                                                                   Recovery
                                              31, 2003             (High) %                     Value
Cash, Restricted Cash & Equivalents             $5,037,000                100%                        $5,037,000
Accounts Receivable (Net)                      $18,337,000                 80%                       $14,669,600
Management Fee Receivable                         $255,000                 80%                          $204,000
Supplies Inventory                              $4,462,000                 60%                        $2,677,200
Pers. Property & Equipment                     $17,251,000                 30%                        $5,175,300
Prepaid Expenses                                $6,218,000                 10%                          $621,800
Intangible Assets (Net)                        $60,905,000                  0%                                 0
Other Assets                                    $3,577,000                  5%                         $178,900
                                                                                                       --------
Total Assets                                                                                         $28,563,800

Costs of Liquidation
Operating and Employee Expenses                                                                     ($1,500,000)
Professional Fees                                                                                   ($1,000,000)
Chapter 7 Fees (3% of gross)                                                                          ($856,900)
                                                                                                      ----------
Total Recovery Costs                                                                                ($3,356,900)

Net Proceeds of Liquidation                                                                          $25,206,900

Projected Distributions to Creditors
Senior Secured Claims (aggregate of
approx. $84.3 million)                                                                               $25,206,900

Class 2 Claimants (Allowed Secured                                                      Return of collateral; no
Capital Lease Claims or Other Allowed                                                  payment of any Deficiency
Secured Claims)                                                                                            Claim
Class 3 Claimants (Allowed Priority
Claims)                                                                  0%                                $0.00
Class 4.1 Claimants (Allowed
Unsecured Claims not Classified in
Class 5 or Class 6 other than Allowed
Unsecured Claim of Amerident)                                            0%                                $0.00
Class 4.2 (Allowed Unsecured Claim of
Amerident)                                                               0%                                $0.00
Class 5 (Senior Subordinated Note
Claims)                                                                  0%                                $0.00
Class 6 (Convertible Subordinated
Note Claims)                                                             0%                                $0.00
Class 7, 8, 9 (Equity Interests)                                         0%                                $0.00
======================================= ========================== ================ ==================================


         Although liquidation values are typically substantially lower than going concern values, the Debtors believe that the value differential in this case would be particularly pronounced for the following reasons. Unlike a manufacturing concern, or another business that employs a larger concentration of hard assets or intellectual property in its business model, the Debtors' core product is the delivery of high quality management services to dental practices. These services are delivered through a core of highly skilled employees, working with supportive accounting, financial and management systems. The core value in the Debtors is the net income stream generated from the delivery of these services. Unfortunately, the Debtors' ability to deliver this core "product" evaporates once they cease to be going concerns, and consequently the net income stream would stop immediately. The Debtors believe that the result would necessarily be a massive and precipitous collapse in values, since the remaining assets have little value in comparison with the associated secured debt.

         Although there are inherent difficulties in quantifying with exactitude the potential recoveries that Creditors would receive in a Chapter 7 liquidation scenario, the Debtors believe that the comprehensive liquidation analysis attached hereto as Exhibit "3" provides a fair estimate of the results that would occur in a Chapter 7 liquidation. As this analysis indicates, all of the Debtors' assets are currently encumbered by first priority liens in favor of the holders of Senior Secured Claims, and the Senior Secured Claims total in excess of $84,300,000. Based upon the foregoing valuation assumptions, and given the amount of the existing Senior Secured Claims, the Debtors believe that the Senior Secured Claims, which comprise Class 1 under the Plan, would receive a liquidating distribution equal to between a low of approximately 22% and a high of 30% of their claims in a Chapter 7 liquidation. The lessors under capital leases would receive their equipment in exchange for their Allowed Secured Capital Lease Claims. The Debtors estimate that all other Creditors would receive no distribution in a Chapter 7 liquidation.

         In contrast, the Debtors believe that substantially more value will be available for Creditors under the terms of the Plan. Consider the following class by class comparative analysis:

A. Class 1.1. Under the Plan, Senior
Secured Claims held by the Bank Lenders, who comprise Class 1.1 under the Plan, will be paid in full over time. In contrast, this Class of claimants would receive only 22% to 30% of their Allowed Claims in a Chapter 7 liquidation.

B. Class 1.2. Under the Plan, the Senior Secured Claims held by the Class 1.2 claimants are being converted, by agreement, into equity interests in InterDent. Since this treatment is consensual, the "best interests" of creditors test is satisfied.

C. Class 2.1 - 2.17. In a Chapter 7 liquidation, the holders of Allowed Secured Capital Lease Claims would, in all likelihood, have their equipment returned in full satisfaction of their Allowed Secured Claims. They would not receive any distribution on the resulting unsecured Deficiency Claims. In contrast, under the Plan, the holders of Allowed Secured Capital Lease Claims may receive their equipment in satisfaction of their claims as in the Chapter 7 liquidation. However, the Plan also provides that in some instances these Claims will be paid in full over time, or paid in cash. Since the Debtors will be continuing as going concerns under the Plan, at least some of the claimants within this Class will receive payments in cash, and in all instances any resulting unsecured Deficiency Claim would receive a distribution of at least 10% under the Plan if it were allowed as a Class 4 Claim. In summary, the claimants within this Class would receive at least as much under the Plan as they would receive in a Chapter 7 liquidation, and they could well receive more.

D. Class 3. Under a Chapter 7 liquidation, this Class of claimants would not receive anything. In contrast, under the Plan, they will be paid in full.

E. Class 4.1 and 4.2. Under a Chapter 7 liquidation, this Class of claimants would receive nothing. In contrast, if Class 4.1 accepts the Plan, Class 4.1 will receive a Cash payment of $900,000 (less any costs of resolving Disputed
4.1 Claims in excess of the $25,000 to be provided by the Debtors therefor), to be distributed, Pro Rata to the Holders of Allowed Class 4.1 Claims (an estimated recovery of approximately 16% to 21% on account of Allowed Class 4.1 Claims), or, if Class 4.1 rejects the Plan, Class 4.1 claimants will receive the distribution of New Class C Common Stock provided by Section 6.4.1.B of the Plan. The Holders of the Class 4.2 Claim will receive a distribution of $500,000 Cash in accordance with the provisions of Section 6.4.2 of the Plan.

F. Class 5. The claimants in this Class are consenting to the treatment accorded their Claims under the Plan. Accordingly, the "best interests" test is satisfied as to this Class of claimants.

G. Class 6. Under a Chapter 7 liquidation, this Class of claimants would receive nothing. In contrast under the Plan, this Class will receive the Class 6 Warrants. H. Classes 7, 8 & 9. The Interest Holders within these Classes would receive nothing in a Chapter 7 liquidation. Similarly, they will receive nothing under the Plan. Accordingly, the treatment accorded their Interests, being at least equal to what they would receive in a Chapter 7 proceeding, satisfies the "best interests" test.

         In summary, the Debtors believe that the Creditors of the Estates should receive substantially more under the Plan than they would receive in a Chapter 7 liquidation. Accordingly, the Plan fully satisfies the "best interests" of creditors test.

         11.11 Feasibility. In order to confirm the Plan, the Bankruptcy Court must find that confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors. This requirement is imposed by Section 1129(a)(11) of the Bankruptcy Code and is generally referred to as the "feasibility" requirement. Based upon the cash flow and pro forma income projections attached hereto as Exhibit "4," and the financing being made available through the DIP Facility and Exit Facility, the Debtors believe that they will have sufficient cash on hand as of the Effective Date to meet their Effective Date cash needs, and will be able to satisfy all going forward obligations in the Plan. Accordingly, they believe that the Plan fully satisfies the feasibility requirement.

                                       XII

                         EFFECT OF CONFIRMATION OF PLAN

         12.1 Discharge. Except as otherwise specifically provided in the Plan or in the Confirmation Order, pursuant to section 1141(d) of the Bankruptcy Code, the distributions and rights that are provided in the Plan shall be in complete satisfaction, discharge and release, effective as of the Effective Date, of all Claims, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against and Interests in the Debtors, or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims, rights and Interests, including but not limited to, Claims and Interests that arose before the Confirmation Date, including all debts of the kind specified in sections 502(g), 502(h) and 502(i) of the Bankruptcy Code, in each case whether or not (a) a proof of claim or interest based upon such Claim, debt or Interest is filed or deemed filed under section 501 of the Bankruptcy Code, (b) a Claim or Interest based upon such Claim, debt, right or Interest is allowed under section 502 of the Bankruptcy Code, or (c) the holder of such a Claim, right, or Interest accepted the Plan. The Confirmation Order shall constitute a determination of the discharge of all of the Claims against and Interests in the Debtors, subject to the occurrence of the Effective Date.

         12.2 Injunction. Except as otherwise expressly provided in the Plan, the documents executed pursuant to the Plan, or the Confirmation Order, on and after the Effective Date, all Persons and Entities who have held, currently hold, or may hold a debt, Claim, or Interest discharged pursuant to the terms of the Plan (including but not limited to States and other governmental units, and any State official, employee, or other entity acting in an individual or official capacity on behalf of any State or other governmental units) shall be deemed permanently enjoined from taking any of the following actions on account of any such discharged debt, Claim, or Interest: (1) commencing or continuing in any manner any action or other proceeding against the Debtors, the Reorganized Debtors, their successors, or their property; (2) enforcing, attaching, executing, collecting, or recovering in any manner any judgment, award, decree, or order against the Debtors, the Reorganized Debtors, their officers, employees, directors, shareholders, creditors and their successors, or their property; (3) creating, perfecting, or enforcing any Lien or encumbrance against the Debtors, the Reorganized Debtors, their officers, employees, directors, shareholders, Creditors and their successors, or their property; (4) asserting any set off, right of subrogation, or recoupment of any kind against any obligation due the Debtors, the Reorganized Debtors, their successors, or their property; and (5) commencing or continuing any action, in any manner, in any place, that does not comply with or is inconsistent with the provisions of this Plan. Any person or entity injured by any willful violation of such injunction shall recover actual damages, including costs and attorneys' fees, and, in appropriate circumstances, may recover punitive damages from the willful violator.

                                      XIII

                      LIMITATION OF LIABILITY AND RELEASES

         13.1 No Liability for Solicitation or Participation. As specified in section 1125(e) of the Bankruptcy Code, entities that solicit acceptances or rejections of the Plan and/or that participate in the offer, issuance, sale, or purchase of securities offered or sold under the Plan, in good faith and in compliance with the applicable provisions of the Bankruptcy Code, shall not be liable, on account of such solicitation or participation, for violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or the offer, issuance, sale, or purchase of securities.

         13.2 Limitation of Liability. Effective as of the Effective Date, none of the Debtors, Reorganized Debtors or the Co-Sponsors nor any of their respective Affiliates, members, officers, directors, employees and other agents, advisors, attorneys and accountants shall have or incur any liability to any Holder of any Claim or Interest or any other Person for any act or omission in connection with or arising out of the negotiation, preparation and pursuit of confirmation of the Plan, the Disclosure Statement, the consummation of the Plan, the administration of the Plan, the Cases or the property to be distributed under the Plan except: (a) the Reorganized Debtors shall be liable for the performance of obligations assumed by them or imposed upon them under or by the Plan; and (b) for liability based on willful misconduct as finally determined by a Final Order of the Bankruptcy Court. Each of the Debtors, the Reorganized Debtors and Co-Sponsors (and their respective Affiliates, officers, directors, employees and other agents, advisors, attorneys and accountants) shall be entitled to rely, in every respect, upon the advice of counsel with respect to their duties and responsibilities under or with respect to the Plan.

         13.4     Release by Debtors and Related Parties.

                  13.4.1 In general. As of the Effective Date, in consideration for the obligations, modifications of rights and accommodations of the Bank Lenders, the DDJCM Entities and the LL Entities under the Plan, the Debtors, their Estates and the Reorganized Debtors, on their own behalf and on behalf of any of their direct or indirect subsidiary corporations (collectively, the "Debtor Releasors") will be deemed to forever release, waive and discharge any and all Claims (as defined in section 101(5) of the Bankruptcy Code), demands, debts, liabilities, obligations, actions, causes of action, suits, sums of money, accounts, reckonings, covenants, contracts, controversies, agreements, promises and rights whatsoever, whenever arising, whether known or unknown, suspected or unsuspected, contingent or fixed, liquidated or unliquidated, matured or unmatured, in law, equity, bankruptcy or otherwise, based upon, arising out of, relating to, by reason of, or in connection with, in whole or in part, any act or omission, transaction, occurrence, fact or matter from the beginning of time to the Effective Date, including, without limitation, in any way relating to the Debtors, any Affiliate of the Debtors, the Debtors' Estates, the Cases, the Senior Secured Credit Agreements, the Plan, the DIP Facility, or any other matter, which any of the Debtor Releasors or any person or entity claiming by, from, through, or under any of the Debtor Releasors ever had, now has, or hereafter can, shall, or may have against the Bank Lenders, the Agent under the Senior Secured Credit Agreements, the DDJCM Entities, the LL Entities, their affiliates and any of their respective shareholders, limited partners, general partners, officers, directors, employers, members, agents, and other representatives.

     13.4.2 Waiver of Cal. Civ. Codess. 1542. The Debtors, on their own behalf and on behalf of the other Debtor Releasors, acknowledge that section 1542 of the Civil Code of the State of California provides as follows:

                  A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IS KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

                  The Debtor Releasors shall be deemed to have agreed that the provisions of section 1542 of the Civil Code of the State of California and all similar federal or state laws, rights, rules, or legal principles, legal or equitable, which may be applicable hereto, to the extent that they may apply to any of the matters released herein, are hereby knowingly and voluntarily waived and relinquished by the Debtor Releasors, in each and every capacity, to the fullest extent that such rights and benefits pertaining to the matters released herein may be waived and relinquished, and each Debtor Releasor is deemed to have agreed and acknowledged that this waiver and relinquishment is an essential term of the Plan, without which the consideration provided to the Debtors and the Reorganized Debtors would not have been given.

                                       XIV

                  CONDITIONS TO CONFIRMATION AND EFFECTIVENESS

     14.1  Conditions   Precedent  to  Plan  Confirmation.   The  following  are
conditions precedent to Confirmation of the Plan:

     A. The Bankruptcy Court shall have entered the Confirmation Order.

     B. The aggregate amount of (a) the unpaid Administrative Claims (exclusive of cure Claims in connection with the assumption of executory contracts and unexpired leases, post-Petition Date trade payables incurred in the ordinary course of business and the transaction fees required by Section 17.2 of the
Plan); (b) the Allowed Priority Claims; and (c) the Allowed Tax Claims will not exceed $3 million, as established to the satisfaction of the Co-Sponsors.

     14.2 Conditions Precedent to Plan Effectiveness. The following shall be conditions precedent to the effectiveness of the Plan and the occurrence of the Effective Date.

     A. The Confirmation Order shall be a Final Order in form and substance reasonably satisfactory to the Reorganized Debtors, the Co-Sponsors and the Bank Lenders.

                  B. All agreements and instruments contemplated by, or to be entered into pursuant to, the Plan, including, without limitation, each of the Plan Documents necessary for consummation of the Plan, shall have been duly and validly executed and delivered by the parties thereto and all conditions to their effectiveness shall have been satisfied or waived.

         14.3 Waiver of Conditions. The conditions set forth in Sections 14.1 and 14.2 may be waived with the consent of the Co-Sponsors, and as to any matter affecting the treatment of the Bank Lenders, the Bank Lenders, at any time, without notice, leave or order of the Bankruptcy Court, and without any formal action other than proceeding to obtain the Confirmation Order and consummate the Plan.

                                       XV

                            RETENTION OF JURISDICTION

         15.1 Retention of Jurisdiction. Notwithstanding the entry of the Confirmation Order or the occurrence of the Effective Date, the Bankruptcy Court shall retain jurisdiction over the Cases and any of the proceedings arising from, or relating to, the Cases pursuant to Section 1142 of the Bankruptcy Code and 28 U.S.C. ss. 1334 to the fullest extent permitted by the Bankruptcy Code and other applicable law, including, without limitation, such jurisdiction as is necessary to ensure that the purpose and intent of the Plan are carried out. Without limiting the generality of the foregoing, the Bankruptcy Court shall retain jurisdiction for the following purposes:

A. to hear and determine any and all objections to the allowance, or requests for estimation, of Claims or the establishment of reserves pending the resolution of Disputed Claims;

B. to consider and act on the compromise and settlement of any Claim against, or cause of action on behalf of, any Debtor or any Estate;

C. to hear and determine any motions pending on the Effective Date to assume, assume and assign or reject any executory contract or unexpired lease and to determine the allowance of any Claim resulting therefrom;

D. to enter such orders as may be necessary or appropriate in connection with the recovery of the Debtors' assets wherever located;

E.   to  hear  and  determine  any  and  all   applications   for  allowance  of
     compensation and reimbursement of expenses;

F. to hear and determine any and all controversies, suits and disputes arising under or in connection with the interpretation, implementation or enforcement of the Plan and any of the documents intended to implement the provisions of the Plan or any other matters to be resolved by the Bankruptcy Court under the terms of the Plan.

G. to hear and determine any motions or contested matters involving Taxes, tax refunds, tax attributes and tax benefits and similar and related matters with respect to any Debtor arising prior to the Effective Date or relating to the administration of the Cases, including, without limitation, matters involving federal, state and local Taxes in accordance with Sections 346, 505 and 1146 of the Bankruptcy Code;

H. to hear and determine any and all applications, adversary proceedings and contested matters pending on the Effective Date or that may be commenced thereafter as provided in the Plan;

I. to effectuate distributions under and performance of the provisions of the Plan;

J. to hear and determine any applications to modify any provision of the Plan to the full extent permitted by the Bankruptcy Code;

K. to correct any defect, cure any omission or reconcile any inconsistency in the Plan, the exhibits to the Plan and annexes thereto, including any of the Plan Documents, or any order of the Bankruptcy Court, including the Confirmation Order, as may be necessary to carry out the purposes and intent of the Plan;

L. to determine such other matters as may be provided for in the Confirmation Order or as may from time to time be authorized under the provisions of the Bankruptcy Code or any other applicable law;

M. to enforce all orders, judgments, injunctions, exculpations and releases, issued, entered, or granted in connection with the Cases or the Plan;

N. to enter such orders as may be necessary or appropriate in aid of confirmation and to facilitate implementation of the Plan, including, without limitation, any orders as may be appropriate in the event that the Confirmation Order is for any reason stayed, revoked, modified or vacated;

O.   to determine any other matter not  inconsistent  with the Bankruptcy  Code;
     and

P.   to issue a final decree closing the Cases.

                                       XVI

                       MODIFICATION OR WITHDRAWAL OF PLAN

         16.1 Modification of Plan. At any time prior to confirmation of the Plan, with the consent of the Co-Sponsors and, as to any matter affecting the treatment of the Allowed Secured Claims of the Bank Lenders, the Bank Lenders, but not otherwise, the Reorganized Debtors may supplement, amend or modify the Plan. After confirmation of the Plan, with the consent of the Co-Sponsors and, as to any matter affecting the treatment of the Allowed Secured Claims of the Bank Lenders, but not otherwise, the Debtors or Reorganized Debtors may (A) apply to the Bankruptcy Court, pursuant to Section 1127 of the Bankruptcy Code, to modify the Plan; and (B) apply to the Bankruptcy Court to remedy defects or omissions in the Plan or to reconcile inconsistencies in the Plan.

         16.2 Termination Events. If confirmation is denied by a Final Order, or if the Effective Date does not occur by September 30, 2003 (or such later date as may be agreed to by the Co-Sponsors and the Debtors, with the consent of the Bank Lenders in accordance with Section 2.1.61 2 of the Plan), then the Plan shall be deemed null and void. In such event, nothing contained in the Plan shall be deemed to constitute a waiver or release of any claims by or against the Debtors or any other Person or to prejudice in any manner the rights of the Debtors or any Person in any further proceedings involving the Debtors.

         16.3 Nonconsensual Confirmation. In the event that any impaired Class of Claims or Interests shall fail to accept the Plan in accordance with section 1129(a)(8) of the Bankruptcy Code, the Debtors (A) request that the Bankruptcy Court confirm the Plan in accordance with section 1129(b) of the Bankruptcy Code, and (B) in accordance with Section 16.1 of the Plan, and with the consent of the Co-Sponsors and, as to any matter affecting the treatment of the Allowed Secured Claims of the Bank Lenders, the Bank Lenders, but not otherwise, may modify the Plan in accordance with section 1127(a) of the Bankruptcy Code.

                                      XVII

                                  MISCELLANEOUS

         17.1 Payment of Statutory Fees. All quarterly fees due and payable to the Office of the United States Trustee pursuant to section 1930(a)(6) of title 28 of the United States Code shall be paid in full on or before the Effective Date, or, to the extent such quarterly fees are disputed, an adequate reserve shall have been established and set aside for payment in full thereof, as required by section 1129(a)(12) of the Bankruptcy Code. Each Reorganized Debtor shall remain responsible for timely payment of its respective quarterly fees due and payable after the Effective Date and until such Reorganized Debtor's Case is closed, to the extent required by section 1930(a)(6) of title 28 of the United States Code.

         17.2 Plan Sponsorship. DDJCM and the LL Entities are the plan sponsors. As such, on the Effective Date, the Reorganized Debtors shall pay to DDJCM and the LL Entities transaction fees of $500,000 and $333,333, respectively, as well as reimbursement of their respective reasonable out-of-pocket costs, including, without limitation, reasonable attorneys' fees and expenses for each of their respective counsel, incurred in connection with the Cases and the Plan, without further order of the Bankruptcy Court.

         17.3 Payment Dates. Whenever any payment or distribution to be made under the Plan shall be due on a day other than a Business Day, such payment or distribution shall instead be made, without interest, on the immediately following Business Day.

         17.4 Headings. The headings used in the Plan are inserted for convenience only and neither constitute a portion of the Plan nor in any manner affect the construction of the provisions of the Plan.

         17.5 Other Documents and Actions. The Reorganized Debtors may execute such other documents and take such other actions as may be necessary or appropriate to effectuate the transactions contemplated under this Plan.

         17.6 Notices. All notices and requests in connection with the Plan shall be in writing and shall be hand delivered or sent by mail addressed to:

                  To the Debtors:

                  Wayne Posey
                  Ivar Chhina
                  InterDent Service Corporation
                  222 N. Sepulveda, Suite 740
                  El Segundo, CA 90245-4340

                  With copies to:

                  Marc J. Winthrop
                  Robert E. Opera
                  Winthrop & Couchot, P.C.
                  660 Newport Center Drive, Suite 400
                  Newport Beach, CA 92660

                  JPMorgan Chase Bank and /or U.S. Bank National Association to:

                  Billie Prue
                  JPMorgan Chase Bank
                  Special Loan Group
                  270 Park Avenue, 20th Floor
                  New York, NY 10017

                  Eric Groberg
                  JPMorgan Chase Bank
                  Middle Market Financial Sponsors Group
                  1166 Avenue of The Americas, 16th Floor
                  New York, NY 10036

                  Daniel Falstad
                  U.S. Bank National Association
                  US Bancorp Center
                  BC-MN-H22A
                  800 Nicollet Mall, 22nd Floor
                  Minneapolis, MN  55402

                  With copies to:

                  Michael Lurey
                  Jonathan Shenson
                  Latham & Watkins, LLP
                  633 W. Fifth Street, Suite 4000
                  Los Angeles, CA 90272

                  DDJ to:

                  Judy Mencher
                  Jackson Craig
                  DDJ Capital Management, LLC 141 Linden Street, Suite S-4 Wellesley, MA 02482

                  With copies to:

                  Isaac Pachulski
                  Jeffrey Krause
                  Eric Goldberg
                  Stutman Treister & Glatt, P.C.
                  1901 Avenue of the Stars, 12th Floor
                  Los Angeles, CA 90067

                  Each LL Entity:

                  Arthur Levine
                  Levine Leichtman Capital Partners, Inc.
                  335 N. Maple Drive, Suite 240
                  Beverly Hills, CA 90210

                  With copies to:

                  Richard Pachulski
                  Robert Orgel
                  Pachulski, Stang, Ziehl, Young, Jones & Weintraub, P.C. 10100 Santa Monica, 11th floor
                  Los Angeles, CA 90067

         All notices and requests to any Person holding of record any Claim or Interest shall be sent to them at their last known address or to the last known address of their attorney of record. Any such Person may designate in writing any other address for purposes of this Section 17.6, which designation will be effective on receipt.

         17.7 Governing Law. Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules), the laws of the State of California (without reference to its conflict of law rules) shall govern the construction and implementation of the Plan and any agreements, documents, and instruments executed in connection with the Plan, unless otherwise specifically provided in such agreements, documents, or instruments.

         17.8 Binding Effect. The Plan and all rights, duties and obligations thereunder shall be binding upon and inure to the benefit of the Debtors, the Reorganized Debtors, holders of Claims, holders of Interests, and their respective successors and assigns.

         17.9 Successors and Assigns. The rights, benefits, and obligations of any entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of, the heirs, executors, administrators, successors, and assigns of such entity.

         17.10 Severability of Plan Provisions. If, prior to the Confirmation Date, any term or provision of the Plan is held by the Bankruptcy Court to be illegal, impermissible, invalid, void or unenforceable, or otherwise to constitute grounds for denying confirmation of the Plan, the Bankruptcy Court shall, with the consent of the Debtors, the Co-Sponsors and, as to any matter affecting the treatment of the Allowed Secured Claims of the Bank Lenders, the Bank Lenders have the power to interpret, modify or delete such term or provision (or portions thereof) to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be operative as interpreted, modified or deleted. Notwithstanding any such interpretation, modification or deletion, the remainder of the terms and provisions of the Plan shall in no way be affected, impaired or invalidated by such interpretation, modification or deletion.

         17.11 No Waiver. The failure of the Debtors or any other Person to object to any Claim for purposes of voting shall not be deemed a waiver of the Debtors' or Reorganized Debtors' right to object to or examine such Claim, in whole or in part.

         17.12 Exemption from Securities Laws. All of the New InterDent Securities distributed pursuant to this Plan are and shall be entitled to the benefits and exemptions provided by section 1145 of the Bankruptcy Code.

         17.13 Inconsistencies. In the event that the terms or provisions of the Plan are inconsistent with the terms and provisions of the Exhibits to the Plan or documents executed in connection with the Plan (other than the New Credit Agreement), the terms of the Plan shall control. In the event that the terms and provisions of the Plan are inconsistent with the terms and provisions of the New Credit Agreement, the terms of the New Credit Agreement shall control.

         17.14 Exemption from Certain Transfer Taxes and Recording Fees. Pursuant to section 1146(c) of the Bankruptcy Code, any transfers from a Debtor to a Reorganized Debtor or to any other Person or entity pursuant to the Plan, or any agreement regarding the transfer of title to or ownership of any of the Debtors' real or personal property or of any other interest in such property (including, without limitation, a security interest) will not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, or other similar tax or governmental assessment, and the Confirmation Order will direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

         17.15 Post-Confirmation Status Report. Within 180 days following the entry of the Confirmation Order, the Debtors or Reorganized Debtors shall file a status report with the Bankruptcy Court explaining what progress has been made toward consummation of the confirmed Plan. The status report shall be served on the United States Trustee, the twenty largest unsecured Creditors, and those parties who have requested special notice. Further status reports shall be filed every 180 days and served on the same entities.

         17.16 Post-Confirmation Conversion/Dismissal. A Creditor or party in interest may bring a motion to convert or dismiss the Cases under section 1112(b) of the Bankruptcy Code, after the Plan is confirmed, if there is a default in performing the Plan. The Reorganized Debtors reserve the right to object to any motion for conversion or dismissal. If the Bankruptcy Court orders a Case converted to Chapter 7 after the Plan is confirmed, then all property that had been property of such Reorganized Debtor's Estate, and that has not been disbursed pursuant to the Plan, will revest in such Reorganized Debtor's Estate. The automatic stay will be reimposed upon the revested property, but only to the extent that relief from stay was not previously authorized by the Bankruptcy Court during the Case.

         17.17 Final Decree. Once an Estate has been fully administered, as referred to in Bankruptcy Rule 3022, the applicable Reorganized Debtor, or other party as the Bankruptcy Court shall designate in the Confirmation Order, shall file a motion with the Court to obtain a final decree to close the Case of such Reorganized Debtor.

Date: July 22, 2003

InterDent, Inc.,
   a Delaware Corporation



By: /s/ Robert Hill
     ---------------
        Robert W. Hill, Vice President
         of Finance and Secretary

Date: July 22, 2003

InterDent Service Corporation,
   a Washington Corporation


By: /s/ Robert Hill
     ---------------
         Robert W. Hill, President and
         Vice President of Finance


SUBMITTED BY:
------------
Winthrop Couchot, P.C.



By: /s/ Robert E. Opera
      -------------------
         Robert E. Opera
        Marc J. Winthrop

Attorneys for InterDent, Inc., and InterDent
Service Corporation, debtors-in-possession

--------

1 The reduction in valuation of the Debtors' assets from the 12/31/01 to 12/31/02 balance sheets is attributable to the Debtors' adoption of SFAS 142 during 2002, which requires companies to stop amortizing goodwill and certain intangible assets with an indefinite useful life. Instead, SFAS 142 requires that goodwill and intangible assets deemed to have an indefinite useful life be reviewed for impairment on an annual basis. The impairment test is to be performed more frequently when an event occurs or circumstances change such that it is reasonably possible that an impairment may exist. The Debtors intend to perform their annual impairment review during the fourth quarter of each year.

Under SFAS 142, goodwill and certain intangible asset impairment are deemed to exist if the net book value of a reporting unit exceeds its estimated fair value. This methodology differs from the Debtors' previous policy, as permitted under accounting standards existing at that time, of using undiscounted cash flows to determine if goodwill and certain intangible assets are recoverable. Upon adoption of SFAS 142 in the first quarter of 2002, the Debtors recorded a non-cash charge of $89 million to reduce the carrying value of its goodwill and certain intangible assets associated with Dental Practice acquisitions. Such impairment is reflected as a cumulative effect of a change in accounting principle in the Debtors' Consolidated Statements of Operations. In calculating the impairment charge, the fair value of the impaired reporting units was estimated using recent industry transactions, industry valuations, or a combination thereof.

2 The reduction in redeemable preferred stock from 12/31/01 to 12/31/02 reflects a conversion of preferred stock to common stock during that time period.

3 For the three months ended March 31, 2003, the InterDent Group had Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, and adjusted for certain non-recurring items) of $5.5 million.

4 The LL Entities have exercised their right to appoint a member to the Board on several occasions. Most recently, Steven Hartman, currently a Vice President of an LL Entity, was appointed a director of InterDent on October 8, 2002. Mr. Hartman resigned his position on the Board on May 21, 2003.

5 GDMI has been merged into ISC.

6 After adding back depreciation and amortization and adjusting for unusual/nonrecurring items such as restructuring costs and extraordinary professional fees, the Debtors' 2002 adjusted EBITDA (Earnings before Depreciation and Amortization) was approximately $25.0 million.

7 All material facts regarding each acquisition of a Dental Practice were presented to the Debtors' Board of Directors for approval, and each transaction was in fact approved by the Board. Any suggestion by JPMP that the approval process was flawed or driven by something other than legitimate market considerations would seem improvident in light of the fact that a director appointed by JPMP, along with a second director appointed by another holder of Convertible Subordinated Notes, Sprout Capital, and its affiliated entities, not only sat on the Debtors' Board during a substantial part of the 4-year reach back period applicable under state law, but approved each acquisition. JPMP's view on this subject matter, therefore, is inconsistent with JPMP's prior positions on these very acquisitions.